     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2001



                                                      REGISTRATION NO. 333-56746

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           MPOWER HOLDING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   4813                                  52-2232143
      (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                               175 SULLY'S TRAIL
                           PITTSFORD, NEW YORK 14534
                                 (716) 218-6550
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           RUSSELL I. ZUCKERMAN, ESQ.
                               175 SULLY'S TRAIL
                           PITTSFORD, NEW YORK 14534
                                 (716) 218-6550
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH A COPY TO:
                            ANDREW B. JANSZKY, ESQ.
                              SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NY 10022-6069
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after each of (1) the effective date of this Registration Statement and (2) all other conditions to the merger of a subsidiary of the registrant with and into Mpower Communications Corp. pursuant to the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus having been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE



---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
         SECURITIES TO BE REGISTERED            REGISTERED(1)(5)          SHARE                PRICE           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
common stock, $.001 par value per share......           62,500,000             $1.78(2)      $111,250,000(2)        $66,013.46(2)
---------------------------------------------------------------------------------------------------------------------------------
10% Series C convertible preferred stock.....            1,250,000            $34.21(3)       $42,762,500(3)        $10,690.63(3)
---------------------------------------------------------------------------------------------------------------------------------
7.25% Series D convertible preferred stock...            3,154,953           $10.125(4)    $31,943,899.13(4)         $7,985.97(4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) The number of shares of the registrant's common stock, Series C convertible preferred stock and Series D convertible preferred stock being registered pursuant to this registration statement is based upon the anticipated maximum number of such shares required to be issued in connection with the proposed reorganization described herein. The number of shares of the registrant's common stock to be issued in connection with the reorganization cannot be precisely determined at the time this registration statement becomes effective because shares of Mpower Communications Corp.'s common stock may be issued thereafter and until the effective time of the reorganization as a result of (a) potential conversions of outstanding shares of Mpower Communications Corp.'s convertible preferred stock, (b) issuance of shares of common stock as dividends on Mpower Communications Corp.'s convertible preferred stock and (c) exercises of outstanding options to purchase shares of Mpower Communications Corp.'s common stock. This registration statement covers the number of shares of the registrant's common stock which is estimated to be at least as large as the number of shares of Mpower Communications Corp.'s common stock expected to be outstanding at the effective time of the reorganization. The registrant will remove from registration by means of a post-effective amendment any shares being registered that are not issued in connection with the reorganization.


(2) In connection with the initial filing of this registration statement on March 8, 2001, the registrant registered 59,226,291 shares of its common stock and paid a registration fee for these shares of $64,556.66, which fee was calculated in accordance with Rule 457(f)(1) based on the average of the high and low prices for the common stock of Mpower Communications Corp. on the Nasdaq National Market on March 5, 2001, which was $4.36 per share. Pursuant to this amendment, the registrant is registering an additional 3,273,709 shares of its common stock. The registration fee of $1,456.80 for these additional shares was calculated in accordance with Rule 457(f)(1) based on the average of the high and low prices for the common stock of Mpower Communications Corp. on the Nasdaq National Market on April 9, 2001, which was $1.78 per share.


(3) The registration fee was calculated in accordance with Rule 457(f)(2) based upon the book value of the Series C convertible preferred stock as of December 31, 2000. This registration fee was paid on March 8, 2001 in connection with the initial filing of this registration statement.


(4) The registration fee was calculated in accordance with Rule 457(f)(1) based on the average high and low prices for the Series D convertible preferred stock of Mpower Communications Corp. on the Nasdaq National Market System on March 5, 2001. This registration fee was paid on March 8, 2001 in connection with the initial filing of this registration statement.


(5) With respect to the Series C convertible preferred stock and the Series D convertible preferred stock the amount to be registered includes such currently indeterminate shares of common stock as may be required for issuance upon conversion of the Series C convertible preferred stock or Series D convertible preferred stock, as the case may be.

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [Mpower LOGO]

                          Mpower COMMUNICATIONS CORP.
                               175 SULLY'S TRAIL
                              PITTSFORD, NY 14534


                                                                  April 16, 2001


Dear Stockholder:

    We cordially invite you to attend the annual meeting of stockholders of Mpower Communications Corp., referred to as Mpower. The meeting will be held on Thursday, May 24, 2001, at 11:00 a.m. at The Hyatt Regency Rochester, 125 East Main Street, Rochester, NY, 14604.

    At this year's meeting, you will vote on the election of three directors. In addition there will be an important decision regarding the structure of Mpower. You are being asked to consider and vote upon a proposal to form a holding company structure for Mpower.


    In order to accomplish this reorganization, your board of directors has approved an Agreement and Plan of Merger, dated as of March 5, 2001, as amended and restated on April 12, 2001, among Mpower, Mpower Holding Corporation, a wholly owned subsidiary of Mpower, referred to as Holding, and Mpower Merger Company, Inc., a newly formed wholly owned subsidiary of Holding, referred to as MergeCo. The Amended and Restated Agreement and Plan of Merger provides for a merger of MergeCo. with and into Mpower, with Mpower as the surviving corporation. Upon the merger becoming effective, each share of Mpower's issued and outstanding capital stock, including shares of Mpower's common stock, par value $.001 per share, 10% Series C convertible preferred stock and 7.25% Series D convertible preferred stock will automatically be converted into one share, respectively, of Holding's common stock, par value $.001 per share, 10% Series C convertible preferred stock and 7.25% Series D convertible preferred stock. The shares of Holding's capital stock will have the same terms, including the same powers, rights, preferences, limitations, qualifications and restrictions, as the respective shares of Mpower's capital stock. The shares of common stock of MergeCo issued and outstanding prior to the merger will be converted into shares of common stock of Mpower. As a result of this reorganization, Mpower will become a wholly owned subsidiary of Holding, and the current capital stockholders of Mpower will become the capital stockholders of Holding in the exact same proportions. Furthermore, Holding will succeed to all of Mpower's obligations under Mpower's stock option plans and outstanding stock options.



    Your board of directors and management believe that the formation of a holding company structure will better position Mpower to respond to the changing business environment in the telecommunications industry, to access capital to finance Mpower's continued growth and operations and to continue to operate Mpower's regulated telecommunications business efficiently while providing for the separation of certain non-regulated businesses of Mpower from the regulated telecommunications business. While the primary focus for Holding will be maintaining the strength of Mpower's core business -- serving the telecommunications needs of Mpower's customers -- the formation of a holding company structure will provide greater flexibility to develop and operate new businesses in an increasingly competitive environment and to respond to new growth opportunities.



    THE BOARD OF DIRECTORS AND MANAGEMENT OF Mpower BELIEVE THAT THE FORMATION OF A HOLDING COMPANY STRUCTURE IS IN THE BEST INTEREST OF Mpower AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMEND APPROVAL OF THE HOLDING COMPANY PROPOSAL AND URGE YOU TO VOTE FOR THE PROPOSAL.


    We have attached a notice of annual meeting and a proxy statement and prospectus that contains more information about these items and the meeting.

    Your vote is important. We encourage you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the meeting. Returning the enclosed proxy card will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

    Thank you for your support of Mpower Communications Corp.

                                          /s/ Rolla P. Huff

                                          ------------------------
                                          Rolla P. Huff
                                          Chief Executive Officer,
                                          President and Director

                          MPOWER COMMUNICATIONS CORP.
                               175 SULLY'S TRAIL
                              PITTSFORD, NY 14534
                                 (716) 218-6550

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Mpower Communications Corp.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Mpower Communications Corp., a Nevada corporation, referred to as Mpower, will be held on Thursday, May 24, 2001 at 11:00 a.m. local time, at The Hyatt Regency Rochester, 125 East Main Street, Rochester, NY, 14604, for the following purposes:

     1. To elect three directors for a three-year term expiring in 2004;


     2. To approve and adopt the reorganization of Mpower into a holding company structure pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of April 12, 2001, among Mpower, Mpower Holding Corporation, a Delaware corporation and a wholly owned subsidiary of Mpower, referred to as Holding, and Mpower Merger Company, Inc. As a result of this reorganization and pursuant to the Agreement and Plan of Merger, Mpower will become a wholly owned subsidiary of Holding, and the current capital stockholders of Mpower will become the capital stockholders of Holding in the exact same proportions. Furthermore, Holding will succeed to all of Mpower's obligations under Mpower's stock option plans and outstanding stock options.


     3. To transact such other business as may properly come before the meeting or any postponement or adjournment of such meeting.


     The foregoing items of business are more fully described in the proxy statement and prospectus accompanying this notice. Mpower's annual report for the year ended December 31, 2000 is being sent, at the same time as the proxy statement and prospectus, to each stockholder of record.


     Only holders of outstanding shares of Mpower's common stock and Series C convertible preferred stock are entitled to vote at the annual meeting. The close of business on April 5, 2001 is the record date for determining stockholders entitled to notice of and to vote at the annual meeting and any adjournment of such meeting. A list of stockholders will be available at Mpower's principal executive offices and headquarters, 175 Sully's Trail, Pittsford, NY, 14534, and at the annual meeting.


     PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND PROSPECTUS AND THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER ATTACHED AS ANNEX A FOR INFORMATION RELATING TO THE TERMS AND CONDITIONS FOR FORMING THE HOLDING COMPANY STRUCTURE. OTHER IMPORTANT INFORMATION ABOUT Mpower IS INCORPORATED BY REFERENCE INTO THE ACCOMPANYING PROXY STATEMENT AND PROSPECTUS FROM OTHER DOCUMENTS WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. IN ORDER TO OBTAIN A COPY OF THE DOCUMENTS CONTAINING INFORMATION INCORPORATED BY REFERENCE, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE ANNUAL MEETING. PLEASE REVIEW ALL THESE MATERIALS BEFORE COMPLETING THE ENCLOSED PROXY CARD.



     IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE WITH VOTING, PLEASE CONTACT OUR PROXY SOLICITOR, MALCON PROXY ADVISORS, INC. AT (800) 475-9320.


     Please sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope so that your shares will be represented whether or not you attend the annual meeting. Returning the enclosed proxy card will not affect your right to attend the annual meeting, or, if you choose to revoke the proxy, prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

                                          By order of the Board of Directors


                                          /s/ Russell I. Zuckerman

                                          --------------------------------------
                                          Russell I. Zuckerman
                                          Senior Vice President, General Counsel
                                          and Secretary
Pittsford, New York

April 16, 2001

                                PROXY STATEMENT
                                       OF

                          Mpower COMMUNICATIONS CORP.
                                   PROSPECTUS
                                       OF

                           Mpower HOLDING CORPORATION

     This proxy statement and prospectus contains both a proxy statement for the annual meeting of stockholders of Mpower Communications Corp., a Nevada corporation referred to as Mpower, and a prospectus of Mpower Holding Corporation, a Delaware corporation and a wholly owned subsidiary of Mpower, referred to as Holding. The prospectus relates to the issuance by Holding of up to 62,500,000 shares of common stock, par value $.001 per share, 1,250,000 shares of 10% Series C convertible preferred stock and 3,154,953 shares of 7.25% Series D convertible preferred stock, upon effectiveness of the proposed reorganization of Mpower into a holding company structure as described in this proxy statement and prospectus.

     The annual meeting of stockholders of Mpower will be held on Thursday, May 24, 2001, at 11:00 a.m., local time, at The Hyatt Regency Rochester, 125 East Main Street, Rochester, NY, 14604, for the following purposes:
     1. To elect three directors for a three year term expiring in 2004;

     2. To approve and adopt the reorganization of Mpower into a holding company structure pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of April 12, 2001, among Mpower, Holding and Mpower Merger Company, Inc., a newly formed wholly owned subsidiary of Holding, referred to as MergeCo. The Amended and Restated Agreement and Plan of Merger, a copy of which is attached to this proxy statement and prospectus as Annex A, provides for the merger of MergeCo with and into Mpower, with Mpower as the surviving corporation. Upon the merger becoming effective, each share of Mpower's issued and outstanding capital stock, including shares of Mpower's common stock, par value $.001 per share, 10% Series C convertible preferred stock and 7.25% Series D convertible preferred stock will automatically be converted into one share, respectively, of Holding's common stock, par value $.001 per share, 10% Series C convertible preferred stock and 7.25% Series D convertible preferred stock. The shares of Holding's capital stock will have the same terms, including the same powers, rights, preferences, limitations, qualifications and restrictions, as the respective shares of Mpower's capital stock. The shares of common stock of MergeCo. issued and outstanding prior to the merger will be converted into shares of common stock of Mpower. As a result of this reorganization, Mpower will become a wholly owned subsidiary of Holding, and the current capital stockholders of Mpower will become the capital stockholders of Holding in the exact same proportions. Furthermore, Holding will succeed to all of Mpower's obligations under Mpower's stock option plans and outstanding stock options; and

     3. To transact such other business as may come before the meeting or any postponement or adjournment of such meeting.
     Only holders of outstanding shares of Mpower's common stock and Series C convertible preferred stock are entitled to vote at the annual meeting. The holders of the Series C convertible preferred stock may be entitled to dissenters' rights of appraisal under Section 92A.380 of the Nevada General Corporation Law in connection with the holding company proposal. See "Proposal No. 2: Proposed Merger Transaction -- Rights of Dissenting Stockholders." The close of business on April 5, 2001 is the record date for determining stockholders entitled to notice of and to vote at the annual meeting or any adjournment of such meeting.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROXY STATEMENT AND PROSPECTUS FOR A DISCUSSION OF THE RISKS INVOLVED IN INVESTING IN MPOWER AND HOLDING.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE OFFERED PURSUANT TO THIS PROXY STATEMENT AND PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The principal executive offices of Mpower and Holding are located at 175 Sully's Trail, Pittsford, New York, 14534, telephone (716) 218-6550.


     This proxy statement and prospectus and the accompanying proxy, solicited on behalf of the board of directors of Mpower, and the annual report for the year ended December 31, 2000 were first sent to stockholders of Mpower on or about April 16, 2001.



     The common stock of Mpower is listed under the symbol "MPWR" and the Series D convertible preferred stock is listed under the symbol "MPWRP" on the Nasdaq National Market System. Holding is applying to have its common stock and Series D convertible preferred stock listed on the Nasdaq National Market System under the same respective symbols. Upon the effective time of the proposed merger, the common stock and Series D convertible preferred stock of Mpower will be delisted.


                            ------------------------



       The date of this proxy statement and prospectus is April 16, 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY OF THE HOLDING COMPANY REORGANIZATION...............    1
RISK FACTORS................................................    4
ABOUT THE MEETING...........................................   13
  What is the purpose of the annual meeting?................   13
  Why is Mpower proposing the reorganization?...............   13
  What will Mpower stockholders receive when the proposed
     merger occurs?.........................................   13
  Who is entitled to vote?..................................   13
  Who can attend the meeting?...............................   14
  What constitutes a quorum?................................   14
  How do I vote?............................................   14
  Can I revoke my vote after I return my proxy card?........   14
  What are the Board's recommendations?.....................   15
  What vote is required to approve each item?...............   15
  How will proxies be solicited?............................   15
PROPOSAL NO. 1: ELECTION OF DIRECTORS.......................   15
BOARD AUDIT COMMITTEE REPORT................................   19
PROPOSAL NO. 2: PROPOSED MERGER TRANSACTION PURSUANT TO THE
  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DESIGNED
  TO ESTABLISH A HOLDING COMPANY STRUCTURE..................   20
  General...................................................   20
  Mpower....................................................   20
  Reasons for the Merger....................................   21
  Agreement and Plan of Merger..............................   21
  Vote Required.............................................   22
  Recommendation of the Board of Directors..................   22
  Conditions to Merger......................................   22
  Effectiveness of Merger...................................   23
  Federal Income Tax Consequences...........................   23
  Accounting Treatment/Financial Statements.................   24
  Regulatory Requirements...................................   24
  Amendment or Termination..................................   24
  Exchange of Stock Certificates Not Required...............   24
  Certain Considerations....................................   25
  Rights of Dissenting Stockholders.........................   25
  Comparison of Stockholder Rights..........................   26
  Listing of Holding Capital Stock..........................   31
  Rights Plan...............................................   31
  Business and Management of Holding........................   32
  Holding Capital Stock.....................................   33
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................   39

                                                              PAGE
                                                              ----
EXECUTIVE OFFICERS OF THE COMPANY...........................   41
EXECUTIVE COMPENSATION......................................   42
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE
  COMPENSATION..............................................   46
STOCK PERFORMANCE GRAPH.....................................   49
CERTAIN TRANSACTIONS........................................   50
RELATIONSHIP WITH INDEPENDENT AUDITORS......................   50
FEES PAID TO INDEPENDENT AUDITORS...........................   51
EXPERTS.....................................................   51
LEGAL MATTERS...............................................   51
WHERE YOU CAN FIND MORE INFORMATION.........................   51
OTHER MATTERS...............................................   52
ACTION ON OTHER MATTERS AT THE ANNUAL MEETING...............   53
ANNEX A  AMENDED AND RESTATED AGREEMENT AND PLAN OF
         MERGER.............................................  A-1
ANNEX B  MPOWER COMMUNICATIONS CORP. AUDIT COMMITTEE
         CHARTER............................................  B-1
ANNEX C  SECTIONS 92A.300 TO 92A.500 OF THE NEVADA GENERAL
         CORPORATION LAW....................................  C-1


                            ------------------------

     No dealer, salesperson or other individual has been authorized to give any information or make any representation not contained in this proxy statement and prospectus in connection with the transactions covered by this proxy statement and prospectus. If given or made, such information or representation must not be relied upon as having been authorized by either Mpower or Holding. Neither the delivery of this proxy statement and prospectus, nor any distribution of securities made using this proxy statement and prospectus shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this proxy statement and prospectus or in the affairs of Mpower or Holding since the date of this proxy statement and prospectus.

                 SUMMARY OF THE HOLDING COMPANY REORGANIZATION

     Certain matters discussed in this proxy statement and prospectus are summarized below. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere or incorporated by reference in this proxy statement and prospectus. Stockholders are urged to review carefully the entire proxy statement and prospectus, including the annexes and all other documents referred to or incorporated by reference in this proxy statement and prospectus. You can obtain information incorporated by reference in this proxy statement and prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 51.


PARTIES TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (SEE PP. 21-22)



     The parties to the Amended and Restated Agreement and Plan of Merger that will result in the holding company structure are Mpower, Holding and MergeCo. The principal executive offices of each of Mpower, Holding and MergeCo. are located at 175 Sully's Trail, Pittsford, New York, 14534. The phone number is
(716) 218-6550.



BUSINESS OF Mpower AND HOLDING (SEE P. 20 AND P. 32)



     Mpower is a growing communications company currently offering local dialtone, long distance, Internet access via dial-up or dedicated Symmetrical Digital Subscriber Line ("SDSL") technology, voice over SDSL and other voice and data services primarily to small and medium size business customers. Holding has not conducted any business operations prior to the effective date of the proposed merger. Holding was formed in March 2000 as a wholly owned subsidiary of Mpower in order to act as co-obligor on Mpower's 13% Senior Notes due 2010. Pursuant to the terms of the indenture governing the Senior Notes due 2010, upon the effective date of the proposed merger, Holding will be the sole obligor on the Senior Notes due 2010. After the effective date of the proposed merger, Holding does not intend to engage in any business operations (other than administrative duties and financing activities) except through its subsidiaries. Those subsidiaries will include Mpower and each of Mpower's current subsidiaries.


DESCRIPTION OF THE HOLDING COMPANY REORGANIZATION (SEE PP. 20-22)


     Pursuant to the Amended and Restated Agreement and Plan of Merger, attached to this proxy statement and prospectus as Annex A, MergeCo will be merged with and into Mpower. Mpower will be the surviving corporation of this proposed merger and, as a result, Mpower will become a wholly owned subsidiary of Holding. At the effective time of the proposed merger:



- each share (or fraction of a share) of common stock of Mpower will be converted into one (1) share (or equivalent fraction of a share) of common stock of Holding;



- each share (or fraction of a share) of Series C convertible preferred stock of Mpower will be converted into one (1) share (or equivalent fraction of a share) of Series C convertible preferred stock of Holding;



- each share (or fraction of a share) of Series D convertible preferred stock of Mpower will be converted into one (1) share (or equivalent fraction of a share) of Series D convertible preferred stock of Holding; and



- Holding will succeed to all of Mpower's obligations under Mpower's stock option plans and any outstanding stock options, and each outstanding Mpower stock option will be converted into an option to purchase an equivalent number of shares of common stock of Holding at the same exercise price and subject to the same terms as the original Mpower stock option.



Furthermore, prior to the effective time of the proposed merger, Holding's board of directors will also adopt a rights plan with the same terms as Rights Plan adopted by Mpower's board of directors in December 2000.


VOTE REQUIRED (SEE P. 22)


     The affirmative vote of at least a majority of the voting power of all Mpower's outstanding common stock and Series C convertible preferred stock, voting together as a class, is necessary to approve the merger. Members of the board of directors and the executive officers of Mpower and their respective affiliates, who together will be entitled to exercise approximately 29.2% of the aggregate voting power of Mpower's outstanding common stock and

Series C convertible preferred stock, have indicated that they intend to vote in favor of the proposed merger.



REGULATORY REQUIREMENTS (SEE P. 24)


     Approval of the proposed reorganization is required by state regulatory agencies in several of the states in which Mpower is certified.


DISSENTERS' RIGHTS (SEE P. 25)



     Under Nevada law, holders of Mpower's common stock and Series D convertible preferred stock will not have dissenters' rights in connection with the proposed merger. However, holders of Mpower's Series C convertible preferred stock will have the right to be paid the value of their shares by dissenting to the proposed merger. Mpower has entered into a letter agreement with each of the holders of Series C convertible preferred stock pursuant to which such holders have waived their statutory dissenters' rights.



FEDERAL INCOME TAX CONSEQUENCES (SEE PP. 23-24)


     Mpower has received an opinion from Nixon Peabody LLP that the proposed merger will constitute a tax-free exchange to which Section 351(a) of the Internal Revenue Code applies.



INTEREST OF CERTAIN PERSONS IN THE REORGANIZATION



     The directors, executive officers and principal stockholders of Mpower generally have no interests in the proposed merger that are different from or in addition to the interests of other stockholders of Mpower, other than that the executive officers of Mpower will continue to serve as the executive officers of Holding, and the directors of Mpower will continue to serve as directors of Holding in the same class, with the same terms and on the same committees on which they served for Mpower.


SELECTED FINANCIAL DATA

                                         2000         1999        1998        1997       1996
                                      ----------    --------    --------    --------    -------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues..................  $  146,862    $ 55,066    $ 18,249    $  3,791    $     1
Net loss............................    (244,714)    (69,769)    (32,065)    (10,836)    (1,491)
Basic and diluted loss per share
  common stock*.....................       (5.20)      (5.09)      (1.51)      (0.86)     (1.41)
Total assets........................   1,172,460     402,429     252,119     191,977     12,339
Long-term debt and capital lease
  obligations including current
  maturities........................     485,081     161,935     157,295     156,637         --
Series A Convertible Redeemable
  Preferred Stock...................          --          --          --      16,665         --
Series B Convertible Redeemable
  Preferred Stock...................          --      55,363          --          --         --
Series C Convertible Redeemable
  Preferred Stock...................      42,760      29,610          --          --         --
Series D Convertible Redeemable
  Preferred Stock...................     202,126          --          --          --         --

---------------
* See Note 7 of Notes to Financial Statements incorporated by reference from Mpower's annual report on Form 10-K for the year ended December 31, 2000 and filed with the Securities and Exchange Commission on March 8, 2001.

     Holding has not conducted any business operations prior to the date of this proxy statement and prospectus. The consolidated financial statements of Holding after the merger will reflect all of the results of operations, assets and liabilities of Mpower both before and after the merger.

MARKET FOR SECURITIES

     There has been and there will be no public market for the common stock, the Series C convertible preferred stock or the Series D convertible preferred stock of Holding prior to the effective date of the proposed merger. If the proposed merger is consummated, the common stock, the Series C convertible preferred stock and the Series D convertible preferred stock of Holding will be registered under Section 12(g) of the Securities Exchange Act of 1934 and the common stock and Series D convertible preferred stock of Holding will be traded on the Nasdaq National Market System.


     The following tables set forth the high and low sale prices for Mpower's common stock and the Series D convertible preferred stock on the Nasdaq National Market System for each fiscal quarter in 1999, 2000 and 2001. Mpower's common stock commenced trading on May 11, 1998, the date of Mpower's initial public offering. Mpower's Series D convertible preferred stock commenced trading on March 6, 2000. All prices for Mpower's common stock have been adjusted to give effect to the 3-for-2 stock split paid in the form of a 50% stock dividend on August 28, 2000.


                          SALE PRICES FOR COMMON STOCK


PERIOD                                                         HIGH      LOW
------                                                        ------    ------
Quarter Ending March 31, 1999...............................  $ 6.67    $ 4.00
Quarter Ending June 30, 1999................................  $31.33    $ 6.00
Quarter Ending September 30, 1999...........................  $21.04    $10.37
Quarter Ending December 31, 1999............................  $33.83    $13.13
Quarter Ending March 31, 2000...............................  $52.00    $28.33
Quarter Ending June 30, 2000................................  $45.83    $24.04
Quarter Ending September 30, 2000...........................  $40.08    $ 4.88
Quarter Ending December 31, 2000............................  $ 9.19    $ 2.50
Quarter Ending March 31, 2001...............................  $ 9.94    $ 2.38


              SALE PRICES FOR SERIES D CONVERTIBLE PREFERRED STOCK


PERIOD                                                         HIGH       LOW
------                                                        -------    ------
March 6, 2000 through March 31, 2000........................  $ 66.06    $43.00
Quarter Ending June 30, 2000................................  $ 57.00    $39.00
Quarter Ending September 30, 2000...........................  $ 55.00    $ 9.00
Quarter Ending December 31, 2000............................  $ 18.38    $ 6.00
Quarter Ending March 31, 2001...............................  $ 16.61    $ 7.38

                                  RISK FACTORS


     You should carefully consider the following risk factors before deciding to vote in favor of the proposed reorganization or deciding to maintain your investment in Mpower and Holding. For purposes of the following risk factors, the terms "we," "us" and "our" refer to Mpower and its subsidiaries prior to the effective time of the proposed reorganization and Holding and its subsidiaries, including Mpower, after the effective time of the proposed reorganization.


WE EXPECT OUR LOSSES TO CONTINUE AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE REQUIREMENTS

     We recorded net losses before extraordinary items of $224.6 million in 2000, $69.8 million in 1999 and $32.1 million in 1998. In addition, we had negative cash flow from operations of $141.5 million in 2000, $45.9 million in 1999 and $24.2 million in 1998. We do not generate enough cash flow to cover our operating and investing expenses. Our historical earnings were insufficient to cover combined fixed charges and dividends on preferred stock by $252.2 million for the year ended December 31, 2000. Combined fixed charges and dividends include interest and dividends, whether paid or accrued. We expect to record significant net losses and generate negative cash flow from operations for the foreseeable future. We cannot assure you that we will achieve or sustain profitability or generate sufficient positive cash flow from operations to meet our planned capital expenditures, working capital and debt service requirements.

OUR SUBSTANTIAL DEBT CREATES FINANCIAL AND OPERATING RISK

     We have a substantial amount of debt. As of December 31, 2000, we had approximately $485.1 million of total debt outstanding. The terms of our outstanding debt limit, but do not prohibit, us from incurring additional debt. For example, the indentures for our outstanding debt allow us to incur an unlimited amount of debt to finance the cost of acquiring equipment used in our business. We expect to incur significant amounts of additional debt in the future to fund our expansion into new markets, develop our network and expand our customer base. Our level of debt could have important consequences to you, including the following:

     - It could limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, joint ventures and general corporate purposes;


     - It could require us to dedicate a substantial portion of our cash flow from operations to make payments of principal and interest on our debt, thereby reducing the funds available to us for expansion or other purposes, including working capital, capital expenditures, acquisitions, joint ventures and general corporate purposes;


     - It could make us more vulnerable to changes in general economic conditions or increases in prevailing interest rates; limiting our ability to withstand competitive pressures and reducing our flexibility in responding to changing business and economic conditions;

     - It could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - It could place us at a competitive disadvantage compared to our competitors that have less debt; and

     - Our failure to comply with the restrictions contained in any of our financing agreements could lead to a default which could result in our being required to repay all of our outstanding debt.

OUR CASH FLOW MAY NOT BE SUFFICIENT TO PERMIT REPAYMENT OF OUR INDEBTEDNESS WHEN DUE

     Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash flow in the future. We cannot assure you that our business will generate sufficient cash flow from operations to meet our debt service requirements. Our cash flow from operations may be insufficient to repay our indebtedness at scheduled maturity and some or all of such indebtedness may have to be refinanced. If we are unable to refinance our debt or if additional financing is not available on acceptable terms, or at all, we could be forced to dispose of assets under certain circumstances that might not be favorable to realizing the highest price for the assets or to default on our obligations with respect to our indebtedness.

WE MAY NEED SIGNIFICANT ADDITIONAL FUNDS THAT WE MAY NOT BE ABLE TO OBTAIN

     We may require significant amounts of capital to fund the development and expansion of our business and services as well as operating costs and debt service. If we cannot generate or otherwise obtain sufficient funds, this may have a negative impact on our growth and our ability to compete in the communications industry. We expect to fund our capital requirements through existing resources, internally generated funds and debt or equity financing. We cannot assure you we will be successful in raising sufficient debt or equity financing on acceptable terms.

WE WILL FACE ADDITIONAL RISKS IF WE ACQUIRE OTHER BUSINESSES

     As part of our growth strategy, we may acquire other businesses as a means of expanding into new markets or developing new services. We are unable to predict whether or when any prospective acquisitions will occur or the likelihood of any acquisition being completed on favorable terms and conditions. Acquisitions of other businesses involve risks including:

     - difficulties assimilating acquired back-office operations and personnel;

     - difficulties integrating different network equipment and systems into our operations;

     - potential disruptions of our ongoing business;

     - the diversion of resources and management time;

     - the possibility that uniform standards, controls, procedures and policies may not be maintained;

     - risks associated with entering new markets in which we have little or no experience; and

     - the potential impairment of relationships with employees or customers as a result of changes in management.

     Any business we might acquire might not perform as expected. Our failure to successfully address these risks could have a material adverse effect on our business.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE AND WILL BE DIFFICULT TO PREDICT

     Our annual and quarterly operating results are likely to fluctuate significantly as a result of numerous factors, many of which are outside of our control. These factors include:

     - Our limited operating history, which makes predicting future results difficult;

     - the timing and willingness of traditional telephone companies to provide us with central office space and the prices, terms and conditions on which they make the space available to us;

     - the amount and timing of capital expenditures and other costs relating to the expansion of our networks and the marketing of our services;

     - delays in the commencement of operations in new regions and the generation of revenue because certain network elements have lead times that are controlled by incumbent carriers and other third parties;

     - the ability to develop and commercialize new services by us or our competitors;

     - the ability to deploy on a timely basis our services to adequately satisfy customer demand;

     - our ability to successfully operate our networks;

     - the rate at which customers subscribe to our services;

     - decreases in the prices for our services due to competition, volume-based pricing and other factors;

     - the development and operation of our billing and collection systems and other operational systems and processes;

     - the rendering of accurate and verifiable bills from the incumbent carriers from whom we lease transport and resolution of billing disputes;

     - the incorporation of enhancements, upgrades and new software and hardware products into our network and operational processes that may cause unanticipated disruptions; and

     - the interpretation and enforcement of regulatory developments and court rulings concerning the 1996 Telecommunications Act, interconnection agreements and the antitrust laws.

THE TERMS OF OUR DEBT COVENANTS AND PREFERRED STOCK COULD LIMIT HOW WE CONDUCT OUR BUSINESS AND OUR ABILITY TO RAISE ADDITIONAL FUNDS

     The agreements which govern the terms of our debt contain covenants that may restrict our ability to:

     - incur additional debt;

     - pay dividends and make other distributions;

     - prepay subordinated debt;

     - make investments and other restricted payments;

     - create liens;

     - sell assets; and

     - engage in transactions with affiliates.

     In addition, the terms of our outstanding preferred stock require us to obtain the approval of the holders before we take specified actions.

     Our future financing arrangements will likely contain similar or more restrictive covenants. As a result of these restrictions, we may be:

     - limited in how we conduct our business;

     - unable to raise additional debt or equity financing to operate during general economic or business downturns; and

     - unable to compete effectively or to take advantage of new business opportunities.

     These restrictions may affect our ability to grow in accordance with our plans.


OUR SUCCESS DEPENDS ON THE EFFECTIVENESS OF OUR MANAGEMENT


     Our business is managed by a small number of key management personnel, the loss of some of whom could impair our ability to carry out our planned expansion. We believe our future success will depend in large part on our ability to attract and retain highly skilled and qualified personnel. We do not maintain key man insurance on our officers.


     Our chief executive officer, chief financial officer and the other members of our senior management team have been with the company for fifteen months or less. We cannot assure you that our new senior officers will be effective in managing our company.


IF OUR EQUIPMENT DOES NOT PERFORM AS WE EXPECT, IT COULD DELAY OUR EXPANSION INTO NEW MARKETS AND OUR INTRODUCTION OF NEW SERVICES

     In implementing our strategy, we may use new or existing technologies to offer additional services. We also plan to use equipment manufactured by multiple vendors to offer our current services and future services in each of our new markets. If we cannot successfully install and integrate the technology and equipment necessary to deliver our current services and any future services within the time frame and with the cost effectiveness we currently contemplate, we could be forced to delay or abandon a portion of our expansion plans or the introduction of new services. This could also affect our ability to attract and retain customers.

THE FAILURE OF OUR OPERATIONS SUPPORT SYSTEM TO PERFORM AS WE EXPECT COULD IMPAIR OUR ABILITY TO RETAIN CUSTOMERS AND OBTAIN NEW CUSTOMERS OR RESULT IN INCREASED CAPITAL EXPENDITURES

     We employ a proprietary operations support system which is expected to be an important factor in our success. If the operations support system fails or is unable to perform as expected, we could suffer customer dissatisfaction, loss of business or the inability to add customers on a timely basis, any of which would adversely affect our revenues. Furthermore, problems may arise with higher processing volumes or with additional automation features, which could potentially result in system breakdowns and delays and additional, unanticipated expense to remedy the defect or to replace the defective system with an alternative system.

OUR FAILURE TO MANAGE GROWTH COULD RESULT IN INCREASED COSTS AND OUR INABILITY TO ACHIEVE OUR EXPANSION GOALS

     We may be unable to manage our growth effectively. This could increase the costs of expansion and impair our ability to fully implement our expansion plans. The development and expansion of our business and our entry into new markets will depend on, among other things, our ability to achieve the following goals in a timely manner, at reasonable costs and on satisfactory terms and conditions:

     - purchase, install and operate switches and other equipment, including DSL equipment;

     - accurately assess potential new markets;

     - negotiate suitable interconnection agreements with, and arrangements for installing our equipment at the central offices of, incumbent carriers on satisfactory terms and conditions, including incumbent carriers in markets we plan to enter;

     - hire and retain qualified personnel;

     - lease suitable access to transport networks;

     - lease or purchase suitable sites; and

     - obtain required government authorizations.

     We have experienced rapid growth since our inception, and we believe sustained growth will place a strain on our operational, human and financial resources. Our growth will also increase our operating complexity as well as the level of responsibility for both existing and new management personnel. Our ability to manage our expansion effectively will depend on the continued development of plans, systems and controls for our operational, financial and management needs and on our ability to expand, train and manage our employee base.

OUR SERVICES MAY NOT ACHIEVE SUFFICIENT MARKET ACCEPTANCE TO BECOME PROFITABLE

     To be successful, we must develop and market services that are widely accepted by businesses at profitable prices. Our success will depend upon the willingness of our target customers to accept us as an alternative provider of local, long distance, high-speed data and Internet services. Although we are in the process of rolling out high-speed data and Internet services and developing additional products and services, we might not be able to provide the range of communication services our target business customers need or desire. In addition, the lack of willingness by e-commerce providers to accept us as a marketing, sales and distribution partner would have a negative impact on our ability to deliver additional products and services to our target customers.

OUR FAILURE TO ACHIEVE OR SUSTAIN MARKET ACCEPTANCE AT DESIRED PRICING LEVELS COULD IMPAIR OUR ABILITY TO ACHIEVE PROFITABILITY OR POSITIVE CASH FLOW


     Prices for voice and data communication services have fallen historically, a trend we expect will continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our ability to meet price competition may depend on our ability to operate at costs equal to or lower than our competitors or potential competitors. There is a risk competitors, perceiving us to lack capital resources, may undercut our rates or increase their services or take other actions in an effort to force us out of business. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow.

OUR FAILURE TO SUCCESSFULLY TERMINATE OR SUBLEASE OUR SURPLUS SWITCH SITES AND COLLOCATIONS IN LINE WITH OUR ESTIMATES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

     We have estimated the charges to be incurred in connection with our plans to cancel our surplus collocation sites and our entry into twelve markets in the Northeast and Northwest. Our failure to successfully redeploy or sell equipment no longer required for these switch sites and collocations and our inability to terminate or sublease the switch sites and collocations in line with our estimates could adversely affect our financial condition.

IF WE ARE UNABLE TO NEGOTIATE AND ENFORCE FAVORABLE INTERCONNECTION AGREEMENTS AND ARRANGEMENTS FOR INSTALLING OUR EQUIPMENT, WE COULD HAVE DIFFICULTY OPERATING PROFITABLY IN OUR EXISTING MARKETS AND ENTERING NEW MARKETS

     We must negotiate and renew favorable interconnection agreements and arrangements for installing our equipment with other companies, including incumbent carriers, in markets we plan to enter. The rates charged to us under the interconnection agreements might not continue to be low enough for us to attract a sufficient number of customers and to operate the business on a profitable basis. In addition, our interconnection agreements provide for our connection and maintenance orders to receive attention on the same basis as the incumbent carrier's customers and for the incumbent carriers to provide adequate capacity to keep blockage within industry standards. However, from time to time, we have experienced excessive blockage in the delivery of calls to and from the incumbent carriers due to an insufficient number of phone lines installed by the incumbent carriers between their switches and our switches. Blocked calls result in customer dissatisfaction which may result in the loss of business.

DELAYS BY THE INCUMBENT CARRIERS IN CONNECTING OUR CUSTOMERS TO OUR NETWORK COULD RESULT IN CUSTOMER DISSATISFACTION AND LOSS OF BUSINESS

     We rely on the timeliness of incumbent carriers and competitive carriers in processing our orders for customers switching to our service and in maintaining the customer's standard telephone lines to assure uninterrupted service. The incumbent carriers are our competitors and have had little experience leasing standard telephone lines to other companies. Therefore, the incumbent carriers might not be able to continue to provide and maintain leased standard telephone lines in a prompt and efficient manner as the number of standard telephone lines requested by competitive carriers increases.

WE MAY NOT BE ABLE TO SERVICE OUR CUSTOMERS IF WE CANNOT SECURE SUFFICIENT TELEPHONE LINES AND CABLE TO MEET OUR FUTURE NEEDS

     We may not be able to lease sufficient telephone lines and cable in markets we want to enter or renew our lease arrangements or obtain comparable arrangements from other carriers in our existing markets. Because we lease rather than construct telephone lines and cable in each of our markets, we would be unable to service our customers if we are not able to obtain sufficient telephone lines and cable. Our inability to lease sufficient telephone lines and cable could result in the loss of customers, the inability to add new customers and limitations on our ability to enter new markets.

OUR RELIANCE ON A LIMITED NUMBER OF EQUIPMENT SUPPLIERS COULD RESULT IN ADDITIONAL EXPENSES OR DELAYS IN OUR EXPANSION

     We currently rely and expect to continue to rely on a limited number of third party suppliers to manufacture the equipment we require to implement our DSL technology. If our suppliers enter into competition with us, or if our competitors enter into exclusive or restrictive arrangements with our suppliers, it may materially and adversely affect the availability and pricing of the equipment we purchase. Our reliance on third-party vendors involves a number of additional risks, including the absence of guaranteed supply and reduced control over delivery schedules, quality assurance, production yields and costs.

     We cannot assure you that our vendors will be able to meet our needs in a satisfactory and timely manner in the future or that we will be able to obtain alternative vendors when and if needed. It could take a significant period of time to establish relationships with alternative suppliers for critical technologies and to introduce substitute technologies into our network. In addition, if we change vendors, we may need to replace all or a portion of the DSL equipment deployed within our network at significant expense in terms of equipment costs and loss of revenues in the interim.

THE TELECOMMUNICATIONS INDUSTRY IS HIGHLY COMPETITIVE WITH PARTICIPANTS THAT HAVE GREATER RESOURCES THAN WE DO, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

     Our success depends upon our ability to compete with other telecommunications providers in each of our markets, many of which have substantially greater financial, marketing and other resources than we have. In addition, competitive alternatives may result in substantial customer turnover in the future. A growing trend towards consolidation of communications companies and the formation of strategic alliances within the communications industry, as well as the development of new technologies, could give rise to significant new competitors. We cannot assure you that we will be able to compete successfully.

IF WE ARE NOT ABLE TO OBTAIN OR IMPLEMENT NEW TECHNOLOGIES, WE MAY LOSE BUSINESS AND LIMIT OUR ABILITY TO ATTRACT NEW CUSTOMERS

     We may be unable to obtain access to new technology on acceptable terms or at all. We may be unable to adapt to new technologies and offer services in a competitive manner. If these events occur, we may lose customers to competitors offering more advanced services and our ability to attract new customers would be hindered. Rapid and significant changes in technology are expected in the communications industry. We cannot predict the effect of technological changes on our business. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes, evolving industry standards and changing needs of our current and prospective customers.

A SYSTEM FAILURE OR BREACH OF NETWORK SECURITY COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR CUSTOMERS AND RESULT IN CUSTOMER DISSATISFACTION

     Interruptions in service, capacity limitations or security breaches could have a negative effect on customer acceptance and, therefore, on our revenues and ability to attract new customers. Our networks may be affected by physical damage, power loss, capacity limitations, software defects, breaches of security by computer viruses, break-ins or otherwise and other factors which may cause interruptions in service or reduced capacity for our customers.

IF WE ARE UNABLE TO EFFECTIVELY DELIVER DSL SERVICES TO A SUBSTANTIAL NUMBER OF CUSTOMERS, WE MAY NOT ACHIEVE OUR REVENUE GOALS

     We cannot guarantee our network will be able to connect and manage a substantial number of customers at high transmission speeds. If we cannot achieve and maintain digital transmission speeds that are otherwise available in the market, we may lose customers to competitors with higher transmission speeds and we may not be able to attract new customers. While digital transmission speeds of up to 1.5 Mbps are possible on portions of our network, that speed may not be available over a majority of our network. Actual transmission speeds on our network will depend on a variety of factors many of which are beyond our control, including the distance an end user is located from a central office, the quality of the telephone lines, the presence of interfering transmissions on nearby lines and other factors.

WE MAY LOSE CUSTOMERS OR POTENTIAL CUSTOMERS BECAUSE THE TELEPHONE LINES WE REQUIRE MAY BE UNAVAILABLE OR IN POOR CONDITION

     Our ability to provide DSL services to potential customers depends on the quality, physical condition, availability and maintenance of telephone lines within the control of the incumbent carriers. If the telephone lines are not adequate, we may not be able to provide DSL services to many of our target customers and our expected revenues will be diminished. We believe the current condition of telephone lines in many cases may be inadequate to permit us to fully implement our DSL services. In addition, the incumbent carriers may not maintain the telephone lines in a condition that will allow us to implement our DSL services effectively or may claim they are not of sufficient quality to allow us to fully implement or operate our DSL services. Further, some customers use technologies other than copper lines to provide telephone services, and as a result, DSL services might not be available to these customers.

INTERFERENCE OR CLAIMS OF INTERFERENCE COULD DELAY OUR ROLLOUT OR RESULT IN CUSTOMER DISSATISFACTION

     Interference, or claims of interference by the incumbent carriers, if widespread, could adversely affect our speed of deployment, reputation, brand image, service quality and customer satisfaction and retention. Technologies deployed on copper telephone lines, such as DSL, have the potential to interfere with other technologies on the copper telephone lines. Interference could degrade the performance of our services or make us unable to provide service on selected lines and the customers served by those lines. Although we believe our DSL technologies, like other technologies, do not interfere with existing voice services, incumbent carriers may claim the potential for interference permits them to restrict or delay our deployment of DSL services. The procedures to resolve interference issues between competitive carriers and incumbent carriers are still being developed. We may be unable to successfully resolve interference issues with incumbent carriers.

OUR SUCCESS WILL DEPEND ON GROWTH IN THE DEMAND FOR INTERNET ACCESS AND HIGH-SPEED DATA SERVICES

     If the markets for the services we offer, including Internet access and high-speed data services, fail to develop, grow more slowly than anticipated or become saturated with competitors, we may not be able to achieve our projected revenues. The markets for business Internet and high-speed data services are in the early stages of development. Demand for Internet services is highly uncertain and depends on a number of factors, including the growth in consumer and business use of new interactive technologies, the development of technologies that facilitate interactive communication between organizations and targeted audiences, security concerns and increases in data transport capacity.

     In addition, the market for high-speed data transmission via DSL technology is relatively new and evolving. Various providers of high-speed digital services are testing products from various suppliers for various applications, and no industry standard has been broadly adopted. Critical issues concerning commercial use of DSL for Internet and high-speed data access, including security, reliability, ease of use and cost and quality of service, remain unresolved and may impact the growth of these services.

THE DESIRABILITY AND MARKETABILITY OF OUR INTERNET SERVICE MAY BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO MAINTAIN RECIPROCAL RELATIONSHIPS WITH OTHER INTERNET SERVICE PROVIDERS

     The Internet is comprised of many Internet service providers and underlying transport providers who operate their own networks and interconnect with other Internet service providers at various points. As we commence the operation of Internet services, connections to the Internet will be provided through wholesale carriers. We anticipate as our volume increases, we will enter into reciprocal agreements with other Internet service providers. We cannot assure you other national Internet service providers will maintain reciprocal relationships with us. If we are unable to maintain these relationships, our Internet services may not be attractive to our target customers, which would impair our ability to retain and attract customers. In addition, the requirements associated with maintaining relationships with the major national Internet service providers may change. We cannot assure you we will be able to expand or adapt our network infrastructure to meet any new requirements on a timely basis, at a reasonable cost, or at all.

WE MAY INCUR LIABILITIES AS A RESULT OF OUR INTERNET SERVICE OFFERINGS

     United States law relating to the liability of on-line service providers and Internet service providers for information carried on, disseminated through, or hosted on their systems is currently unsettled. If liability is imposed on Internet service providers, we would likely implement measures to minimize our liability exposure. These measures could require us to expend substantial resources or discontinue some of our product or service offerings. In addition, increased attention to liability issues, as a result of litigation, legislation or legislative proposals could adversely affect the growth and use of Internet services.

CHANGES IN LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS AND NEGATIVELY AFFECT OUR COSTS AND COMPETITIVE POSITION

     A significant number of the services we offer are regulated at the federal, state and/or local levels. If these laws and regulations change or if the administrative implementation of laws develops in an adverse manner, there could be an adverse impact on our costs and competitive position. In addition, we may expend significant financial and managerial resources to participate in administrative proceedings at either the federal or state level, without achieving a favorable result. We believe incumbent carriers and others may work aggressively to modify or restrict the operation of many provisions of the Telecommunications Act. We expect incumbent carriers and others to continue to pursue litigation in courts, institute administrative proceedings with the Federal Communications Commission or FCC and other regulatory agencies and lobby the United States Congress, all in an effort to affect laws and regulations in a manner favorable to them and against the interest of competitive carriers. We believe that the change in the make-up of the FCC and leadership changes in the Congress may create an anti-competitive atmosphere that is more favorable to the incumbent carriers.

WE MAY FACE CHALLENGES TO THE USE OF THE Mpower TRADEMARK


     Other companies utilizing trademarks that are similar to the Mpower trademark may at some time challenge our use of the Mpower mark. A challenge to the mark could result in litigation to defend our mark and could ultimately require us to adopt a new trademark for our services and products, which would render obsolete the expense, time and effort we have spent marketing the Mpower trademark. Such a result would harm our business and require us to spend more time and money remarketing our services under a different trademark and could possibly result in reduced revenues.


AN ADVERSE DECISION IN A CLASS ACTION LAWSUIT COMMENCED AGAINST US COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

     On September 20, 2000, a class action lawsuit was commenced against us, alleging violations of the Securities Exchange Act of 1934 and Rule 10(b)-5 thereunder and Section 11 of the Securities Act of 1933. While we have denied any wrongdoing and will vigorously contest the class action lawsuit, any judgment that is significantly greater than our available insurance coverage could have a material adverse effect on our results of operations and/or financial condition.

THE PRICES WE CHARGE FOR OUR SERVICES AND PAY FOR THE USE OF SERVICES OF INCUMBENT CARRIERS AND OTHER COMPETITIVE CARRIERS MAY BE NEGATIVELY AFFECTED IN REGULATORY PROCEEDINGS, WHICH COULD RESULT IN DECREASED REVENUES, INCREASED COSTS AND LOSS OF BUSINESS

     If we were required to decrease the prices we charge for our services or to pay higher prices for services we purchase from incumbent carriers and other competitive carriers, it would have an adverse effect on our ability to achieve profitability and offer competitively priced services. We must file tariffs with state and federal regulators which indicate the prices we charge for our services. In addition, we purchase some tariffed services from incumbent carriers and/or competitive carriers. The rates we pay for other services we purchase from incumbent carriers and other competitive carriers are set by negotiations between the parties. All of the tariffed prices may be challenged in regulatory proceedings by customers, including incumbent carriers, competitive carriers and long distance carriers who purchase these services. These negotiated rates are also subject to regulatory review. In August 1999, the FCC initiated a proceeding which is considering the reasonableness of competitive carrier access charges and is seeking comments on whether the FCC should regulate the access charges set by competitive carriers. While the outcome of this proceeding cannot be predicted, if we were required to decrease our access charges or if our costs increased because we had to negotiate access charges with all long distance providers, it could have an adverse effect on our expected revenues.

OUR FORWARD-LOOKING STATEMENTS MAY MATERIALLY DIFFER FROM ACTUAL EVENTS OR
RESULTS

     This proxy statement and prospectus contains "forward-looking statements," which you can generally identify by our use of forward-looking words including "believe," "expect," "intend," "may," "will," "should," "could," "anticipate" or "plan" or the negative or other variations of these terms or comparable terminology, or by discussion of strategies that involve risks and uncertainties. We often use these types of statements when discussing:

     - our plans and strategies;

     - our anticipation of profitability or cash flow from operations;

     - the development of our business;

     - the expected market for our services and products;

     - our anticipated capital expenditures;

     - changes in regulatory requirements; and

     - other statements contained in this proxy statement and prospectus regarding matters that are not historical facts.

We caution you these forward-looking statements are only predictions and estimates regarding future events and circumstances. We cannot assure you we will achieve the future results reflected in these statements.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?


     At Mpower's annual meeting, stockholders entitled to vote will act upon the matters outlined in the accompanying notice of annual meeting of stockholders, including the election of directors and the reorganization of Mpower's business into a holding company structure in connection with a proposed merger, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of April 12, 2001, among Mpower, Holding and MergeCo. At the effective time of the proposed merger, MergeCo will merge with and into Mpower, which will result in Mpower becoming a wholly owned subsidiary of Holding.


     In addition, Mpower's management will report on the performance of Mpower during 2000 and respond to questions from stockholders.

WHY IS Mpower PROPOSING THE REORGANIZATION?


     Mpower's board of directors and management believe that the formation of a holding company structure will better position Mpower to respond to the changing business environment in the telecommunications industry, to access capital to finance Mpower's continued growth and operations and to continue to operate Mpower's regulated telecommunications business efficiently while providing for the separation of certain non-regulated businesses of Mpower from the regulated telecommunications business. While the primary focus for Holding will be maintaining the strength of Mpower's core business -- serving the telecommunications needs of Mpower's customers -- the formation of a holding company structure will provide greater flexibility to develop and operate new businesses in an increasingly competitive environment and to respond to new growth opportunities.


WHAT WILL Mpower'S STOCKHOLDERS RECEIVE WHEN THE PROPOSED MERGER OCCURS?


     Upon the effective time of the proposed merger:



     - each share of common stock (or fraction of a share) of Mpower will be converted into one (1) share (or equivalent fraction of a share) of common stock of Holding;



     - each share (or fraction of a share) of Series C convertible preferred stock of Mpower will be converted into one (1) share (or equivalent fraction of a share) of Series C convertible preferred stock of Holding; and



     - each share (or fraction of a share) of Series D convertible preferred stock of Mpower will be converted into one (1) share (or equivalent fraction of a share) of Series D convertible preferred stock of Holding.



     In addition, upon the effective time of the proposed merger, Holding will succeed to all of Mpower's obligations under Mpower's stock option plans and any outstanding stock options, and each outstanding Mpower stock option shall convert into an option to purchase an equivalent number of shares of common stock of Holding at the same exercise price and subject to the same terms as the original Mpower stock option.



     Furthermore, prior to the effective time of the proposed merger, Holding's board of directors will also adopt a rights plan with the same terms as the Rights Plan recently adopted by Mpower's board of directors in December 2000 and will authorize 100,000 shares of Series E preferred stock of Holding, which will have the same terms as the authorized Series E preferred stock of Mpower. Promptly after the effective time, the board of directors of Holding will declare a dividend on the shares of common stock of Holding, comprised of a right issued pursuant to such rights plan, so that the same rights granted to the holders of Mpower's common stock under the Rights Plan will be granted to the holders of Holding's common stock under Holding's rights plan.


WHO IS ENTITLED TO VOTE?


     Only holders of outstanding shares of Mpower's common stock and Series C convertible preferred stock (each, a "Voting Stockholder" and, collectively, the "Voting Stockholders") of record at the close of business on the record date, April 5, 2001, are entitled to receive notice of the annual meeting and to vote the shares of common stock or Series C convertible preferred stock, as the case may be, that they held on that date at the meeting, or any postponement or adjournment of the meeting. At the close of business on the record date, Mpower had outstanding and entitled to vote 59,250,231 shares of common stock and 1,250,000 shares of Series C convertible preferred stock.



     The Series C convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the Series C convertible preferred stock is convertible and, as such, is entitled to 1.5 votes for each share of Series C convertible preferred stock outstanding as of the record date for a total of 1,875,000 votes. The holders of common stock are entitled to cast one vote for each share of common stock held by them as of the record date on each matter to be voted upon. On all matters submitted to the Voting Stockholders for a vote at the annual meeting the holders of Series C convertible preferred stock and common stock will vote together as a class.


WHO CAN ATTEND THE MEETING?


     All Voting Stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, may be limited. Admission to the meeting will be on a first-come, first-served basis. Each Stockholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.


     Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

WHAT CONSTITUTES A QUORUM?


     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock and Series C convertible preferred stock, collectively, outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, the number of shares of common stock and Series C convertible preferred stock of Mpower was 60,500,231. Proxies received but marked as abstentions and broker non-votes will be included in the calculations of the number of shares considered to be present at the meeting.


HOW DO I VOTE?


     As a Voting Stockholder, you are entitled to one vote on each matter considered and voted upon at the annual meeting for each share of common stock held by you as of the record date and 1.5 votes for each share of Series C convertible preferred stock held by you as of the record date. If you complete and properly sign the accompanying proxy card and return it to us, and if it is received in time and not revoked, it will be voted at the annual meeting in accordance with the instructions indicated in the proxy. If you are a registered Voting Stockholder and attend the meeting, you may deliver your completed proxy card at that time or vote in person. If your shares of common stock or Series C convertible preferred stock are held in "street name" and you wish to vote at the meeting, you must obtain a proxy card from the institution that holds your shares. If no instructions are indicated, these shares will be voted "FOR" the election, as directors of Mpower, of the three nominees named in the proxy and "FOR" the approval and adoption of the reorganization of Mpower into a holding company structure pursuant to the Amended and Restated Agreement and Plan of Merger.


CAN I REVOKE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either (1) by delivering to Mpower a written notice of revocation or a duly executed proxy bearing a later date or
(2) by attending the annual meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Mpower Communications Corp., 175 Sully's Trail, Pittsford, New York, 14534, Attention: Russell I. Zuckerman, Senior Vice President, General Counsel and Secretary.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board of directors recommends a vote:

     (1) FOR election of the three nominees as directors of Mpower (see Proposal No. 1: Election of Directors); and


     (2) FOR approval and adoption of the reorganization of Mpower into a holding company structure pursuant to an Amended and Restated Agreement and Plan of Merger (see Proposal No. 2: Proposed Merger Transaction Pursuant to the Amended and Restated Agreement and Plan of Merger Designed to Establish a Holding Company Structure).


     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     Election of directors. The affirmative vote of a plurality of the votes cast by the holders of shares of common stock and Series C convertible preferred stock, voting together as a class, is required for the election of the directors identified in this proxy statement and prospectus. Because directors are elected by a plurality of the votes cast, votes to "WITHHOLD AUTHORITY" with respect to one or more nominees and any broker non-votes will not be counted and will not have an effect on the outcome of the election.

     Approval of the holding company reorganization. The affirmative vote of a majority of the outstanding voting power of common stock and Series C convertible preferred stock, collectively voting together as a class, is required for the approval of the merger designed to establish a holding company structure. Abstentions and broker non-votes will have the same effect as negative votes.

HOW WILL PROXIES BE SOLICITED?

     Proxies will be solicited by MalCon Proxy Advisers, Inc., who have been appointed as proxy solicitors by Mpower. The proxy solicitor will solicit the proxies by mail. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of common stock and Series C convertible preferred stock of Mpower. The expense of preparing, assembling, printing, mailing and soliciting proxies will be borne by Mpower.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS


     Mpower's by-laws provide that there shall be not less than three nor more than nine directors. Mpower's board of directors currently consists of eight directors, and Mpower's board of directors has determined that the board shall consist of eight directors for the ensuing year. Each year, one-third of Mpower's board of directors shall be elected for a term of three years and until their successors are elected and qualified. Mpower's board of directors is divided into three classes. Class I consists of three directors -- Maurice J. Gallagher, Jr., Rolla P. Huff and David Kronfeld -- whose term expires at this annual meeting and each of whom is a nominee for re-election for a three-year term that will expire in 2004. Class II consists of three directors -- Timothy
P. Flynn, Mark J. Masiello and Richard W. Miller -- whose term will expire in 2003. Class III consists of two directors -- Thomas Neustaetter and Mark
Pelson -- whose term will expire in 2002.

     The following table sets forth certain information with respect to Mpower's board of directors as of March 31, 2001:

                                                                                       DIRECTOR
NAME                                     AGE                 POSITION                   SINCE      CLASS
----                                     ---                 --------                  --------    -----
Maurice J. Gallagher, Jr.(1)(2)........  51     Chairman of the Board of Directors       1996       I
Rolla P. Huff(1)(2)....................  44     Chief Executive Officer, President       1999       I
                                                and Director
Timothy P. Flynn(4)....................  50     Director                                 1996       II
David Kronfeld(3)(4)...................  53     Director                                 1998       I
Mark J. Masiello(1)(2).................  33     Director                                 1999       II
Richard W. Miller(2)(3)................  60     Director                                 2000       II
Thomas Neustaetter(3)..................  49     Director                                 1998      III
Mark Pelson(3)(4)......................  39     Director                                 2000      III

---------------
(1) Member of the Executive Committee.

(2) Member of the Nominating Committee.

(3) Member of the Audit Committee.

(4) Member of the Compensation Committee.

NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2004

     Three directors are to be elected at this annual meeting. Mpower's board of directors has nominated the three current members of the board constituting Class I to be re-elected and to serve a three-year term expiring at the annual meeting of stockholders to be held in 2004. The nominees for election are Maurice J. Gallagher, Jr., Rolla P. Huff and David Kronfeld. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these nominees. If for any reason any such nominee is not a candidate when the election occurs, although such an event is not anticipated, it is the intention of the persons named in the accompanying proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

     MAURICE J. GALLAGHER, JR. has served as the chairman of the board of directors since Mpower's inception. Mr. Gallagher's principal activity at this time is his involvement in venture capital opportunities on his own behalf. Mr. Gallagher was a founder of ValuJet Airlines, Inc. in 1993 and served as a director of ValuJet from 1993 until November 1997 and served as vice chairman from 1994 to 1997.

     ROLLA P. HUFF has served as Mpower's chief executive officer and president and as a member of Mpower's board of directors since November 1, 1999. From March 1999 to September 1999, Mr. Huff served as president and chief operating officer of Frontier Corporation and served as executive vice president and chief financial officer of that corporation from May 1998 to March 1999. From July 1997 to May 1998, Mr. Huff was president of AT&T Wireless for the Central U.S. region and Mr. Huff served as senior vice president and chief financial officer of that company from March 1995 to July 1997. From July 1994 to March 1995, Mr. Huff was financial vice president of mergers and acquisitions for AT&T.

     DAVID KRONFELD was elected to serve as a member of the board of directors in February 1998. Mr. Kronfeld is the founder of JK&B Management, L.L.C., a venture capital firm, and has managed its affairs since 1995. Since 1989, Mr. Kronfeld has also been a partner at Boston Capital Ventures, a venture capital firm where he specializes in the telecommunications and software industries.

DIRECTORS WHOSE TERM OF OFFICE CONTINUES

     TIMOTHY P. FLYNN has served as a member of the board of directors since 1996. Mr. Flynn's principal activity at this time is his involvement in venture capital opportunities on his own behalf. Mr. Flynn serves as a director of FutureLink Corp. and eB2B Commerce, Inc. Mr. Flynn served as a member of the board of directors of ValuJet Airlines since he participated in its founding in 1993, until November 1997. As a Class II director, Mr. Flynn's term will expire in 2003. Mr. Flynn and Mr. Gallagher, a Class I director, are affiliated in a number of other transactions.

     MARK J. MASIELLO was elected to serve as a member of the board of directors in November 1999. Mr. Masiello is a managing director of Providence Equity Partners, Inc., which provides investment management services to Providence Equity Partners III L.P. ("PEP") and has since its founding in 1998 served as a member of Providence Equity Partners III LLC, the general partner of Providence Equity GP III L.P. which is the general partner of PEP. Mr. Masiello has been with Providence since 1989 and he currently serves as a director of VIA Net.Works, Inc., Surebridge, Inc., Managed Storage International, Inc. and Global Metro Networks, Ltd. As a Class II director, Mr. Masiello's term will expire in 2003.

     RICHARD W. MILLER was elected to serve as a member of the board of directors in March 2000. Since 1997, Mr. Miller has been retired. From 1993 until 1997, Mr. Miller served as senior executive vice president and chief financial officer of AT&T and as a member of AT&T's chairman's office. Mr. Miller also serves as a director of Closure Medical Corporation and SBA Communications, Inc. As a Class II director, Mr. Miller's term will expire in 2003.

     THOMAS NEUSTAETTER was elected to serve as a member of the board of directors in February 1998. Since March 1999, Mr. Neustaetter has been an executive member of JK&B Capital, L.L.C. From January 1996 to February 1999, Mr. Neustaetter was a partner of The Chatterjee Group, an investment firm which was an affiliate of Soros Fund Management. Before joining The Chatterjee Group, he was the president of Bancroft Capital, a consulting firm, from December 1994 to December 1995. Mr. Neustaetter serves as a director of Selectica, Inc., Instantis, Kada Systems, emWare, Inc., and Paragon International, Inc. As a Class III director, Mr. Neustaetter's term will expire in 2002.

     MARK PELSON was elected to serve as a member of the board of directors in March 2000. Mr. Pelson has been a managing director of Providence Equity Partners Inc. since August 1996 and has served as a member of Providence Equity Partners III LLC since its founding in 1998. Before joining Providence, Mr. Pelson was a co-founder and director of TeleCorp, Inc., a wireless telecommunications company. From 1989 to 1995, Mr. Pelson served in various management positions with AT&T, most recently as a general manager of strategic planning and mergers and acquisitions. Mr. Pelson also serves as a director of Carrier1 International S.A., Madison River Telephone Company, Global Metro Networks, Ltd., and Language Line Holdings, LLC.

     Messrs. Kronfeld and Neustaetter were initially selected to serve on the board of directors by the holders of Mpower's Series A convertible preferred stock. The Series A convertible preferred stock was automatically converted into common stock upon Mpower's initial public offering.

     Messrs. Masiello and Pelson were selected to serve on the board of directors by the purchasers of Mpower's Series B convertible preferred stock (now converted into common stock) and Series C convertible preferred stock.

COMMITTEES OF THE BOARD OF DIRECTORS

     Mpower's board of directors has a standing Audit Committee, Compensation Committee, Nominating Committee and Executive Committee. On the effective date of the proposed merger and the reorganization of Mpower, Holding will have the same committees comprised of the same members.

  Audit Committee

     During the 2000 fiscal year, the Audit Committee consisted of Timothy P. Flynn and Thomas Neustaetter until May 12, 2000 and consisted of Thomas Neustaetter, Richard W. Miller, Mark Pelson and David Kronfeld after May 12, 2000. Mr. Kronfeld is the chairman of the Audit Committee. The Audit Committee met two times during the 2000 fiscal year.

     The board of directors and the Audit Committee also adopted a charter for the Audit Committee setting forth the structure, powers and responsibilities of the Audit Committee. A copy of the Audit Committee charter is attached as Annex B to this proxy statement and prospectus. Pursuant to the charter, the Audit Committee will be comprised of at least three members appointed by the board of directors, each of whom shall satisfy the membership requirements of independence, financial literacy or accounting or financial expertise as prescribed by the rules of the Nasdaq National Market System. Mpower's board of directors determined that members of the Audit Committee need to satisfy these requirements by June 14, 2001, as permitted by such rules.

     The purpose of the Audit Committee is to assist the board of directors in fulfilling its responsibilities to oversee Mpower's financial reporting process, including monitoring the integrity of Mpower's financial statements and the independence and performance of Mpower's internal and external auditors. Under its charter, the responsibilities of the Audit Committee include:

     - evaluating and proposing to the board of directors annually the appointment, or nomination for shareholder approval (or, where appropriate, the removal), of the independent auditors who shall be accountable to the board of directors and the Audit Committee;

     - determining whether to recommend to the board of directors that Mpower's financial statements be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission;

     - reviewing and discussing the audited financial statements with management and the independent auditors;

     - discussing with the independent auditors the matters required by Statement on Auditing Standards No. 61 (which requires the auditors to communicate to the Audit Committee matters related to the conduct of the audit);

     - reviewing and discussing with the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence and, where appropriate, recommend that the board of directors take appropriate action in response to the disclosures to satisfy itself of the independence of Mpower's independent auditors;

     - reviewing and discussing with management and the independent auditors Mpower's interim financial statements as included in Mpower's quarterly reports;

     - meeting privately with the independent auditors and with Mpower's internal auditors, as well as Mpower's financial staff and management, to review Mpower's accounting practices, internal accounting controls and such other matters as the Audit Committee deems appropriate;

     - reporting to the board of directors its conclusions with respect to the matters that the Audit Committee has considered; and

     - reviewing and reassessing the adequacy of its charter annually and submitting it to the board of directors for approval.

  Compensation Committee

     During the 2000 fiscal year, the Compensation Committee consisted of Jack
L. Hancock (a former director) and Thomas Neustaetter until May 12, 2000 and Timothy P. Flynn, Mark Pelson and David Kronfeld after May 12, 2000. Mr. Kronfeld is the chairman of the Compensation Committee. The Compensation Committee met five times during the 2000 fiscal year.

     During 2000, the board of directors and the Compensation Committee also adopted a charter for the Compensation Committee setting forth the powers and responsibilities of the Compensation Committee. Under its charter, the Compensation Committee is empowered and authorized, among other things, to: (i) approve the compensation levels, including the annual salary, bonus, and other benefits of (a) each executive officer who also serves as a member of the board of directors and (b) any other officer or employee of Mpower whose annual base salary is in excess of $250,000; (ii) approve all incentive payments to each executive officer who also serves as a member of the board of directors; (iii) administer Mpower's Stock Option Plan; and (iv) review and approve any new employee benefit plan or change to an existing plan.

  Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee during the 2000 fiscal year was ever an officer or employee of Mpower. No interlocking relationship existed during the 2000 fiscal year between any executive officer of Mpower and the board of directors or compensation committee of another company.

  Executive Committee


     At its annual meeting held on May 12, 2000, the board of directors established an Executive Committee and appointed Maurice J. Gallagher, Jr., Rolla P. Huff, Mark J. Masiello, and Richard W. Miller to the Committee. Mr. Huff is the chairman of the Executive Committee. The Executive Committee is authorized and empowered to act on behalf of the board of directors to authorize Mpower's management to pursue financing options including, but not limited to, investigating, commencing negotiations or exploring such options, but not to consummate significant transactions that are outside the ordinary course of Mpower's business. Such significant transactions include but are not limited to, financings, acquisitions of other businesses or lines of business, dispositions of assets, or undertaking other strategic initiatives. Mpower's chief executive officer is authorized to act on behalf of the board of directors to authorize any capital expenditure that is (x) reflected in Mpower's capital budget or within Mpower's ordinary or normal course of business or (y) is not reflected in Mpower's capital budget or not within Mpower's ordinary or normal course of business and, in each case, is less than $5 million. Any capital expenditure that is greater than $5 million but equal to or less than $10 million and is outside the ordinary course of Mpower's business or is not reflected in Mpower's capital budget requires the approval of the Executive Committee; and any such capital expenditure that exceeds $10 million requires the approval of the board of directors. At each meeting of the board of directors, a member of the Executive Committee shall report to the board as to the Executive Committee's activities during the period since that last board meeting.


  Nominating Committee

     On May 12, 2000, the board of directors also established a Nominating Committee that is authorized and empowered to submit to the entire board of directors for its approval the committee's recommendations for nominees to the board of directors. The board of directors appointed Maurice J. Gallagher, Jr., Rolla P. Huff, Mark J. Masiello, and Richard W. Miller, as members of the Nominating Committee. Mr. Gallagher is the chairman of the Nominating Committee. The Nominating Committee will consider nominees recommended by stockholders and information regarding any nominees should be sent to Mpower to the attention of Russell I. Zuckerman, Senior Vice President, General Counsel and Secretary.

DIRECTOR COMPENSATION

     Mpower's outside directors (Messrs. Flynn, Kronfeld, Masiello, Miller, Neustaetter and Pelson) receive meeting fees of $500 to $1,000 per meeting of the board of directors or committee attended in person in addition to reimbursement of their expenses in attending meetings of the board of directors.

MEETINGS OF THE BOARD OF DIRECTORS

     The board of directors met 14 times during Mpower's 2000 fiscal year and took action on other occasions by unanimous consent. Each incumbent director attended at least 75% of the total of all board and committee meetings he was entitled to attend during the 2000 fiscal year.

                          BOARD AUDIT COMMITTEE REPORT

     The Audit Committee of Mpower's board of directors has reviewed and discussed the audited financial statements with management and has discussed with Arthur Andersen LLP, its independent auditors, the matters required to be discussed by SAS 61. Furthermore, the Audit Committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, and has discussed with Arthur Andersen LLP its independence relative to Mpower.

     Based on the review and discussion referred to above, the Audit Committee recommended to Mpower's board of directors that the audited financial statements be included in Mpower's annual report on Form 10-K and incorporated by reference in this proxy statement and prospectus.

     Submitted by
     AUDIT COMMITTEE
     David Kronfeld            Richard W. Miller      Thomas Neustaetter      Mark Pelson

     The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement and prospectus into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Mpower specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
                           OF ALL THE ABOVE NOMINEES.

     ON THE EFFECTIVE DATE OF THE PROPOSED MERGER AND THE REORGANIZATION OF Mpower, THE DIRECTORS OF Mpower, INCLUDING THE DIRECTORS ELECTED AT THE ANNUAL MEETING, WILL CONTINUE TO SERVE AS DIRECTORS OF HOLDING IN THE SAME CLASS, WITH THE SAME TERMS AND ON THE SAME COMMITTEES ON WHICH THEY SERVED FOR MPOWER.


PROPOSAL NO. 2: PROPOSED MERGER TRANSACTION PURSUANT TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DESIGNED TO ESTABLISH A HOLDING COMPANY STRUCTURE.


GENERAL


     The board of directors and management of Mpower consider it to be in the best interests of Mpower, its stockholders and customers to change the corporate organization of Mpower into a holding company structure. This will result in Mpower becoming a wholly owned subsidiary of Holding. Holding is currently a wholly owned finance subsidiary of Mpower. At the effective time of the proposed reorganization, the present holders of Mpower's common stock, Series C convertible preferred stock and Series D convertible preferred stock will become the holders, respectively, of Holding's common stock, Series C convertible preferred stock and Series D convertible preferred stock, in the exact same amounts. The shares of Holding's capital stock will have the same terms, including the same powers, rights, preferences, limitations, qualifications and restrictions, as the respective shares of Mpower's capital stock.


     In connection with the issuance of its 13% Senior Notes due 2010 on March 24, 2000, Mpower formed Holding as a wholly owned finance subsidiary to act as co-obligor on the Senior Notes due 2010. Pursuant to the terms of the indenture governing the Senior Notes due 2010, upon the effective time of the proposed reorganization into a holding company structure, Holding will become the sole obligor on the Senior Notes due 2010.


     The board of directors of each of Mpower and Holding have approved the terms of the Amended and Restated Agreement and Plan of Merger under which, subject to the approval of Mpower's stockholders as required by the General Corporation Law of Nevada (the "NGCL") and other conditions set forth in the Amended and Restated Agreement and Plan of Merger, the merger will be effected and Mpower will become a wholly owned subsidiary of Holding. A copy of the Amended and Restated Agreement and Plan of Merger is attached to this proxy statement and prospectus as Annex A. It is not expected that the proposed merger will affect the position of the present holders of Mpower's common stock, Series C convertible preferred stock or Series D convertible preferred stock for United States federal income tax purposes. See "-- Federal Income Tax Consequences." Consummation of the proposed reorganization is also subject to various approvals by regulatory authorities. See "-- Regulatory Requirements."



     In conjunction with the formation of a holding company structure, Mpower and each of the existing subsidiaries of Mpower will become subsidiaries, directly or indirectly, of Holding. Holding may form or acquire other subsidiaries in the future.


Mpower

     Mpower is a growing communications company currently offering local dialtone, long distance, Internet access via dial-up or dedicated SDSL technology, voice over SDSL and other voice and data service primarily to small and medium size business customers. Mpower has launched bundled voice and high-speed data services using SDSL technology in all of Mpower's current markets. Mpower has one of the broadest geographic service areas of any competitive carrier providing local, long distance and data services, with 761 incumbent carrier central office collocation sites providing Mpower access to approximately 30.4 million addressable lines at the end of 2000, an estimated 10.9 million of which are within our specific target market of small and medium size businesses.

     Over 730 of Mpower's central office collocation sites are SDSL capable. Mpower currently delivers its services in 40 metropolitan areas in 15 states. Mpower has established working relationships with BellSouth, GTE, Sprint and Southwestern Bell Corporation (including its operating subsidiaries PacBell and Ameritech). Additionally, Mpower has interconnection agreements with Verizon, Qwest and Frontier in markets in which Mpower is not yet operating. At the end of 2000, Mpower had 325,430 customer lines sold, of which 285,130 lines were in service. During 2001, Mpower plans to expand the capacity of Mpower's existing network and focus Mpower's resources on generating quality revenue streams from Mpower's existing network.

REASONS FOR THE MERGER


     The board of directors and management of Mpower believe that the formation of a holding company structure will better position Mpower to respond to the ever-changing business environment in the telecommunications industry in a manner that serves the best interests of the stockholders and customers of Mpower. The formation of Holding as the parent company over Mpower will allow Mpower to continue to operate its regulated telecommunications business efficiently, while providing for the separation of certain non-regulated businesses of Mpower from the regulated telecommunications business. The holding company structure will make it easier for Holding to enter into new businesses within the telecommunications industry as well as to continue its diversification into other non-regulated businesses. As an unregulated company, Holding will be able to enter into new businesses without obtaining the prior approval of state regulatory commissions.



     In addition, Mpower's board of directors and management believe that the holding company structure will also allow Holding to more flexibly access capital to finance Mpower's continued growth and operations. The holding company structure will permit the use of financing techniques by the unregulated businesses that are better suited to the particular requirements, characteristics and risks of non-regulated businesses. Because Holding will not be a regulated telecommunications business, securities issued by it and by its unregulated subsidiaries will not be subject to the jurisdiction of state telecommunications regulators or the Federal Communications Commission (the "FCC").


     Following the formation of Holding, Mpower will continue to operate as a competitive local exchange carrier subject to the jurisdiction of the FCC and the state regulatory commissions in states where Mpower offers its services. See "-- Regulatory Requirements."

AGREEMENT AND PLAN OF MERGER


     The Amended and Restated Agreement and Plan of Merger has been unanimously approved by each of the boards of directors of Mpower, Holding and MergeCo., by Mpower as the sole stockholder of Holding and by Holding as the sole stockholder of MergeCo. The Amended and Restated Agreement and Plan of Merger has been executed but, pursuant to Nevada law, the transactions contemplated by the Amended and Restated Agreement and Plan of Merger cannot be consummated without the requisite approval of Mpower's stockholders. The following discussion summarizes the Amended and Restated Agreement and Plan of Merger and is qualified in its entirety by the Amended and Restated Agreement and Plan of Merger, which is attached hereto as Annex A and incorporated by reference in this proxy statement and prospectus.



     Commencing with the effective time of the proposed merger, the following transactions will occur:



          1. Each share (or fraction of a share) of common stock, Series C convertible preferred stock and Series D convertible preferred stock of Mpower shall be converted, respectively, into one share (or equivalent fraction of a share) of common stock, Series C convertible preferred stock and Series D convertible preferred stock of Holding;

          2. Each share of common stock of MergeCo. shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Mpower, as the surviving corporation of the proposed merger;

          3. Each share of Holding common stock held by Mpower shall be cancelled; and


          4. Any outstanding stock options to purchase common stock which Mpower may have granted pursuant to its stock option plans or otherwise shall become options to purchase an equivalent number of shares of common stock of Holding with the same exercise price and upon the same terms and Holding shall succeed to all of Mpower's obligations under Mpower's stock option plans and outstanding stock options.



     Furthermore, prior to the effective time of the proposed merger, the board of directors of Holding will adopt a rights plan with the same terms as the Rights Plan adopted by Mpower in December 2000 and will authorize 100,000 shares of Series E preferred stock of Holding, which will have the same terms as the authorized Series E preferred stock of Mpower. Promptly after the effective time, the board of directors of Holding will declare a dividend on the shares of common stock of Holding, comprised of a right issued pursuant to such rights plan, so that the same rights granted to the holders of Mpower's common stock under the Rights Plan will be granted to the holders of Holding's common stock under Holding's rights plan.


     As a result of the foregoing, Mpower will become a wholly owned subsidiary of Holding and Mpower's present capital stockholders will become the holders of all of the outstanding capital stock of Holding in the exact same proportions. The shares of Holding's capital stock will have the same terms, including the same powers, rights, preferences, limitations, qualifications and restrictions, as the respective shares of Mpower's capital stock.


     In addition, on March 5, 2001, Mpower, as the sole stockholder of Holding elected each of its directors to serve as the directors of Holding. Subsequently, the board of directors of Holding appointed the executive officers of Mpower to serve as the executive officers of Holding. Upon the effective time of the proposed merger, these executive officers and directors, including the directors to be elected at the annual meeting, will continue to serve as the executive officers and directors of Holding.


VOTE REQUIRED


     Approval of the proposed merger requires the affirmative vote of the holders of at least a majority of the voting power of all of Mpower's outstanding common stock and Series C convertible preferred stock, voting together as a class. Abstentions and broker non-votes will have the same effect as negative votes. Members of the board of directors and the executive officers of Mpower, and their respective affiliates, who together will be entitled to vote approximately 29.2% of the aggregate voting power of Mpower's common stock and Series C convertible preferred stock, as a class, have indicated that they intend to vote in favor of the proposed merger.


RECOMMENDATION OF THE BOARD OF DIRECTORS

                  THE BOARD OF DIRECTORS OF MPOWER RECOMMENDS
                     A VOTE IN FAVOR OF THE PROPOSED MERGER

CONDITIONS TO MERGER


     The Amended and Restated Agreement and Plan of Merger is subject to the fulfillment, on or before the effective time of the proposed merger, of the following conditions:



          1. Receipt of the requisite approval by the holders of at least a majority of the voting power of Mpower's outstanding common stock and Series C convertible preferred stock, voting together as a class;


          2. No governmental authority, court of competent jurisdiction or other regulatory body shall have enacted any award or order either prohibiting consummation of the merger or denying approval of the merger;

          3. The common stock and Series D convertible preferred stock of Holding to be issued in connection with the proposed merger shall have been approved for listing on the Nasdaq National Market Systems;



          4. Delivery of an opinion of Nixon Peabody LLP substantially similar in form and substance to the opinion filed as an exhibit to the registration statement of which this proxy statement and prospectus is a part; and



          5. Amendments and certificates of designations to Holding's certificate of incorporation shall have been duly authorized and filed with the Secretary of State of Delaware authorizing the capital stock of Holding required to consummate the proposed merger, and Holding shall have adopted a rights plan with the same terms as Mpower's Rights Plan.


EFFECTIVENESS OF MERGER


     If the requisite approval of Mpower's stockholder is received, the proposed merger will become effective as of the time of filing of the articles of merger with the Secretary of State of Nevada and a certificate of merger with the Secretary of State of Delaware. These filings will be made only upon satisfaction or waiver of the conditions to merger set forth above. It is expected that these filings will be made as soon as practicable following the annual meeting of stockholders of Mpower.


FEDERAL INCOME TAX CONSEQUENCES

     Mpower has obtained from Nixon Peabody LLP, its outside tax counsel, an opinion that under current federal tax statutes, regulations and prevailing Internal Revenue Service ("IRS") determinations that the proposed merger will constitute a tax-free exchange to which section 351(a) of the Internal Revenue Code applies and that:

          1. No gain or loss will be recognized by the holders of Mpower capital stock on the exchange by way of conversion of their shares of Mpower capital stock into shares of Holding capital stock;

          2. The aggregate tax basis of the Holding capital stock to be received by each holder of Mpower capital stock will be the aggregate tax basis such holder has with respect to the shares of Mpower capital stock which were exchanged by way of conversion into Holding capital stock;

          3. As to each holder who held Mpower capital stock as a capital asset on the effective date of the proposed merger, the holding period of such holder of Holding capital stock will include the holding period during which such holder held the Mpower capital stock which was exchanged by way of conversion into Holding capital stock; and

          4. No material gain or loss will be recognized by Mpower, Holding or MergeCo in connection with the proposed merger.

     Nixon Peabody LLP's opinion assumes that neither the Series C convertible preferred stock nor the Series D convertible preferred stock is treated as "nonqualified preferred stock" under Internal Revenue Code section 351(g). Nixon Peabody LLP does not believe that the nonqualified preferred stock rules should apply to the Series C convertible preferred stock or the Series D convertible preferred stock by reason of the conversion features in such stock. However, the nonqualified preferred stock provisions were added to the Internal Revenue Code in August of 1997, and no applicable IRS guidance, in the form of regulations or otherwise, has been promulgated at this time. Nixon Peabody LLP cannot provide assurance that the nonqualified preferred stock provisions would not apply to the Series C convertible preferred stock and the Series D convertible preferred stock. If the Series C convertible preferred stock or the Series D convertible preferred stock is treated as non-qualified preferred stock, then the nonrecognition rules described above will not apply. Instead, a holder of the Series C convertible preferred stock would recognize any gain or loss computed on the difference between the fair market value of the Series C convertible preferred stock received and the adjusted tax basis of the Series C convertible preferred stock surrendered in the exchange. Similarly, a holder of the Series D convertible preferred stock would recognize gain or loss computed on the difference between the fair market value of the Series D convertible preferred stock received and the adjusted tax basis of the Series D convertible preferred stock surrendered in the exchange. In addition, if the redemption price of the Series C convertible preferred stock or Series D convertible preferred stock issued in the exchange exceeds their issue price by more than a de minimis amount, such excess would be treated as a constructive distribution under Internal Revenue Code 305(c) which would be required to be included in income by the holder each year over the term of the Series C convertible preferred stock or Series D convertible preferred stock as a dividend to the extent of Holding's current or accumulated earnings and profits (as determined for federal income tax purposes). Holding believes that it presently does not have any current or accumulated earnings and profits as determined for federal income tax purposes and does not anticipate having any current or accumulated earnings and profits in the near future. Each holder of Series C convertible preferred stock or Series D convertible preferred stock should consult his or her own legal and tax advisor as to the tax consequences of the merger if the Series C convertible preferred stock or Series D convertible preferred stock is treated as nonqualified preferred stock.


     Mpower has not obtained, and does not intend to seek, any ruling from the IRS as to the tax consequences indicated above.

     Each Mpower stockholder should consult with his or her own legal and tax advisor as to the specific tax consequences of the proposed merger to such holder, including the application and effect of state and local income tax and other laws.

ACCOUNTING TREATMENT/FINANCIAL STATEMENTS

     The proposed merger involves the reorganization of interests under common control and will be accounted for at historical cost in a manner similar to that in pooling of interests accounting. The consolidated financial statements of Holding after the proposed merger will reflect all of the results of operations, assets and liabilities of Mpower both before and after the proposed merger.

REGULATORY REQUIREMENTS

     Approval of the proposed reorganization is required by the state regulatory agencies in several of the states in which Mpower is certified. Applications for the approval of Mpower's proposed reorganization have been granted in Indiana, Nevada, and Utah. Applications for the approval of Mpower's proposed reorganization are pending in Arizona, California, Georgia, Missouri, New York, Oklahoma and Virginia. Mpower anticipates these pending applications to be approved prior to May 24, 2001. All other jurisdictions in which Mpower has been certified and those jurisdictions in which Mpower's certification applications are pending do not require pre-approval of the proposed reorganization.


AMENDMENT OR TERMINATION



     The Amended and Restated Agreement and Plan of Merger may be terminated at any time prior to its effective time (even after approval by the stockholders of Mpower) upon the mutual written consent duly authorized by the boards of directors of each of Mpower and Holding. The Amended and Restated Agreement and Plan of Merger may be amended by the agreement of the authorized officers of Mpower and Holding, respectively, so long as any such amendment does not change any terms of the proposed merger to the detriment of Mpower's stockholders.


EXCHANGE OF STOCK CERTIFICATES NOT REQUIRED


     If the proposed merger takes place, it will not be necessary, at the effective time of the proposed merger, for holders of Mpower common stock, Series C convertible preferred stock or Series D convertible preferred stock to physically exchange their existing capital stock certificates for capital stock certificates of Holding. The certificates for Mpower capital stock you now hold will automatically represent the respective shares of Holding capital stock of the same class and in the exact same proportions.



     Any capital stockholder of Mpower who wishes to receive certificates of Holding capital stock in exchange for certificates of Mpower capital stock upon consummation of the proposed merger may do so by delivering their Mpower stock certificates to Continental Stock Transfer and Trust Company, 2 Broadway, New York, NY 10004, the transfer agent for Mpower's capital stock and by following the procedures for exchange specified by the transfer agent.

CERTAIN CONSIDERATIONS

     The board of directors of Mpower believes that the formation of a holding company is in the best interests of the stockholders of Mpower. Nevertheless, the future performance of Holding capital stock cannot be guaranteed.

     In addition, the subsidiaries of Holding may encounter competitive and other factors not previously experienced by Mpower and may have different, and perhaps greater, investment risks than those involved in the regulated telecommunications business of Mpower. Mpower and Holding cannot assure you that such businesses will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on Holding.


     Holding will obtain funds to invest in its subsidiaries and other businesses from dividends Holding receives on its equity interest in Mpower and its other subsidiaries, borrowings or the issuance of additional securities by Holding. Mpower and Holding cannot assure you that the subsidiaries of Holding will have any earnings, or pay any dividends to Holding, in the foreseeable future.


RIGHTS OF DISSENTING STOCKHOLDERS

     The NGCL does not grant to holders of Mpower common stock or Series D convertible preferred stock the right to be paid the value of their shares by dissenting to the proposed merger.


     The NGCL does provide the right to be paid the value of their shares by dissenting to the proposed merger for the holders of shares of Mpower's Series C convertible preferred stock who do not vote their shares in favor of the Amended and Restated Agreement and Plan of Merger and who meet all of the requisite statutory requirements contained in Sections 92A.380 of the NGCL. The following is a summary of the appraisal rights of holders of Mpower's Series C convertible preferred stock dissenting to the Amended and Restated Agreement and Plan of Merger. However, Mpower has entered into a letter agreement with each of the holders of Series C convertible preferred stock pursuant to which such holders have waived their statutory dissenters' rights.



     Under the NGCL, any holder of Mpower Series C convertible preferred stock who wishes to assert dissenters' rights must: (a) deliver to Mpower, before the vote is taken, written notice of their intent to demand payment for their shares if the proposed action is effectuated; and (b) not vote his shares of Mpower's Series C convertible preferred stock in favor of the Amended and Restated Agreement and Plan of Merger.



     If the Amended and Restated Agreement and Plan of Merger is authorized at the annual meeting, Mpower is required to deliver a written dissenters' notice in the way and with the contents prescribed by the NGCL to all holders of Mpower's Series C convertible preferred stock who satisfied the above requirements.


     Holders of Mpower's Series C convertible preferred stock who are sent a dissenters' notice as described above must demand payment, certify whether they acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification, and deposit his certificates, if any, in accordance with the terms of the notice. The holders of Mpower's Series C convertible preferred stock who demand payment and deposit their certificates, if any, before the proposed merger is effected retain all other rights of a holder of Mpower's Series C convertible preferred stock until those rights are canceled or modified by the effectiveness of the proposed merger. The holders of Mpower's Series C convertible preferred stock who do not demand payment or deposit their certificates where required, each by the date set forth in the dissenters' notice, are not entitled to payment for their shares under the NGCL.

     Except as otherwise provided in the next paragraph, within 30 days after receipt of a demand for payment, Mpower shall pay each dissenter who complied with the requirements described in the preceding paragraph the amount Mpower estimates to be the fair value of his shares, plus accrued interest. The payment must be accompanied by certain statements, explanations and relevant provisions of the NGCL relating to the dissenters' rights of stockholders under the NGCL.

     Mpower may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed merger. To the extent Mpower elects to withhold payment as set forth in the preceding sentence, after the effective date of the proposed merger, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand.

     A dissenter may notify Mpower in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to Section 92A.460 of the NGCL, or reject Mpower's offer under Section 92A.470 of the NGCL and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid pursuant to Section 92A.460 of the NGCL or offered pursuant to Section 92A.470 of the NGCL is less than the fair value of his shares or that the interest due is incorrectly calculated. A dissenter waives his right to demand payment under Section 92A.480 of the NGCL unless he notifies Mpower of his demand in writing within 30 days after Mpower made or offered payment for his shares. If a demand for payment remains unsettled by the procedures outlined in the foregoing paragraphs it will be submitted to the appropriate judicial authority for resolution.

     The foregoing is not a complete statement of law pertaining to appraisal rights under the NGCL and is qualified in its entirety by reference to the full text of Sections 92A.300 to 92A.500 inclusive attached to this proxy statement and prospectus at Annex C. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTIONS 92A.300 TO 92A.500 OF THE NGCL FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the proposed merger, the former stockholders of Mpower, a Nevada corporation, will become stockholders of Holding, a Delaware corporation. The rights of Mpower stockholders are governed by its articles of incorporation, its by-laws and the NGCL. The rights of Holding stockholders are currently, and, upon the effective time of the proposed merger will be, governed by its certificate of incorporation, its by-laws and the Delaware General Corporation Law (the "DGCL"). Upon completion of the proposed merger, the certificate of incorporation and by-laws of Holding will be amended to substantially contain all of the provisions of Mpower's articles of incorporation and by-laws. The rights of Mpower stockholders who become Holding stockholders will be governed by the DGCL.

     The following paragraphs summarize certain differences between the rights of Mpower stockholders under Nevada law and the rights of Holding stockholders under Delaware law, upon the effectiveness of the proposed merger. While we believe that this description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should read carefully this entire document and other documents Mpower and Holding refer you to, including the certificates or articles of incorporation, as applicable, and the by-laws of each company, and the NGCL and DGCL, for a more complete understanding of the differences between holding stock in a Delaware corporation instead of a Nevada corporation. You may obtain the information incorporated by reference into this proxy statement and prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 51.

  Removal of Directors

     The Mpower articles of incorporation and by-laws are silent as to the removal of directors. The NGCL provides that any director, or one or more of the incumbent directors, may be removed from office, with or without cause, by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

     The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (1) in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) in the case of a corporation which has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or if there be classes of directors, at an election of the class of directors of which such director is a part. Since the Holding board will be classified upon the effective time of the merger, under the DGCL, directors may be removed only for cause by the holders of a majority of the shares of common stock and Series C convertible preferred stock then entitled to vote at an election of directors.

  By-laws

     The NGCL provides that unless the power to amend a corporation's by-laws is reserved to its stockholders by its articles of incorporation, the by-laws may be amended by the board of directors. The Mpower by-laws contain no such reservation and provide that the Mpower by-laws may be amended at any meeting of the board of directors by the affirmative vote of a majority of the directors.

     The DGCL provides that the stockholders of a corporation entitled to vote have the power to adopt, amend or repeal the by-laws of a corporation; provided, however, that any corporation may, in its certificate of incorporation, confer that power, without limitation, on the board of directors. Since the Mpower by-laws do not confer the power to amend the by-laws on the board of directors, upon consummation of the proposed merger, the certificate of incorporation of Holding will include a provision allowing the board of directors of Holding to amend the by-laws of Holding by the affirmative vote of a majority of the directors.

  Exculpation and Indemnification of Directors, Officers and Employees

     Both the NGCL and the DGCL provide that a corporation shall indemnify the expenses incurred by any director, officer, employee or agent that has been successful on the merits or otherwise in defense of any action, suit or proceeding. The NGCL and the DGCL further provide that indemnification may be made by a corporation upon a determination that indemnification of a former or present director, officer, employee or agent is proper because that person acted in good faith and in a manner the person believed to be in or not opposed to the best interest of the corporation. Under the NGCL, this determination must be made by (1) the stockholders, (2) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) by independent legal counsel in a written opinion of a majority vote if a quorum consisting of directors who were not parties to the action, suit or proceeding so orders or (4) by independent legal counsel in a written opinion if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained. Under the DGCL, this determination must be made by (1) a majority vote of disinterested directors, even if less than a quorum, (2) a committee of disinterested directors designated by a majority vote of the disinterested directors, even if less than a quorum, (3) independent legal counsel in a legal opinion if there are no disinterested directors or (4) the stockholders.

  Appraisal Rights

     Mpower Stockholder Rights


     Under the NGCL, a stockholder of Mpower who does not vote in favor of, or consent in writing to, certain merger transactions on which such stockholder is entitled to vote, and who demands appraisal of his shares in connection with such merger transaction, may, under varying circumstances, be entitled to dissenters' rights pursuant to which such stockholder may receive cash in the amount determined to be the fair value of his shares together with a fair rate of interest, if any, in lieu of the consideration he would otherwise receive in the transaction. The NGCL provides that dissenter's rights are not available with respect to a merger or exchange by a corporation the shares of which are listed on a national securities exchange, included in the Nasdaq National Market System, or held of record by more than 2,000 holders unless the articles of incorporation of the corporation issuing the shares provides otherwise or the holders of the class or series of shares are required under the plan of merger or exchange to accept for their shares anything other than cash or owner's interests of the surviving entity or any other entity which was either listed on a national securities exchange, included in the Nasdaq National Market System or held of record by more than 2,000 holders.

     Holding Stockholder Rights

     Upon the effective time of the merger, stockholders of Holding who oppose certain merger transactions will have the right, subject to certain exceptions, to dissent and demand appraisal of, and to receive payment in cash of the fair market value of, their Holding's stock as set forth in the DGCL.

     A Holding stockholder will be entitled to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their shares of Holding if such stockholder:

     - holds stock of Holding on the record date for the special meeting approving the merger;

     - delivers to Holding prior to the special meeting a written notice that such stockholder intends to demand the appraisal of such stockholder's shares of Holding stock;

     - has neither voted in favor of nor consented to in writing the merger;

     - holds such shares of Holding stock until the effective date of the merger; and

     - otherwise complies with the provisions of Section 262 of the DGCL.

     Any such judicial determination of the fair value of the shares of Holding's stock could be based upon factors other than, or in addition to, the price per share of Holding's stock to be paid by the acquiring company in the merger or the market value of the shares of Holding's stock, including asset values and the investment value of the shares of Holding's stock. The value so determined could be more or less than the price per share paid to the holders of Holding's stock who do not exercise their appraisal rights under the DGCL.

     In order for a Holding's stockholder to avail himself of his appraisal rights, he must deliver to Holding before the vote on the merger transaction a written demand for appraisal of his shares. Within ten days of the consummation of the merger, the surviving corporation will notify the dissenting stockholder that the merger has been consummated. Within 120 days after the effective date of the merger, the dissenting stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the value of the Holding's stock held by him. The dissenting stockholder is entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. After the filing of a petition with the Court of Chancery, the Register in Chancery, if ordered by the court, will fix a time and date for the hearing of the petition. At the hearing, the court will determine which stockholders have appraisal rights and will appraise the shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The court will order the payment of the fair value of the shares by the surviving corporation.

  Certain Business Combinations

     Mpower Stockholder Rights

     The NGCL prohibits a Nevada corporation from engaging in certain combinations with an interested stockholder. With certain exceptions, an interested stockholder is generally defined as a person or group, or its affiliates, which collectively owns 10% or more of a corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 10% or more of a corporation's voting stock at any time within the previous three years. The term combination is defined broadly to include:

     - mergers or consolidations with the interested stockholder or any other corporation which is, or after the merger or consolidation would be, an affiliate or associate of the interested stockholder;

     - sales or other dispositions to the interested stockholder, or any affiliate or associate of the interested stockholder, of assets of the corporation or a subsidiary equal to (1) 5% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock or (2) 10% or more of the corporation's consolidated earning power or net income;

     - the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary having an aggregate market value equal to 5% or more of the aggregate outstanding stock of the corporation to the interested stockholder, except for the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the corporation:

     - the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or under agreement with, the interested stockholder or any affiliate or associate of the interested stockholder;

     - a reclassification, recapitalization, merger, consolidation or other similar transaction, whether or not with, proposed by or under agreement with the interested stockholder, which has the effect of increasing the proportionate share of the outstanding shares of any class or series of the corporation's outstanding stock owned by the interested stockholder or any affiliate or associate of the interested stockholder, except for immaterial changes because of adjustments of fractional shares; or

     - receipt by the interested stockholder, except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The NGCL prevents combinations with an interested stockholder for three years from the date of the interested stockholder's acquisition of the shares of the corporation, unless prior to the date on which the person becomes an interested stockholder, the board of directors approves the combination or the transaction that resulted in such person becoming an interested stockholder.

     Furthermore, the NGCL prohibits combinations with an interested stockholder after the expiration of the three-year moratorium unless:

     - the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder proposing the combination, or any affiliate or associate of the interested stockholder, approves the combination at a meeting called for that purpose no earlier than three years after the interested stockholder became such;

     - the aggregate amount of cash and the market value, as of the date of the consummation of the combination, of the consideration other than cash to be received per share by all of the holders of common stock not beneficially owned by the interested stockholder is at least equal to the higher of (A) the highest price per share paid by the interested stockholder, at a time when he was the beneficial owner of 5% or more of the outstanding voting stock of the corporation, for any common shares of the same class or series acquired by him within three years immediately before the date of the announcement with respect to the combination or within three years immediately before the transaction in which he became an interested stockholder, whichever is higher, plus compounded interest or (B) the market value per share of common stock on the date of the announcement with respect to the combination or the interested stockholder's date of acquiring shares, whichever is higher, plus interest; or

     - the aggregate amount of cash and the market value, as of the date of the consummation of the combination, of the consideration other than cash to be received per share by all of the holders of shares other than common stock not beneficially owned by the interested stockholder is at least equal to the higher of (A) the highest price per share paid by the interested stockholder, at a time when he was the beneficial owner of 5% or more of the outstanding voting stock of the corporation, for any common shares of the same class or series acquired by him within three years immediately before the date of the announcement with respect to the combination or within three years immediately before the transaction in which he became an interested stockholder, whichever is higher, plus compounded interest, (B) the highest preferential amount per share to which the holders of shares of the class or series of shares are entitled in the event of any voluntary liquidation, dissolution or winding up of the corporation, plus the aggregate amount of any dividends declared or due to which the holders are entitled before payment on another class or series of shares or (C) the market value per share of the class or series of stock on the date of the announcement with respect to the combination or the interested stockholder's date of acquiring shares, whichever is higher, plus interest.

     Although Nevada corporations may elect to opt out of these provisions by amending their articles of incorporation, such amendment would not be effective until 18 months after the stockholder vote approving it. Mpower has not elected to opt out of these provisions and, therefore, is subject to these provisions. However, because these provisions are not explicitly included in Mpower's articles of incorporation, they will not become a part of the certificate of incorporation of Holding upon the effective time of the proposed merger.

     Holding Stockholder Rights

     Delaware law restricts the ability of certain persons to acquire control of a Delaware corporation.

     Under Section 203, an interested stockholder, generally defined as a person owning 15% or more of a corporation's outstanding voting stock, is prevented from engaging in a business combination with the corporation for three years after becoming an interested stockholder unless:

     - prior to such time, the board of directors approved either the business combination or the transaction in which the interested stockholder became an interested stockholder;

     - upon consummation of the transaction in which the person became an interested stockholder, the interested stockholder became an 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or

     - the transaction is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Control Share Acquisitions

     Mpower Stockholder Rights

     The NGCL also regulates tender offers and business combinations involving Nevada corporations by providing that any acquisition by a person, either directly or indirectly, of ownership of, or the power to direct the voting of, 20% or more of the outstanding voting securities of a corporation is an acquisition of a controlling interest. The shares purchased in an acquisition of a controlling interest are referred to as control shares. Before the control shares may be voted, such an acquisition must be approved at a special meeting of either:

     - the holders of a majority of the voting power of the corporation, excluding those shares as to which any interested stockholder exercises voting rights; or

     - if the acquisition will result in any change of a preference or any relative or other right given to any class or series of outstanding shares, then it must be approved by the holders of a majority of each class or series affected, excluding those shares as to which any interested stockholder exercises voting rights.

     This special meeting of the stockholders must be held by the corporation to approve an acquisition of a controlling interest within 50 days after a request for such meeting is submitted by the person seeking to acquire control.

     If the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power of the corporation, all stockholders who have not voted in favor of granting full voting rights to the control shares have dissenters' rights.

     In order for this provision to be effective, a Nevada corporation must have 200 holders of stock entitled to vote and at least 100 holders of record must be residents of Nevada. Currently, Mpower is not subject to these provisions.

     The NGCL further provides that a corporation may opt out of these provisions by expressly specifying in its articles of incorporation or bylaws that these provisions do not apply. Mpower has not opted out of these provisions. However, because these provisions are not explicitly included in Mpower's articles of incorporation, they will not become a part of the certificate of incorporation of Holding upon the effective time of the proposed merger.

     Holding Stockholder Rights

     The DGCL does not contain an equivalent control share provision.

  Constituency Provisions

     Mpower Stockholder Rights

     The NGCL contains a provision that provides that directors and officers of a corporation, in exercising their respective powers with a view to the interests of the corporation, may consider, in addition to the interests of the common stockholders of a corporation, any of the following:

     - the interests of the corporation's employees, suppliers, creditors and customers;

     - the economy of the state of Nevada and the nation;

     - the interests of the community and of society; and

     - the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the corporation.

     The NGCL further provides that directors and officers are not required to consider the effect of a proposed corporate action upon any particular group having an interest in the corporation as a dominant factor.

     Holding Constituency Provisions

     The DGCL does not contain an equivalent provision requiring that the directors of a corporation consider the interests of any other constituency other than the common stockholders of a corporation.

LISTING OF HOLDING CAPITAL STOCK


     Holding has applied to list its common stock and Series D convertible preferred stock on the Nasdaq National Market System. It is expected that such listing will become effective on the effective date of the proposed merger, subject to the rules of such exchange. After the effective date of the proposed merger, Mpower common stock and Series D convertible preferred stock will be delisted from trading on this stock exchange.


RIGHTS PLAN


     Mpower entered into a Rights Plan, dated as of December 11, 2000, with Continental Stock Transfer & Trust Company, as rights agent. In connection with the Rights Plan, Mpower's board of directors declared a dividend with respect to each share of our common stock issued and outstanding at the close of business on December 11, 2000, and prior to the earlier of the date on which any of such rights under the plan become exercisable or the expiration date of such rights. Such dividend comprised a right that, when exercised, entitles its holder to purchase 1/1000th of a share of Mpower's Series E preferred stock or, under certain circumstances, other securities of Mpower, including Mpower's common stock, having a market value equal to twice the exercise price of the rights. Prior to the effective time of the proposed merger, the board of directors of Holding will adopt a rights plan with the same terms as the Rights Plan adopted by Mpower in December 2000 and will authorize 100,000 shares of Series E preferred stock of Holding, which will have the same terms as the authorized Series E preferred stock of Mpower. Promptly after the effective time, the board of directors of Holding will declare a dividend on the shares of common stock of Holding, comprised of a right issued pursuant to such rights plan, so that the same rights granted to the holders of Mpower's common stock under the Rights Plan will be granted to the holders of Holding's common stock under Holding's rights plan.



     The following is a summary of certain material provisions of Mpower's Rights Plan, but does not restate the Rights Plan in its entirety. The following summary is subject to, and is qualified in its entirety by reference to, all the provisions of the Rights Plan, a copy of which has been filed as an exhibit to Mpower's annual report for the fiscal year ended December 31, 2000 on Form 10-K filed with the Commission on March 8, 2001.



     - Exercise of Rights. Unless a later date is determined to be applicable by our board of directors, and subject to certain conditions, the rights issued pursuant to the Rights Plan are not exercisable until the earlier to occur of:


        (1) ten business days following a public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of Mpower's common stock; or

        (2) ten business days following the commencement or announcement of an intention to make a tender or exchange offer that would result in an acquiring person or group beneficially owning 15% or more of the outstanding shares of Mpower's common stock.

     Upon the earlier to occur of the two events described above, such rights become exercisable by their holders, in whole or in part, at any time thereafter by the timely surrender to the rights agent of a certificate representing such rights and an amount representing the purchase price for the total number of preferred stock or other securities as to which such rights are exercised. Under certain circumstances, if Mpower were involved in a merger or consolidation and were not the surviving entity, or if Mpower were to dispose of more than 50% of Mpower's assets or earning power, the rights would also entitle their holders, other than an acquiring person or group, to purchase securities in the surviving entity having a market value of two times the exercise price of such rights.

     Notwithstanding the above, Mpower's board of directors has the option to redeem all such rights at a nominal cost.

     - Transfer of Rights. Prior to occurrence of the earlier of the two events described above, such rights will be evidenced only by certificates of Mpower's common stock and not separate rights certificates, and such rights will not be transferable separately from the shares of common stock to which such rights are attached. The rights will not at any time be transferable to any person or group who beneficially owns or who will, whether as a result of such transfer or in connection with certain related transactions, beneficially own 15% or more of the outstanding shares of Mpower's common stock, subject to certain exceptions.

     - Expiration. The rights expire on December 11, 2010, unless earlier redeemed by Mpower.


     - Supplements and Amendments. Mpower may direct the rights agent to supplement or amend any provision of the Rights Plan without the consent of any holders of such rights prior to the occurrence of the earlier of the two events described above, subject to certain conditions. Thereafter, the Rights Plan may be only be amended without the consent of the holders of such rights to cure any ambiguity, to correct or supplement any provision that is defective or inconsistent with any other provision of the Rights Plan, to shorten or lengthen any provision relating to time periods in the Rights Plan, or to change or supplement any provision of the Rights Plan so long as such amendment or supplement does not adversely affect the holders, other than an acquiring person or group, of such rights.



     Mpower's Rights Plan is intended to encourage a potential acquiring person or group to negotiate directly with Mpower's board of directors. It may also delay the accomplishment of mergers or other takeover or change in control attempts with respect to Mpower and, accordingly, may discourage attempts to acquire Mpower.


BUSINESS AND MANAGEMENT OF HOLDING

  General


     Holding was incorporated under the laws of the State of Delaware in March 2000 for the purpose of becoming a co-obligor, together with Mpower, with respect to the Senior Notes due 2010 and eventually to become the holding company of Mpower and its subsidiaries. As a result, Holding has not conducted (other than administrative duties and financing activities) any business activities prior to the effective time of the proposed merger. Pursuant to the terms of the Senior Notes due 2010, Holding will become the sole obligor of the Senior Notes due 2010 upon consummation of the proposed reorganization.


  Management

     On March 5, 2001, Mpower, as the sole stockholder of Holding, elected and appointed each of its directors to serve as the directors of Holding. Subsequently, the board of directors of Holding appointed each of Mpower's executive officers to serve as the executive officers of Holding. Upon the effective time of the proposed merger, these directors, including directors to be elected at the annual meeting, and executive officers will continue to serve as the directors and executive officers of Holding.

HOLDING CAPITAL STOCK

  General


     At or prior to the effective time of the proposed merger, Holding will file an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware substantially incorporating the terms of Mpower's Articles of Incorporation and certificates of designation relating to the Series C, D, and E preferred stock. The following description summarizes the material terms of Holding's capital stock upon the effective time of the proposed merger. It is not a complete description of all of the terms of Holding's capital stock. You should read this description of Holding's capital stock as well as the DGCL, Holding's Certificate of Incorporation, and the forms of the amendment to Holding's Certificate of Incorporation, the certificate of designation for each class of authorized preferred stock of Holding and Holding's Amended and Restated By-laws, each Certificate of Incorporation, as amended, the certificate of designation for each class of authorized preferred to become effective upon the effective time of the proposed merger and filed as an exhibit to the registration statement of which this proxy statement and prospectus is a part.



     Holding's authorized capital stock will consist of 200,000,000 shares of common stock, $.001 par value per share, and 50,000,000 shares of preferred stock, $.001 par value per share. Of the 50,000,000 shares of authorized preferred stock, Holding will designate 1,250,000 shares as Series C convertible preferred stock, 3,154,953 shares as Series D convertible preferred stock and 100,000 shares as Series E preferred stock with the voting, dividend, liquidation and conversion rights summarized below. The shares of Holding's capital stock will have the same terms, including the same powers, rights, preferences, limitations, qualifications and restrictions, as the respective shares of Mpower's capital stock. As of April 5, 2001, 59,250,231 shares of common stock, 1,250,000 shares of Series C convertible preferred stock and 3,154,953 shares of Series D convertible preferred stock of Mpower were outstanding. As of March 31, 2001, 9,921,101 shares of common stock of Mpower were subject to outstanding options. As of the date of this proxy statement and prospectus, there were no shares of Mpower's Series A or B convertible preferred stock outstanding. Upon the effective time of the proposed merger, the Certificate of Incorporation, as amended, of Holding will not authorize a series of Series A or B convertible preferred stock.


     If Holding issues preferred stock in the future, the preferred stock will have the rights, terms and preferences specified by Holding's board of directors in a certificate filed with the Secretary of State of Delaware. The issuance of preferred stock by Holding's board of directors in the future could adversely affect the rights of holders of Holding's then outstanding classes of capital stock with preferences over the common stock and with voting rights equal to or greater than those of the common stock. Holding has no present plan to issue any additional series of preferred stock.

  Common Stock

     The holders of Holding's common stock will be entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of Holding's board of directors, subject to preferential dividend rights granted to holders of Holding's preferred stock. In the event of liquidation, each share of Holding's common stock will be entitled to share pro rata in any distribution of Holding's assets after payment or providing for the payment of liabilities and the liquidation preferences of Holding's preferred stock. Each holder of Holding's common stock will be entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

     Holders of Holding's common stock will have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there will be no conversion rights or redemption rights or sinking fund provisions with respect to Holding's common stock. The outstanding shares of Holding's common stock and the shares of Holding's common stock to be issued pursuant to the merger will be duly authorized, validly issued, fully paid and nonassessable.

  Series C Convertible Preferred Stock

     The Series C convertible preferred stock, which was issued by Mpower in December 1999, will have the rights and preferences described in the following paragraphs, upon the effective time of the proposed merger.

     Dividends accrue at the rate of 10% per year, are cumulative and must be paid before any dividends may be paid on Holding's common stock. Except as described below, accrued dividends will be paid in common stock at the time the Series C convertible preferred stock is converted into common stock if the dividends have not been paid before that time.

     On any matter submitted to Holding's stockholders, holders of shares of Series C convertible preferred stock will be treated as if they hold the number of shares of Holding's common stock into which their shares of Series C convertible preferred stock could be converted at that time and will be allowed to vote those shares along with the holders of Holding's common stock. In addition, the holders of shares of Series C convertible preferred stock will have the right to approve any action to:

     - increase or decrease the total number of authorized shares of or issue preferred stock ranking equal or senior to the Series C convertible preferred stock;

     - dispose of assets in excess of a fixed dollar amount, merge or consolidate or sell Holding;

     - liquidate Holding;

     - alter the terms of the Series C convertible preferred stock in a manner adverse to the holders of Series C convertible preferred stock;

     - pay dividends on Holding's common stock or other securities junior to the Series C convertible preferred stock other than dividends payable in Holding's common stock;

     - enter into transactions with Holding's affiliates other than transactions covered by specified exceptions;

     - make acquisitions in excess of a fixed dollar amount;

     - incur additional debt in excess of fixed amounts;

     - make material changes to Holding's business plan;

     - hire a chief executive officer;

     - organize subsidiaries or enter into joint ventures unless specified conditions are met; and

     - issue additional common stock that would result in an increase in the number of shares of common stock into which the Series C convertible preferred stock may be converted.

     If Holding were to take one of these restricted actions without the approval of the holders of the Series C convertible preferred stock, the holders of the Series C convertible preferred stock may have the right to require Holding to seek a sale of Holding. To avoid having to sell Holding if one of the restricted actions described above is not approved by the holders of Series C convertible preferred stock, Holding will have the right to redeem the Series C convertible preferred stock at predetermined prices. If Holding elects not to redeem the Series C convertible preferred stock and the required sale of Holding is not effected within six months, then the holders of the Series C convertible preferred stock would be entitled to elect a majority of Holding's board of directors.

     The approval rights described above will terminate if fewer than 416,667 shares of Series C convertible preferred stock remain outstanding.

     The holders of the Series C convertible preferred stock have the right to representation on Holding's board of directors as discussed below under "-- Series C Preferred Stock Board Representation."

     Upon Holding's liquidation, the holders of the Series C convertible preferred stock will be entitled to receive their liquidation amount on a pro rata basis with the holders of any series of preferred stock which ranks equally with the Series C convertible preferred stock and before any amounts may be paid to holders of Holding's common stock or any other junior securities. The liquidation amount will be the greater of (a) $28.00 per share plus the greater of $2.80 per share or the accrued and unpaid dividends or (b) the amount the holders of Series C convertible preferred stock would have received if the Series C convertible preferred stock had been converted into common stock. The holders of the Series C convertible preferred stock will have the right to elect that a sale of Holding be treated as a liquidation for these purposes. If the liquidation or sale occurs before June 30, 2002, the accrued dividends will not be paid to the extent the holders of Series C convertible preferred stock will receive more than $58.80 per share.

     A holder of shares of Series C convertible preferred stock may convert those shares into Holding common stock at any time. Each share of Series C convertible preferred stock may be converted into 1.5 shares of Holding's common stock at a conversion price of $18.67. The number of shares of Holding's common stock into which each share of Series C convertible preferred stock can be converted may be adjusted as a result of stock splits, stock dividends and other issuances of additional stock.

     Holding will have the right to require the conversion of the Series C convertible preferred stock if the price of Holding's common stock exceeds $37.33 per share on 20 consecutive trading days. If Holding requires conversion before June 30, 2002, no accrued dividends in excess of $2.80 per share will be paid.


     The holders of Series C convertible preferred stock will have the right to require Holding to redeem the Series C convertible preferred stock after December 30, 2005 or upon a sale of Holding. The redemption price will be equal to the greater of:


     - $28.00 per share plus the greater of $2.80 per share or accrued and unpaid dividends; or

     - the value of Holding common stock into which the Series C convertible preferred stock is then convertible.

     If we fail to redeem all shares of Series C convertible preferred stock within six months of the date specified by the holders of the Series C convertible preferred stock, then the holders of the Series C convertible preferred stock will have the right to elect a majority of Holding's board of directors.

  Series C Preferred Stock Board Representation


     The initial purchasers of Mpower's Series B convertible preferred stock and Series C convertible preferred stock, voting together, had the right to nominate two or more of Mpower's directors depending on the size of Mpower's board of directors and the percentage of Mpower's capital stock represented by these initial purchasers' Series C convertible preferred stock and common stock received upon conversion of the Series B convertible preferred stock or Series C convertible preferred stock. These initial purchasers also had the right to have one of their board representatives serve on each committee of Mpower's board of directors and on the board of each of Mpower's subsidiaries. In March 2000, all of Mpower's outstanding Series B convertible preferred stock was converted into Mpower common stock. The shares of common stock into which Mpower's Series B convertible preferred stock was converted will retain the rights described above upon the effective time of the proposed merger along with Holding's Series C convertible preferred stock. Pursuant to these rights, Mark Pelson and Mark J. Masiello have been elected to the board of directors of Mpower and Holding and will continue as directors of Holding upon the effective time of the proposed merger.


     This right to nominate directors will terminate if fewer than 416,667 shares of Series C convertible preferred stock remain outstanding and the shares of Series C convertible preferred stock and common stock issued upon conversion of the Series B convertible preferred stock or Series C convertible preferred stock constitute less than 5% of the outstanding common stock assuming conversion of all outstanding shares of Series C convertible preferred stock.

  Series D Convertible Preferred Stock

     The Series D convertible preferred stock will have the rights and preferences described in the following paragraphs upon the effective time of the proposed merger.

     Dividends accrue on the liquidation amount of $50.00 per share at the rate of 7.25% per year, which is equivalent to $3.625 per year, and are payable quarterly commencing on May 15, 2000, and must be paid before any dividends may be paid on Holding's common stock. At Holding's option, dividends may be paid in cash or in shares of Holding's common stock.

     The holders of Series D convertible preferred stock will have no voting rights, except as otherwise required under Delaware law or as provided in the certificate of designation.

     The holders of the outstanding shares of Series D convertible preferred stock, voting separately, and as a class together with the holders of any stock that ranks equally with the Series D convertible preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect to serve on Holding's board of directors the lesser of: (a) two additional members to the board of directors or (b) that number of directors constituting at least 25% of the members of the board of directors, if:

     - dividends on the Series D convertible preferred stock are in arrears and unpaid for six or more dividend periods, whether or not consecutive;

     - Holding fails to redeem all of the Series D convertible preferred stock in cash on February 15, 2012, the mandatory redemption date; or


     - Holding fails to offer to repurchase or, if the offer to repurchase is accepted, to repurchase shares of Series D convertible preferred stock if a non-stock change of control (as described in the certificate of designation) occurs.


     Each of the foregoing, is referred to as a voting rights triggering event.

     If a voting rights triggering event occurs, the number of members of the board of directors will be immediately and automatically increased by that number of directors elected by the Series D convertible preferred stock. The voting rights of the Series D convertible preferred stock will be continued until all voting rights triggering events are cured or waived, at which time, the term of any directors elected pursuant to the provisions of this paragraph will terminate and the number of directors constituting the board of directors will be immediately and automatically decreased by that number.

     Without the approval of the holders of at least 66 2/3 of the then outstanding shares of the Series D convertible preferred stock, Holding may not amend the change of control provisions of the Series D convertible preferred stock.

     Without the approval of the holders of at least a majority of the then outstanding shares of Series D convertible preferred stock, Holding may not:

     - amend the certificate of designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series D convertible preferred stock;

     - increase or decrease the total number of authorized shares of Series D convertible preferred stock;

     - waive any voting rights triggering event or compliance with any provisions of the Series D convertible preferred stock; or

     - enter into specified merger, consolidation or asset sale transactions.

     Upon Holding's liquidation, the holders of the Series D convertible preferred stock will be entitled to receive their liquidation amounts plus accumulated and unpaid dividends, if any, on a pro rata basis with the holders of any series of preferred stock which ranks equally with the Series D convertible preferred stock and before any amounts may be paid to holders of Holding's common stock or other junior securities. The liquidation amount is $50.00 per share.

     A holder of shares of Series D convertible preferred stock may convert those shares into Holding's common stock at any time. Each share of Series D convertible preferred stock may be converted into 1.1478 shares of Holding's common stock at a conversion price of $43.56 per share. The conversion price and number of shares may be adjusted as a result of stock splits, stock dividends, exchange or tender offers and other issuances of additional stock or non-stock distributions.


     On or after February 15, 2003, Holding may, at its option, cancel the conversion rights of the Series D convertible preferred stock. Holding may only exercise this option if the closing price of Holding's common stock equals or exceeds 140% of the conversion price for at least 20 trading days within any 30 trading day period.


     On February 15, 2012, Holding will be required to redeem all of the outstanding shares of the Series D convertible preferred stock at a redemption price, payable in cash, equal to the liquidation amount plus accumulated and unpaid dividends, if any, whether or not declared, to the date of redemption.

     On or after February 15, 2002, but before February 15, 2003, if the closing price of Holding's common stock equals or exceeds 150% of the conversion price for at least 20 trading days within any 30 day trading period, Holding may redeem Series D convertible preferred stock, which is referred to as a provisional redemption. If Holding redeems the Series D convertible preferred stock, the redemption price will be 105.8% of the liquidation amount, plus accumulated and unpaid dividends, if any, whether or not declared, to the date of the provisional redemption.

     If Holding undertakes a provisional redemption, the holders of shares of Series D convertible preferred stock called for redemption also will receive an additional payment in an amount equal to the present value of the dividends that would have been payable on the Series D convertible preferred stock for the period from the date of the provisional redemption to February 15, 2003.

     Holding may pay the redemption price, including any additional payment in cash or, at its option, if Holding satisfies conditions specified in the certificate of designation for the Series D convertible preferred in shares of Holding's common stock or a combination thereof.

     Upon the occurrence of a non-stock change of control, as described in the certificate of designation, each holder of Series D convertible preferred stock will have the right, at the holder's option, to require Holding to repurchase all of its shares of Series D preferred stock at a repurchase price specified in the certificate of designation. Holding may pay the repurchase price in cash or, at Holding's option, if Holding satisfies conditions specified in the certificate of designation for the series D convertible preferred stock in Holding's common stock. If the terms of Holding's outstanding indebtedness restrict Holding's ability to repurchase the Series D convertible preferred stock following a non-stock change of control, each holder will have the right to convert its shares of Series D convertible preferred stock into shares of Holding's common stock at the conversion price specified in the certificate of designation for the Series D convertible preferred stock.

     Upon the occurrence of a common stock change of control, as defined in the certificate of designation, each share of Series D convertible preferred stock will be convertible solely into Holding's common stock of the kind received by the holders of common stock as the result of the common stock change of control, at the conversion price specified in the certificate of designation for the Series D convertible preferred stock.

  Series E Preferred Stock


     In connection with the adoption of the Rights Plan in December 2000, Mpower's board of directors authorized the creation of 100,000 shares of Series E preferred stock. Prior to the effective date of the proposed merger, Holding's board of directors will adopt a rights plan having the same terms as Mpower's Rights Plan, and will authorize the creation of 100,000 shares of Series E preferred stock of Holding. See "-- Rights Plan". Holding's Series E preferred stock will have the same terms as Mpower's Series E Preferred Stock, which are summarized in the following paragraphs. Upon the effective time of the proposed merger, holders of Holding's common stock will have the rights granted pursuant to the rights plan.

     Quarterly dividends shall be paid to each holder of 1/1000th of a share of Series E preferred stock, such fraction of a share is referred to as a unit, in an amount equal to the greater of (1) $.01 or (2) the amount of any dividends paid during the previous quarter on any shares of Holding's common stock. Dividends shall begin to accrue from the date of issuance of each unit of Series E preferred stock. Accrued but unpaid dividends will not bear interest.

     The holders of each unit of Series E preferred stock shall have the following voting rights:

          (1) The holders of each unit of Series E preferred stock shall be entitled to one vote on all matters submitted to a vote of the stockholders of Holding. The holders of units and the holders of shares of Holding's common stock shall vote together as a class on all matters submitted to a vote of the stockholders;

          (2) If quarterly dividends are in arrears and unpaid for six or more quarters then the holders of the units, voting separately as a class, shall have the right to elect two of Holding's directors. If such an event occurs, then the number of members of Holding's board of directors will be immediately and automatically increased by the number of directors elected by the holders of units of Series E preferred stock. The voting rights of the Series E preferred stock discussed in this subparagraph will be continued until all accrued and unpaid quarterly dividends have been paid, at which time, the term of any directors elected pursuant to the provisions of this subparagraph will terminate and the number of directors constituting Holding's board of directors will be immediately and automatically decreased by that number.

     Upon Holding's liquidation, the holders of units of Series E preferred stock shall be entitled to receive their liquidation amounts plus accumulated and unpaid dividends, if any, on a pro rata basis with the holders of any series of preferred stock that ranks equally with the Series E preferred stock and before any amounts may be paid to holders of Holding's common stock or other junior securities. The liquidation amount is the greater of (1) $.01 per unit of Series E preferred stock or (2) an amount equal to the aggregate amount distributed to holders of Holding's common stock.

     The units of Series E preferred stock are not redeemable.

     The units of Series E preferred stock shall rank junior to all other series of preferred stock of Holding as to the payment of dividends and the distribution of assets unless the certificate of designation of any such series shall provide otherwise.

     The terms of the Series E preferred stock shall not be amended in any manner that would alter or change the powers, preferences and special rights of the Series E preferred stock without the affirmative vote of the holders of a majority or more of the outstanding units of Series E preferred stock, voting separately as a class.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS


     The following table sets forth, as of March 31, 2001 (unless otherwise indicated in the footnotes), certain information with respect to Mpower's common stock owned beneficially by (A) each director, including the nominees, (B) each of the executive officers named in the Summary Compensation Table beginning on page 41, (C) directors and executive officers as a group and (D) each person known by us to be a beneficial owner of more than 5% of Mpower's outstanding common stock.



                                                                NUMBER OF SHARES      PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED(1)   OWNERSHIP(2)
------------------------                                      ---------------------   -------------
West Highland Capital/Lang H. Gerhard(3)....................       18,610,900             31.4%
Providence Equity Partners III LLC(4).......................        7,847,231             13.0%
Maurice J. Gallagher, Jr., chairman of the board and
  director(5)...............................................        4,930,062              8.3%
David Kronfeld, director(6).................................        3,137,723              5.2%
Timothy P. Flynn, director(7)...............................        1,432,900              2.4%
Rolla P. Huff, president, chief executive officer and
  director(8)...............................................          551,250                *
Thomas Neustaetter, director................................           13,200                *
Richard W. Miller, director.................................            2,250                *
Mark J. Masiello, director(9)...............................                0                *
Mark Pelson, director(9)....................................                0                *
Kent F. Heyman(10)..........................................          241,350                *
Michael R. Daley, executive vice president..................           35,000                *
S. Gregory Clevenger, senior vice president.................           15,000                *
Roger J. Pachuta(11)........................................            6,150                *
Russell I. Zuckerman, senior vice president.................            2,050                *
Joseph M. Wetzel, president -- operations...................                0                *
All executive officers and directors as a group
  (14 persons)(5)(6)(7)(8)(9)(12)...........................       10,163,660             16.9%


---------------
  *  Less than 1% of total.

 (1) In accordance with the Securities and Exchange Commission's rules, each beneficial owner's holdings have been calculated assuming the full exercise of options and the conversion of all shares of convertible preferred stock held by the holder which are currently exercisable or convertible or which will become exercisable or convertible within 60 days after the date indicated and no exercise of options or conversion of preferred stock held by any other person.


 (2) Percentage of ownership is based on 59,250,231 shares outstanding as of March 31, 2001.


 (3) Lang H. Gerhard is the sole shareholder of West Highland Capital, Inc., a general partner of West Highland Partners, L.P. and manager of Estero Partners, LLC. The above number includes: (a) 6,500,000 shares owned solely by Mr. Gerhard; (b) 9,185,386 shares owned by an investment advisory client of West Highland Partners, Inc. or an investment limited partnership of which West Highland Capital, Inc., Estero Partners, LLC and Mr. Gerhard are the general partners; and (c) 2,925,514 shares owned by West Highland Partners, L.P., of which West Highland Capital, Inc., Estero Partners, LLC and Mr. Gerhard are the general partners. West Highland Capital's and Mr. Gerhard's address is 300 Drake's Landing Road, Suite 290, Greenbrae, California 94904.

 (4) Includes 892,857 shares of Series C convertible preferred stock, each share of which is convertible into 1.5 shares of common stock. Such shares represent 71.4% of the outstanding shares of the Series C convertible preferred stock. The address of this beneficial owner is 901 Fleet Center, 50 Kennedy Plaza, Providence, Rhode Island 02903.

 (5) Includes options to purchase 18,000 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date indicated above and 4,717,017 shares of common stock owned by the various partnerships, trusts or corporations with respect to which Mr. Gallagher is a general partner, beneficiary and/or controlling stockholder. Also includes 67,095 shares owned by a trust for the benefit of Mr. Gallagher's minor children with respect to which Mr. Gallagher disclaims any beneficial ownership interest. Mr. Gallagher's address is 3291 N. Buffalo Drive, Las Vegas, Nevada 89129.

 (6) Includes 2,588,809 shares of common stock and 357,143 shares of Series C convertible preferred stock, all of which are owned by partnerships in which Mr. Kronfeld is a general partner or manager of a general partner. Each share of Series C convertible preferred stock is convertible into 1.5 shares of common stock. Such shares represent 28.6% of the outstanding shares of the Series C convertible preferred stock. Mr. Kronfeld's address is JK&B Management, L.L.C., 180 North Stetson Avenue, Suite 4500, Chicago, Illinois 60601.

 (7) Includes options to purchase 14,400 shares which are presently exercisable and 153,000 shares of common stock owned by various partnerships or corporations with respect to which Mr. Flynn is a general partner and/or controlling stockholder.

 (8) Includes options to purchase 318,750 shares that are presently exercisable or will become exercisable within 60 days after the date indicated above.

 (9) Excludes 6,507,946 shares of common stock and 892,857 shares of Series C convertible preferred stock owned by Providence Equity Partners III L.P. and its affiliates. Mr. Masiello and Mr. Pelson disclaim beneficial ownership of these shares except to the extent of their pecuniary interest in the general partner of Providence Equity Partners III L.P.

(10) Mr. Heyman's stock ownership information is as of December 31, 2000.

(11) Includes 3,750 shares owned by Mr. Pachuta's spouse.


(12) Since August 2000, Mr. Pachuta is no longer designated as an executive officer, and since December 2000 Mr. Heyman is no longer designated as an executive officer. The total number of shares beneficially owned by Mpower's directors and executive officers is as of March 31, 2001 and does not include shares owned by Messrs. Pachuta and Heyman.


To Mpower's knowledge, Mpower's directors and executive officers do not own any shares of Mpower's Series D convertible preferred stock. Mpower is not aware that any person owns at least 5% of the outstanding shares of Mpower's Series D convertible preferred stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Mpower's directors and executive officers and persons who own more than 10% of Mpower's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

     Based solely on Mpower's review of the copies of such forms received by us with respect to transactions during 2000, or written representations from certain reporting persons, we believe that all filing requirements applicable to Mpower's directors, executive officers and persons who own more than 10% of Mpower's equity securities have been complied with except that the initial reports required for four of Mpower's newly elected officers and directors (Messrs. Clevenger, Higman, Miller and Pelson) were filed late by 4 days, 79 days, 19 days and 5 days, respectively.

                       EXECUTIVE OFFICERS OF THE COMPANY


     Mpower's executive officers and directors, and their respective ages as of March 31, 2001, are as follows:


NAME                                     AGE                  POSITION
----                                     ---                  --------
Rolla P. Huff..........................  44    Chief Executive Officer and President
Paul D. Celuch.........................  60    President -- Sales and Marketing
S. Gregory Clevenger...................  37    Senior Vice President -- Strategy,
                                                 Planning & Business Development
Michael R. Daley.......................  39    Executive Vice President and Chief
                                                 Financial Officer
Sean T. Higman.........................  41    Vice President and Treasurer
Joseph M. Wetzel.......................  45    President -- Operations
Russell I. Zuckerman...................  53    Senior Vice President -- General
                                                 Counsel and Secretary

     Rolla P. Huff was elected as Mpower's chief executive officer and president and as a member of Mpower's board of directors as of November 1, 1999. From March 1999 to September 1999, Mr. Huff served as president and chief operating officer of Frontier Corporation and served as executive vice president and chief financial officer of that corporation from May 1998 to March 1999. From July 1997 to May 1998, Mr. Huff was president of AT&T Wireless for the Central U.S. region and Mr. Huff served as senior vice president and chief financial officer of that company from March 1995 to July 1997. From July 1994 to March 1995, Mr. Huff was financial vice president of mergers and acquisitions for AT&T.

     Paul D. Celuch joined Mpower as president -- northeast region in May 2000 and has, since August 2000, served as Mpower's president -- sales and marketing. From January 1992 through April 2000, Mr. Celuch served as Vice President, Sales at several telecommunications companies: Coyote Technologies, from April 1998 to April 2000, Intermedia Communications, from June 1996 to April 1998, and Frontier Communications, from January 1992 to June 1996.

     S. Gregory Clevenger joined Mpower as senior vice president -- corporate development in January 2000 and has since September 2000 served as Mpower's senior vice president -- strategy, planning & business development. From March 1997 to December 1999, Mr. Clevenger was vice president of investment banking at Goldman, Sachs & Co. in the communications, media and entertainment group in Singapore and New York. From September 1992 to March 1997, Mr. Clevenger was an associate and vice president in the investment banking division of Morgan Stanley & Co. Incorporated in New York, Hong Kong and Singapore in a variety of groups including the global telecommunications group and the global project finance and leasing group.

     Michael R. Daley joined Mpower as executive vice president and chief financial officer in November 1999. From November 1998 to November 1999, Mr. Daley served as executive vice president and chief financial officer of Concentrix Corporation. From 1984 through ACC Corp.'s merger with Teleport Communications Group, Inc. in 1998, Mr. Daley served in various capacities at ACC Corp., including as executive vice president and chief financial officer from March 1994 to October 1998 with responsibilities including operations support, investor relations, human resources, legal, mergers and acquisitions and business development.

     Sean T. Higman has served as Mpower's vice president and treasurer since June 2000. Mr. Higman served from September 1988 to June 2000 with RGS Energy Group and its subsidiary Rochester Gas & Electric (RG&E), most recently as assistant treasurer from January 2000. During his tenure, Mr. Higman also held positions of director of trust asset management, director of financial projects and manager of treasury operations. From 1986 to 1988, Mr. Higman was manager of treasury analysis with Telco Systems, Inc.

     Joseph M. Wetzel has served as Mpower's president of operations since August 2000. From 1997 to 2000, Mr. Wetzel was vice president of technology with MediaOne Group and from 1993 to 1997 was vice president of technology with MediaOne's multimedia group. From 1986 to 1993, Mr. Wetzel served in numerous positions with US West Advanced Technologies including senior director, technical management and program management. From 1986 to 1997 he held a variety of engineering and operational management roles with US West Communications.

     Russell I. Zuckerman joined Mpower in January 2000 as director of national legal affairs and has served as Mpower's secretary since August 2000. Since December 2000, he has served as senior vice president -- general counsel and secretary. Before joining us, he had been in private practice since 1973 with Underberg & Kessler, LLP, a Rochester firm. Mr. Zuckerman had served as managing partner and chairman of the litigation department at Underberg & Kessler, and specialized in all aspects of litigation, including commercial, banking and employment.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION


     The following table shows, for the fiscal years ended December 31, 2000, 1999 and 1998, the cash compensation paid by Mpower, as well as certain other compensation paid or accrued for such year, for Mpower's chief executive officer, the four most highly compensated executive officers other than the chief executive officer employed by Mpower as of December 31, 2000 and two other former executive officers who were among the four most highly compensated officers for 2000. This table also indicates the principal capacities in which they served during 2000.


                           SUMMARY COMPENSATION TABLE


                                                           ANNUAL COMPENSATION               LONG TERM
                                                 ---------------------------------------   COMPENSATION
                                                                                              AWARDS         ALL OTHER
                                                                          OTHER ANNUAL     -------------    COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR   SALARY($)   BONUS($)    COMPENSATION($)   OPTIONS(#)(1)        ($)
---------------------------               ----   ---------   ---------   ---------------   -------------    ------------
Rolla P. Huff...........................  2000    500,000           --       67,150           675,000              --
  president and chief executive           1999     77,923    1,000,000           --           600,000              --
  officer(2)
Joseph M. Wetzel........................  2000     77,884      300,000           --           275,000              --
  president -- operations(3)
Michael R. Daley........................  2000    225,000           --           --            75,000              --
  executive vice president and chief      1999     17,308           --           --           300,000(5)           --
  financial officer(4)
S. Gregory Clevenger....................  2000    182,692      105,000           --            50,000          66,092(6)
  senior vice president -- strategy,      1999         --           --           --           187,500(5)           --
  planning & business development
Russell I. Zuckerman....................  2000     97,528       15,000           --            52,000              --
  senior vice president -- general        1999         --           --           --            48,000(5)           --
  counsel and secretary
Kent F. Heyman..........................  2000    195,000       45,000           --                --              --
  senior vice president --                1999    100,000           --           --           123,750(8)           --
  general counsel(7)                      1998    106,350       10,000           --            39,000              --
Roger J. Pachuta........................  2000    165,385       75,000           --           150,000              --
  senior vice president -- network
  services(9)


---------------
(1) All stock options have been adjusted to reflect the 3-for-2 stock split on August 28, 2000.

(2) Mr. Huff commenced employment with us in November 1999, and therefore, the salary shown for him for 1999 is for the period from November 1999 through December 1999. Mr. Huff received a signing bonus in 1999 in the amount indicated in the above table upon his employment with us. Mr. Huff's other annual compensation includes various perquisites received by him.

(3) Mr. Wetzel commenced employment with us in August 2000, and therefore, the salary shown for him for 2000 is for the period from August 2000 through December 2000.

(4) Mr. Daley commenced employment with us in November 1999, and therefore, the salary shown for him for 1999 is for the period from November 1999 through December 1999.

(5) These options were repriced in September 2000.


(6) The other compensation received by Mr. Clevenger in 2000 represents moving expense reimbursements.


(7) As of December 2000, Mr. Heyman is no longer designated as an executive officer of Mpower.

(8) 112,500 of these options were repriced in September 2000.

(9) Since August 2000, Mr. Pachuta is no longer designated as an executive officer of Mpower, but remains senior vice president -- network services.

OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 2000

     The table below sets forth information regarding all stock options granted in the 2000 fiscal year under Mpower's Stock Option Plan to those executive officers named in the Compensation Table above.

                                        % OF TOTAL
                           NUMBER OF     OPTIONS                  MARKET                  POTENTIAL REALIZED VALUE AT
                           SECURITIES   GRANTED TO               PRICE OR                   ASSUMED ANNUAL RATES OF
                           UNDERLYING   EMPLOYEES               FAIR VALUE                STOCK PRICE APPRECIATION(3)
                            OPTIONS     IN FISCAL    EXERCISE   ON DATE OF   EXPIRATION   ----------------------------
                            GRANTED      YEAR(1)      PRICE       GRANT         DATE           5%             10%
                           ----------   ----------   --------   ----------   ----------   ------------   -------------
Rolla P. Huff............   300,000        3.4%       $46.67      $36.33      03/20/10     $3,754,925     $14,271,757
Rolla P. Huff............   375,000        4.2%       $36.33      $36.33      03/20/10     $8,568,681     $21,714,721
Joseph M. Wetzel.........   200,000        2.2%       $ 8.70      $ 8.70      09/14/10     $1,094,667     $ 2,774,100
Joseph M. Wetzel.........    75,000        0.8%       $ 2.53      $ 2.53      12/01/10     $  119,389     $   302,556
Michael R. Daley(2)......    75,000        0.8%       $20.00      $ 2.75      11/29/10     $        0     $         0
S. Gregory
  Clevenger(2)...........    50,000        0.6%       $ 2.53      $ 2.53      12/01/10     $   79,593     $   201,704
Russell I.
  Zuckerman(2)...........     8,000        0.1%       $ 5.50      $ 5.50      10/18/10     $   27,671     $    70,125
Russell I.
  Zuckerman(2)...........    44,000        0.5%       $ 2.94      $ 2.94      12/18/10     $   81,285     $   205,991
Kent F. Heyman(2)........      None         --            --          --            --             --              --
Roger J. Pachuta.........   150,000        1.7%       $ 8.70      $ 8.70      09/14/10     $  821,000     $ 2,080,575

---------------
(1) In determining the percentage of total options granted during 2000, all repriced options are excluded.

(2) Excludes repriced options initially granted in prior years.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of our common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table shows aggregate exercises of options during 2000 and the values of options held as of December 31, 2000 by Mpower's executive officers who are named in the Summary Compensation Table above.

                                                                                       VALUE OF UNEXERCISED
                                                                      NUMBER OF            IN-THE-MONEY
                                         NUMBER OF               UNEXERCISED OPTIONS         OPTIONS
                                          SHARES                  DECEMBER 31, 2000    DECEMBER 31, 2000(1)
                                        ACQUIRED ON    VALUE       EXERCISABLE(E)/       EXERCISABLE(E)/
                                         {EXERCISE    REALIZED    UNEXERCISABLE(U)      {UNEXERCISABLE(U)
                                        -----------   --------   -------------------   --------------------
Rolla P. Huff.........................        --            --          150,000E                 None
Rolla P. Huff.........................        --            --        1,125,000U                 None
Joseph M. Wetzel......................        --            --          275,000U             $194,535U
Michael R. Daley......................        --            --          375,000U                 None
S. Gregory Clevenger..................        --            --          237,500U             $129,690U
Russell I. Zuckerman..................        --            --          100,000U             $ 96,250U
Kent F. Heyman........................    11,250      $313,860           18,000E             $ 57,800E
Kent F. Heyman........................        --            --          132,300U             $ 57,800U
Roger J. Pachuta......................        --            --          150,000U                 None

---------------
(1) Amounts shown are based upon the closing sale price for Mpower's common stock on December 31, 2000, which was $5.125 per share.

10-YEAR OPTION REPRICING TABLE

     The following table provides information regarding the repricing of options granted to Mpower's executive officers, which is discussed more fully under "Board Compensation Committee Report on Executive Compensation -- Repricing of Stock Options."

                                                                                             LENGTH OF
                                                                                              ORIGINAL
                                            NUMBER OF     MARKET     EXERCISE               OPTION TERM
                                            SECURITIES   PRICE OF    PRICE OF               REMAINING AT
                                            UNDERLYING   STOCK AT    STOCK AT      NEW        DATE OF
                                             OPTIONS      TIME OF     TIME OF    EXERCISE    REPRICING
              NAME                 DATE      REPRICED    REPRICING   REPRICING    PRICE       (MONTHS)
              ----                 ----     ----------   ---------   ---------   --------   ------------
Rolla P. Huff...................       --       none          --          --         --          --
Joseph M. Wetzel................  9/14/00    200,000       $8.70      $ 8.88      $8.70         119
Paul D. Celuch..................  9/14/00    112,500       $8.70      $32.67      $8.70         116
Michael R. Daley................  9/14/00    300,000       $8.70      $16.67      $8.70         110
S. Gregory Clevenger............  9/14/00    187,500       $8.70      $23.58      $8.70         111
Sean T. Higman..................  9/14/00     45,000       $8.70      $32.67      $8.70         117
Russell I. Zuckerman............  9/14/00     48,000       $8.70      $25.67      $8.70         112
Kent F. Heyman..................  9/14/00    112,500       $8.70      $18.33      $8.70         110
Roger J. Pachuta................  9/14/00    150,000       $8.70      $33.87      $8.70         113

DIRECTOR COMPENSATION

     Mpower's outside directors (Messrs. Flynn, Kronfeld, Masiello, Miller, Neustaetter and Pelson) receive meeting fees of $500 to $1,000 per meeting of the board of directors or committee attended in person in addition to reimbursement of their expenses in attending meetings of the board of directors. Mr. Miller was also granted 45,000 stock options on February 25, 2000 at an exercise price of $61.25. Those options were cancelled on February 9, 2001 and 45,000 new stock options were issued on that date with an exercise price of $6.31, vesting 25% annually over four years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since May 12, 2000, the compensation committee has consisted of Timothy P. Flynn, David Kronfeld and Mark Pelson. Prior to that time, the compensation committee consisted of Jack L. Hancock and Thomas Neustaetter. None of the members of the compensation committee have been officers or employees of Mpower.

EMPLOYMENT AGREEMENTS

     Rolla P. Huff. Mpower's employment agreement with Mr. Huff provides for a base salary of $500,000 per year and an annual bonus of up to 100% of his base salary based on Mpower's achievement of certain annual targets to be established by the board of directors in conjunction with Mpower's annual operating budget or in the discretion of the board of directors. Mr. Huff received a $1,000,000 signing bonus upon his employment with Mpower. The signing bonus is subject to repayment if Mr. Huff's employment with Mpower is terminated before three years of employment under certain circumstances. Mr. Huff is required to devote his full time and efforts to the business of Mpower during the term of his employment agreement which expires in October 2002. Mr. Huff's employment may be terminated by either Mpower or Mr. Huff at any time. Mr. Huff has agreed not to participate in a competitive business during the term of his employment and for a period of twelve months following termination. If Mr. Huff's employment is terminated by Mpower without cause or after a change of control, Mr. Huff will be entitled to severance pay equal to two times the salary and bonus paid to him during the previous 12 months with payments to be made over the 24 month period following his termination of employment.

     In connection with Mr. Huff's employment with Mpower, Mpower sold to Mr. Huff 225,000 shares of common stock at its value at that time ($19.21 per share, adjusted for the stock split on August 28, 2000). The purchase price was payable by a non-recourse promissory note secured by the shares purchased. The promissory note bears interest at 7.5% per annum and is due in November 2002. Mpower has agreed to forgive all payments due under the promissory note if there is a change of control, if Mr. Huff is continuously employed by Mpower until November 2002 or if Mr. Huff's employment is terminated prior to that time by Mpower without cause or as a result of Mr. Huff's disability. The shares of stock are subject to repurchase by Mpower at cost, at Mpower's option if Mr. Huff's employment is terminated other than by Mpower without cause or as a result of a change of control or Mr. Huff's death or disability.


     Michael R. Daley. Mpower's employment agreement with Mr. Daley provides for a base salary of $225,000 per year and an annual bonus of up to 75% of his base salary based on Mpower's achievement of certain annual targets to be established by the board of directors in conjunction with Mpower's annual operating budget. Mr. Daley's employment may be terminated by either Mpower or Mr. Daley at any time. Mr. Daley has agreed not to participate in a competitive business during the term of his employment and for a period of twelve months following termination. If Mr. Daley's employment is terminated by Mpower without cause or after a change of control, Mr. Daley will be entitled to severance pay equal to two times the salary and bonus paid to him during the previous 12 months with payments to be made over the 24 month period following his termination of employment.


     Joseph M. Wetzel. Mpower's employment agreement with Mr. Wetzel provides for a base salary of $250,000 per year and an annual bonus of up to 75% of his base salary based upon achieving established corporate, functional and individual goals. For the year 2000, Mr. Wetzel is guaranteed a bonus of $100,000, which is to be paid in 2001. Mr. Wetzel also received a $300,000 signing bonus at the time he began employment. The signing bonus vests equally over three years. If Mr. Wetzel voluntarily terminates his employment or Mpower terminates him for cause prior to vesting, he will be required to repay the unvested amount. Mr. Wetzel's employment may be terminated by either Mpower or Mr. Wetzel at any time. If Mr. Wetzel's employment is terminated by Mpower without cause or due to a change of control or there is a material change in Mr Wetzel's responsibilities upon a change in control, Mr. Wetzel will receive severance pay of 24 months base salary.

     Kent F. Heyman. Mpower's retirement and employment agreement with Mr. Heyman provides for a salary at the rate of $180,000 per year until December 31, 2000, an additional sum of $94,500 on January 1,

2001 as retirement severance and a salary totaling $40,500 for the period from January 1, 2001 through December 31, 2001. Under the terms of the agreement, Mr. Heyman has agreed not to compete with Mpower for a period of time.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     Since May 12, 2000, the Compensation Committee (the "Committee") has been comprised of Messrs. Flynn, Pelson and Kronfeld, each of whom is a non-employee director. For the period from January 1, 2000 through May 12, 2000, the Committee was comprised of Jack Hancock and Thomas Neustaetter. Prior to May 12, 2000, the role of the Committee was to approve compensation levels of Mpower's executive officers who also serve on the board of directors and other officers or employees with an annual base salary in excess of $150,000, to approve incentive payments to each executive officer who serves on the board of directors and to administer Mpower's Stock Option Plan. After May 12, 2000, the role of the Committee remained the same except the compensation level of officers and employees which had to be approved by the Committee increased from $150,000 to $250,000.

COMPENSATION PHILOSOPHY

     Mpower's executive compensation programs are designed to enhance the value of Mpower to Mpower's stockholders. This is accomplished through policies and practices that facilitate the achievement of Mpower's performance objectives, provide compensation that will attract and retain the talent required to achieve Mpower's goals and align Mpower's executive officers' interests with the interests of Mpower's stockholders.

     Mpower's approach to executive compensation has been designed to provide a competitive compensation program that will enable Mpower to attract, motivate, reward and retain individuals who possess the skills, experience and talents necessary to advance Mpower's growth and financial performance. Mpower's compensation policies are based on the principle that each executive's financial rewards should be aligned with the financial interests of Mpower's stockholders. The Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. Mpower's executive compensation policy has three key elements: (i) a long-term component consisting of stock options and stock purchases, (ii) an annual component (base salary), and (iii) performance-based compensation consisting of stock options and/or cash compensation.

BASE SALARY

     The base salaries of executive officers are initially determined by reference to: industry standards, individual performance, and the scope of responsibility in relation to other officers and key executives within Mpower. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered. The base salaries of Rolla P. Huff, Michael R. Daley and certain other officers were negotiated within the context of employment agreements between them and Mpower.

     While it is the Committee's intent to continue to review periodically base salary information to monitor competitive ranges within the applicable market, including consideration of Mpower's geographic location and individual job responsibilities, it is further the intent of the Committee to maintain a close relationship between Mpower's performance and the base salary component of Mpower's executive officers' compensation.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction with respect to any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule.

     The cash compensation paid by Mpower to each of its executive officers is expected to be well below $1 million and Mpower believes that options granted under its Stock Option Plan will meet the requirements for qualifying as performance-based. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Rolla P. Huff entered into an employment agreement with Mpower in November 1999, which provides for a base salary of $500,000 per year and an annual bonus of up to 100% of his base salary. The bonus is based on Mpower's achievement of certain annual targets established by the board of directors in conjunction with Mpower's annual operating budget or in the discretion of the board of directors.

STOCK OPTIONS

     Under Mpower's Stock Option Plan, stock options are granted to Mpower's executive officers and all other employees. Upon joining Mpower, an individual's initial option grant is based on the individual's responsibilities and position. Subsequent stock option awards are based primarily on an individual's performance and responsibilities. Because of the competitive nature of Mpower's business, the Committee believes stock option grants are an effective method of incentivising executives to take a longer term view of Mpower's performance and to ensure that Mpower's executives' and stockholders' interests are in alignment. In addition, during 2000, stock options were granted to certain executive officers in lieu of base salary increases.

     The exercise price of each option has generally been the market price (or estimated fair value before we were public) of the common stock on the date of grant. Option grants given in lieu of a cash bonus typically provide for vesting after one year. Other option grants generally provide for delayed vesting over a period of three to five years. All options have a term of ten years. The Committee believes that stock options give the executive officers greater incentive throughout the term of the options to strive to operate Mpower in the manner that directly affects the financial interests of the stockholders both on a long term, as well as a short term, basis.

     In determining the number of option shares to grant to executive officers, the Committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendations of the President is of paramount importance in determining stock option awards.

REPRICING OF STOCK OPTIONS

     In September 2000, following a sharp, sudden drop in the price of Mpower's stock, the Committee became concerned with the effect of the price drop on employees holding stock options with higher, and in many cases, significantly higher exercise prices. After carefully reviewing the matter, the Committee unanimously recommended to the board of directors that we offer to all current and active employees of Mpower, except Mpower's chief executive officer, Rolla
P. Huff, the opportunity to have all their existing options cancelled and new options granted with an exercise price equal to the fair market value of the shares on September 14, 2000, as defined in Mpower's Stock Option Plan. All of the terms of such new options would be identical to the cancelled options, except for vesting periods, which would be annually over four years, with 25% of each option vesting on September 14, 2001, September 14, 2002, September 14, 2003 and September 14, 2004. A table showing the options held by executive officers who elected to accept the cancellation of their old options and the grant of new options is set forth under "Executive Compensation -- 10 Year Option Repricing Table".

     In recommending the option repricing, the Committee and the board of directors were motivated by a desire and a need to preserve Mpower's talented employee base in light of the loss of incentive value represented by stock options with considerably higher exercise prices than the prevailing stock price. Mpower operates in an intensely competitive environment for qualified employees and executives, given the number of telecommunication companies nationwide, and more particularly, in the Rochester, New York area, where Mpower's headquarters are located. The Committee and the board of directors felt that a repricing of the options was essential and would substantially assist Mpower in retaining Mpower's employees and manage-ment team. Also of great significance was the fact that the board of directors recognized the important role that stock options serve in aligning the incentives of Mpower's employees with the interests of Mpower's stockholders.

PERFORMANCE BONUSES

     For the year 2000, each executive officer is eligible to receive a target bonus equal to a pre-determined percentage of his annual base earnings under the 2000 Management Incentive Bonus Program. The bonuses will be paid to executive officers in March 2001. The 2000 bonus program is based upon the results of a formula which takes into consideration corporate, regional and individual results in 2000. Factors considered in the bonus formula are (i) Mpower's corporate and regional revenue, (ii) Mpower's corporate and regional EBITDA,
(iii) voice lines installed, (iv) data lines installed, and (v) other qualitative factors and personal objectives for each of these executives. Factors (i) through (iv) above require certain thresholds to be achieved in order to receive any payout. In addition, if over target performance is achieved with respect to some of the factors, an over target payout of up to 150% of the target bonus is possible.

               Submitted by

               COMPENSATION COMMITTEE

               Timothy P. Flynn          Mark Pelson           David Kronfeld
                                                               Chairman

     The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement and prospectus into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

                            STOCK PERFORMANCE GRAPH

     The following stock price performance graph compares Mpower's stock performance to the CRSP Total Return Index for the NASDAQ National Composite Index and the NASDAQ Telecommunications Index. The stock price performance graph assumes an investment of $100 in Mpower and the two indexes, respectively, on May 11, 1998, and further assumes the reinvestment of all dividends. Stock price performance, presented for the period from May 11, 1998 (the date upon which Mpower's common stock was first traded) through December 31, 2000 is not necessarily indicative of future results. The May 11, 1998 stock price used for Mpower's stock is the initial public offering price.
[Stock Performance Line Graph]

                                                                                     NASDAQ                  NASDAQ NATIONAL
                                                  MPOWER COMMUNICATIONS     TELECOMMUNICATIONS INDEX      COMMUNICATIONS INDEX
                                                  ---------------------     ------------------------      --------------------
May 98                                                   100.00                      100.00                      100.00
Dec 98                                                    41.18                      118.84                      130.67
Dec 99                                                   298.53                      220.90                      264.87
Dec 00                                                    67.83                      134.15                      120.89

     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement and prospectus into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

                              CERTAIN TRANSACTIONS

     Mpower has entered into an agreement to lease approximately 76,000 square feet of office space from a limited liability company which is principally owned by two of Mpower's directors, Maurice J. Gallagher, Jr. and Timothy P. Flynn. The average rental rate is $1.70 per square foot per month which includes common area maintenance charges. Mpower's management believes that the terms and conditions of this lease arrangement are at least as favorable to Mpower as those which Mpower could have received from an unaffiliated third party. During 2000, Mpower paid $1,643,000 in lease payments and leasehold improvements under this arrangement.

     Mpower entered into a lease agreement for an Astra aircraft with Messrs. Flynn and Gallagher in December 1999. The lease agreement, which provided for a base rental of $65,000 per month, was terminated in May 2000. During 2000, Mpower paid $337,000 under this lease agreement.

     On October 13, 1999, Mpower sold 225,000 shares of its common stock at a price of $19.21 per share to its chief executive officer, Rolla P. Huff. The purchase price was payable by a non-recourse promissory note secured by the shares purchased. The promissory note bears interest at 7.5% per annum and is due on October 13, 2002. As of March 1, 2001, the balance on this note is $4,770,000. No payments have been made on this note. Mpower has agreed to forgive all payments due under the promissory note if there is a change of control, if Mr. Huff is continuously employed by Mpower until November 2002 or if Mr. Huff's employment is terminated prior to that time by Mpower without cause or as a result of Mr. Huff's disability.

     On March 20, 1998, Mpower sold 18,000 shares of its common stock at a price of $5.55 per share to Kent F. Heyman, our former senior vice president and general counsel, in exchange for a promissory note secured by the shares purchased. The loan is to be repaid in 36 equal monthly installments of principal and interest (6% per annum) commencing on the termination date set in his retirement and employment agreement. Mpower has also agreed to waive its right to repurchase any shares of its stock securing the promissory note. However, in the event of a breach of any of the terms and conditions of the retirement and employment agreement or under other circumstances specified in the agreement, all balances on the loans shall be immediately due and payable and Mpower would be entitled to exercise its rights then existing with respect to the repurchase of its shares. The highest amount outstanding in 2000 for this note was $121,000.

     In December 1999, Mpower sold to JK&B Capital III, L.P. and its affiliates (entities controlled by Mpower's director, David Kronfeld) 357,143 shares of Series C convertible preferred stock at $28.00 per share for a total consideration of $10,000,000. Of the total consideration, $4,900,000 was paid by an interest bearing promissory note due in March 2000. Mpower received full payment on the note in February 2000. The highest amount outstanding on this note was $4,945,000, which was the balance in February 2000 when the note was paid.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The board of directors and the Audit Committee have selected Arthur Andersen LLP as Mpower's independent auditors for the ensuing fiscal year. Arthur Andersen LLP has served as Mpower's independent auditors since February 1998. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                       FEES PAID TO INDEPENDENT AUDITORS

  Audit Fees

     The fees and expenses for the annual audit of Mpower's financial statements by Arthur Andersen LLP for the fiscal year ended December 31, 2000 were $285,053.

  Financial Information Systems Design and Implementation Fees

     There were no fees billed for financial information systems design and implementation services rendered by Arthur Andersen LLP to Mpower for the fiscal year ended December 31, 2000. Mpower's Audit Committee has determined that provision of these services is compatible with maintaining the independence of Arthur Andersen LLP.

  All Other Fees

     The aggregate fees billed for all other non-audit services, including fees for tax-related services, rendered by Arthur Andersen LLP to Mpower for the fiscal year ended December 31, 2000 were $750,242. Our Audit Committee has determined that provision of these non-audit services is compatible with maintaining the independence of Arthur Andersen LLP.


                                    EXPERTS



     The audited consolidated financial statements incorporated by reference in this proxy statement and prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements are incorporated in this proxy statement and prospectus by reference in reliance upon the authority of said firm as experts in giving said report.



     The financial statements of CDM On-Line, Inc. (the Predecessor) at December 31, 1997, December 31, 1998, and May 31, 1999, and for each of the two years in the period ended December 31, 1998, and for the period January 1, 1999 to May 31, 1999, as well as the consolidated financial statements of Primary Network Holdings, Inc. (the Successor), at September 30, 1999, and for the period June 1, 1999 to September 30, 1999, incorporated by reference herein and appearing in Amendment No. 1 to the Registration Statements (Form S-4 No. 333-39884 and No. 333-39884-01, respectively) and related Prospectus of MGC Communications Inc. and its wholly owned subsidiary, Mpower Holding Corporation, for the registration of $429,463,000 of its 13% Senior Notes due 2010, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (of which the May 31, 1999 and September 30, 1999 reports contain an explanatory paragraph describing conditions that raise substantial doubt about the Predecessor and Successor companies ability to continue as a going concern as described in Note 1 in each of these respective financial statements) included therein and incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the common stock, Series C convertible preferred stock and Series D convertible preferred stock of Holding offered hereby will be passed upon for Holding by Shearman & Sterling, counsel to Holding. Certain U.S. federal tax matters relating to the proposed reorganization will be passed upon by Nixon Peabody LLP, special counsel to Mpower.

                      WHERE YOU CAN FIND MORE INFORMATION

     Both Mpower and Holding are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information we file with the Securities and Exchange Commission can be viewed electronically through the Securities and Exchange

Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Securities and Exchange Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Mpower or Holding file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.


     The Securities and Exchange Commission allows Mpower and Holding to "incorporate by reference" information into this proxy statement and prospectus, which means that Mpower and Holding can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this proxy statement and prospectus, except for any information superseded by information contained directly in this proxy statement and prospectus, and information that Mpower and Holding file later with the Securities and Exchange Commission will automatically update and supersede this information. This proxy statement and prospectus incorporates by reference the documents set forth below that Mpower has previously filed with the Securities and Exchange Commission. These documents contain important information about Mpower and Holding and their financial condition.

     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO: GENERAL COUNSEL, Mpower COMMUNICATIONS CORP., 175 SULLY'S TRAIL, PITTSFORD, NY, 14534, TELEPHONE: (716) 218-6550. TO OBTAIN TIMELY DELIVERY OF THESE DOCUMENTS YOU MUST MAKE SUCH REQUEST NO LATER THAN MAY 19, 2001, FIVE DAYS PRIOR TO THE DATE SET FOR Mpower'S ANNUAL MEETING OF STOCKHOLDERS.


     The following documents filed with the Securities and Exchange Commission by Mpower or Holding are incorporated herein by reference:


           (i) Mpower's Annual Report on Form 10-K for the period ended December 31, 2000;


           (ii) The financial statements of CDM On-Line, Inc. (the Predecessor) at December 31, 1997, December 31, 1998, and May 31, 1999, and for each of the two years in the period ended December 31, 1998, and for the period January 1, 1999 to May 31, 1999, as well as the consolidated financial statements of Primary Network Holdings, Inc. (the Successor), at September 30, 1999, and for the period June 1, 1999 to September 30, 1999, appearing in Amendment No. 1 to Mpower's and Holding's registration statement on Form S-4 dated July 25, 2000 (file nos. 333-39884 and 333-39884-01);



          (iii) Mpower's Current Report on Form 8-K dated January 31, 2001;



           (iv) Mpower's Current Report on Form 8-K dated April 12, 2001; and



           (v) all documents that Mpower or Holding file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the registration statement of which this proxy statement and prospectus is a part and prior to the effectiveness thereof or after the date of this proxy statement and prospectus and prior to May 24, 2001, the date set for the annual meeting of Mpower's stockholders.



                                 OTHER MATTERS



                   STOCKHOLDERS' PROPOSALS FOR ANNUAL MEETING


                               TO BE HELD IN 2002



     Holding plans to hold its 2002 annual meeting of stockholders during the month of May. Any proposal of a stockholder intended to be presented at said annual meeting of stockholders must be received by Holding for inclusion in the proxy statement and form of proxy for that meeting no later than December 31, 2001.

                 ACTION ON OTHER MATTERS AT THE ANNUAL MEETING



     At this time, Mpower does not know of any other matters to be presented for action at the annual meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement and prospectus. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.



     STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.



                                          BY ORDER OF THE BOARD OF DIRECTORS,


                                          /s/ Russell I. Zuckerman
                                          --------------------------------------

                                          RUSSELL I. ZUCKERMAN


                                          Corporate Secretary

                                                                         ANNEX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          MPOWER HOLDING CORPORATION,

                          MPOWER MERGER COMPANY, INC.

                                      AND

                          MPOWER COMMUNICATIONS CORP.


                           DATED AS OF APRIL 12, 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
ARTICLE I THE MERGER........................................   A-1
  SECTION 1.01. The Merger..................................   A-1
  SECTION 1.02. Effective Time; Closing.....................   A-1
  SECTION 1.03. Effect of the Merger........................   A-2
  SECTION 1.04. Articles of Incorporation; By-laws..........   A-2
  SECTION 1.05. Directors and Officers......................   A-2
ARTICLE II MERGER CONSIDERATION.............................   A-2
  SECTION 2.01. Merger Consideration........................   A-2
  SECTION 2.02. Mechanics of Conversion.....................   A-3
  SECTION 2.03. No Further Rights in Company Stock..........   A-3
  SECTION 2.04. No Liability................................   A-3
  SECTION 2.05. Withholding Rights..........................   A-3
  SECTION 2.06. Lost Certificates...........................   A-4
  SECTION 2.07. Company Stock Options.......................   A-4
  SECTION 2.08. Dissenting Shares...........................   A-5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...   A-5
  SECTION 3.01. Organization and Qualification..............   A-5
  SECTION 3.02. Authority Relative to this Agreement........   A-5
  SECTION 3.03. No Conflict.................................   A-5
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDING AND
  MERGER SUB................................................   A-6
  SECTION 4.01. Organization and Qualification..............   A-6
  SECTION 4.02. Authority Relative to this Agreement........   A-6
  SECTION 4.03. No Conflict.................................   A-6
ARTICLE V ADDITIONAL AGREEMENTS.............................   A-6
  SECTION 5.01. Company Shareholders' Meeting...............   A-6
  SECTION 5.02. Further Action; Consents; Filings...........   A-6
  SECTION 5.03. Further Action to Authorize and Approve
     Holding Stock..........................................   A-7
ARTICLE VI TAX MATTERS......................................   A-7
  SECTION 6.01. Tax Treatment...............................   A-7
ARTICLE VII CONDITIONS TO THE MERGER........................   A-7
  SECTION 7.01. Conditions to the Obligations of Each
     Party..................................................   A-7
ARTICLE VIII TERMINATION AND AMENDMENT......................   A-8
  SECTION 8.01. Termination.................................   A-8
  SECTION 8.02. Amendment...................................   A-8
ARTICLE IX GENERAL PROVISIONS...............................   A-8
  SECTION 9.01. Notices.....................................   A-8
  SECTION 9.02. Certain Definitions.........................   A-8
  SECTION 9.03. Severability................................   A-9
  SECTION 9.04. Assignment; Binding Effect; Benefit.........   A-9
  SECTION 9.05. Specific Performance........................   A-9
  SECTION 9.06. Governing Law; Forum........................   A-9
  SECTION 9.07. Headings....................................  A-10
  SECTION 9.08. Counterparts................................  A-10
  SECTION 9.09. Entire Agreement............................  A-10
  SECTION 9.10. Waiver......................................  A-10

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of April 12, 2001(this "Agreement"), among MPOWER HOLDING CORPORATION, a Delaware corporation ("Holding"), MPOWER MERGER COMPANY, INC., a Delaware corporation and a wholly owned subsidiary of Holding ("Merger Sub"), and MPOWER COMMUNICATIONS CORP., a Nevada corporation (the "Company").


                              W I T N E S S E T H

     WHEREAS, Holding, Merger Sub and the Company entered into an Agreement and Plan of Merger dated as of March 5, 2001 (the "Original Merger Agreement"), and they now desire to amend and restate the Original Merger Agreement to provide, among other things, that at the Effective Time (as defined in Section 2.01), by virtue of the Merger (as defined below) and without any action on the part of Holding, Merger Sub, the Company or the holders of any securities of Holding, Merger Sub or the Company, of each outstanding share of capital stock of the Company shall be converted into shares of Holding, with the same terms, including the same powers, rights, preferences, limitations, qualifications and restrictions, as the respective shares of the Company's capital stock (it being understood that all references herein to this "Agreement" refer to the Original Merger Agreement as amended and restated hereby and that all references herein to the date hereof or the date of this Agreement refer to April 12, 2001);

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Nevada Revised Statutes ("Nevada Law"), Holding and the Company will enter into a restructuring transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

     WHEREAS, the Board of Directors of each of the Company and Holding (i) has determined that the Merger is fair to, advisable to and in the best interests of the Company and its shareholders and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) will recommend the approval of this Agreement by the shareholders of the Company; and

     WHEREAS, certain capitalized terms used in this Agreement are defined in
Section 9.02 of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL and Nevada Law, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02. Effective Time; Closing. As promptly as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed upon by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing (i) the articles of merger (the "Articles of Merger") with the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of Nevada Law and (ii) a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The term "Effective Time" means the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Nevada and the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed upon by each of the parties hereto and specified in the Articles of Merger and Certificate of Merger). Immediately prior to the filing of the Articles of Merger and Certificate of Merger, a closing (the "Closing") will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022 (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the "Closing Date".

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Nevada Law and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04. Articles of Incorporation; By-laws. (a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended to contain only the provisions of the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:

     The name of the corporation is: Mpower Communications Corp.


     (b) At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.


     SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                              MERGER CONSIDERATION

     SECTION 2.01. Merger Consideration. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Holding, Merger Sub, the Company or the holders of any of the following securities, pursuant to this Agreement, the Articles of Merger, the Certificate of Merger, the DGCL and Nevada Law:

          (i) each share, or fraction thereof, of common stock, par value $.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.01(a)(iv)) shall be deemed converted into one share, or fraction thereof, of common stock, par value $.001 per share, of Holding ("Holding Common Stock") (the "Common Stock Merger Consideration");

          (ii) each share, or fraction thereof, of 10% Series C Convertible Preferred Stock of the Company ("Company Series C Stock") issued and outstanding immediately prior to the Effective Time (other than any share of Company Series C Stock to be cancelled pursuant to Section 2.01(a)(iv)) and any Dissenting Shares (as defined in Section 2.08)) shall be deemed converted into one share, or fraction thereof, of 10% Series C Convertible Preferred Stock ("Holding Series C Stock") of Holding, which shall have the same terms (including, but not limited to, all powers, rights, preferences, limitations, qualifications, restrictions or designations) as a share, or fraction thereof, of the Company Series C Stock (the "Series C Merger Consideration");


          (iii) each share, or fraction thereof, of Series 7.25% Series D Convertible Preferred Stock of the Company ("Company Series D Stock"; and, together with the Company Series C Stock, the "Company Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any share of Company Series D Stock to be cancelled pursuant to Section 2.01(a)(iv)) shall be converted into one share, or fraction thereof, of 7.25% Series D Convertible Preferred Stock of Holding ("Holding Series D Stock; and, together with the Holding Series C Stock, the "Holding Preferred Stock", and together with the Holding Common Stock, the "Holding Stock"), which shall have the same terms (including, but not limited to, all powers, rights, preferences, limitations, qualifications, restrictions or designations) as a share, or fraction thereof, of the Company Series D Stock (the "Series D Merger Consideration");

          (iv) each share, or fraction thereof, of Company Common Stock and Company Preferred Stock (collectively, "Company Stock") held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto;

          (v) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

          (vi) each share of Holding Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and no payment or distribution shall be made with respect thereto.

     (b) As used in this Agreement, the following terms shall have the following meanings:

          (i) "Aggregate Merger Consideration" means the Common Stock Merger Consideration, as defined in Section 2.01(a)(i) herein, plus the Preferred Stock Merger Consideration.

          (ii) "Preferred Stock Merger Consideration" means the sum of the Series C Merger Consideration and the Series D Merger Consideration.

          (iii) "Company Share Certificates" means the certificates which immediately prior to the Effective Time represent outstanding shares of Company Stock.


     SECTION 2.02. Mechanics of Conversion. From and after the Effective Time, any holder of Company Stock may request that the Company issue certificates representing Holding Stock in exchange for Company Share Certificates. Such holder shall surrender the Company Share Certificates, duly endorsed, at the office of Holding or of Continental Stock Transfer and Trust Company, the transfer agent for Holding (the "Transfer Agent"), and shall give written notice to Holding or the Transfer Agent, as the case may be, at its principal corporate office, of the election to exchange the same and shall state therein the name or names in which the certificate or certificates representing Holding Stock are to be issued. Holding shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Company Stock, or to the nominee or nominees of such holder, a certificate or certificates representing Holding Stock for the number of shares of Holding Stock to which such holder is entitled pursuant to
Section 2.01 hereof. In the event that the certificate representing Holding Stock is to be issued to a person other than the person in whose name the Company Share Certificates so exchanged is registered, such Company Share Certificates shall be accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have bee paid.


     SECTION 2.03. No Further Rights in Company Stock. All Holding Stock issued upon conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

     SECTION 2.04. No Liability. Neither Holding nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any such shares of Company Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar law.

     SECTION 2.05. Withholding Rights. Each of the Surviving Corporation and Holding shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Holding, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Holding, as the case may be.

     SECTION 2.06. Lost Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, Holding shall issue in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable Merger Consideration to which such person is entitled pursuant to the provisions of this Article II.


     SECTION 2.07. Company Stock Options. All options (the "Company Stock Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company's Stock Option Plan and the Primary Network Holdings Inc. Stock Option Plan (collectively, the "Company Stock Option Plans"), shall remain outstanding following the Effective Time. At the Effective Time, the Company Stock Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Holding in such manner that Holding (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of
Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Stock Options, would be such a corporation were Section 424 of the Code applicable to such Company Stock Options. From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Holding, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Company Stock Option assumed by Holding (each, a "Substitute Option") shall be exercisable upon the same terms and conditions as under the Company Stock Option Plans and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that number of shares of Holding Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option; and (B) the option price per share of Holding Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company Stock Option in effect immediately prior to the Effective Time. Such Substitute Option shall otherwise be subject to the same terms and conditions as such Company Stock Option.


     (b) As soon as practicable after the Effective Time, Holding shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto and such Company Stock Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section
2.07 after giving effect to the Merger). Holding shall comply with the terms of all such Company Stock Options and ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plans, that Company Stock Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Holding shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holding Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this
Section 2.07. As soon as practicable after the Effective Time, the shares of Holding Common Stock subject to Company Stock Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Holding shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding. In addition, Holding shall use all reasonable efforts to cause the shares of Holding Common Stock subject to Company Stock Options to be listed on The Nasdaq National Market System and such other exchanges as Holding shall determine.

     SECTION 2.08. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Series C Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who have exercised and perfected appraisal rights for such shares of Company Series C Stock in accordance with Nevada Law and who have not otherwise waived such rights (collectively, the "Dissenting Shares") shall not be converted into the consideration provided by Sections 2.01 and 2.07. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Series C Stock held by them in accordance with Nevada Law, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Series C Stock under Nevada Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the consideration provided in Section 2.01 and 2.07.


     (b) The Company shall give Holding (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Nevada Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Nevada Law. The Company shall not, except with the prior written consent of Holding, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Holders of Dissenting Shares shall not be entitled to receive their pro rata portion of the Aggregate Merger Consideration and such pro rata portion of the Aggregate Merger Consideration shall be retained by Holding.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Holding to enter into this Agreement, the Company hereby represents and warrants to Holding and Merger Sub that:

     SECTION 3.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.


     SECTION 3.02. Authority Relative to this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock and Company Series C Stock, voting together as a class, and the filing and recordation of appropriate merger documents as required by Nevada Law and the DGCL). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and subject to the proviso of the preceding sentence) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.


     SECTION 3.03. No Conflict. The execution, delivery and performance of this Agreement by the Company do not and will not violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-laws (or similar organization documents) of the Company.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF HOLDING AND MERGER SUB

     As an inducement to the Company entering into this Agreement, Holding and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     SECTION 4.01. Organization and Qualification. Each of Holding and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.


     SECTION 4.02. Authority Relative to this Agreement. The execution and delivery of this Agreement by Holding and Merger Sub, the performance by each of Holding and Merger Sub of its obligations hereunder and the consummation by each of Holding and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Holding and Merger Sub, and no other corporate proceedings on the part of either Holding or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Nevada Law and the DGCL). This Agreement has been duly executed and delivered by Holding and Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Holding and Merger Sub enforceable against each of Holding and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.


     SECTION 4.03. No Conflict. The execution, delivery and performance of this Agreement by Holding and Merger Sub does not and will not violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of Holding or Merger Sub.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Company Shareholders' Meeting. (a) The Company shall (i) in accordance with Nevada Law and the Company's Articles of Incorporation and By-laws, duly call, give notice of, convene and hold a meeting of the Company shareholders (the "Company Shareholders' Meeting") for the purpose of voting upon the approval of the Merger and this Agreement and (ii) recommend that the shareholders of the Company vote in favor of the approval of the Merger and this Agreement. The Company shall use best efforts to hold the Company Shareholders' Meeting as soon as practicable after the date hereof.

     SECTION 5.02. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement (the "Transactions"),
(ii) obtain from any United States federal, state, county or local or any foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (a "Governmental Authority"), as the case may be, consents, licenses, permits, waivers, approvals, filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), authorizations or orders required to be obtained or made by Holding or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) make all necessary filings, including the filings of proxy statements or registration statements with respect to the transactions contemplated herein, and thereafter make any other required submissions, with respect to this Agreement or the Transactions required under applicable foreign or domestic statutes, laws, ordinances, regulations, rules, codes, executive orders, injunctions, judgments, decrees or other orders. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.


     SECTION 5.03. Further Action to Authorize and Approve Holding
Stock. (a) Prior to the Effective Time, the Company, as sole stockholder of Holding, and Holding shall cause amendments and certificates of designations to Holding's Certificate of Incorporation to be duly authorized and filed with the Secretary of State of the State of Delaware in order to authorize the Holding Stock.



     (b) Prior to the Effective Time, the board of directors of Holding shall adopt a rights plan with the same terms as the Rights Plan adopted by Mpower in December 2000 and authorize 100,000 shares of Series E Preferred Stock of Holding, which shall have the same terms (including, but not limited to, all powers, rights, preferences, limitations, qualifications, restrictions or designations) as the Series E Preferred Stock of the Company, and promptly after the Effective Time, the board of directors of Holding will declare a dividend on the shares of Holding Company Stock, comprised of a right issued pursuant to such rights plan, such that the holders of Holding Common Stock will have the same rights with respect to Holding as they had as holders of Company Common Stock with respect to the Company.


                                   ARTICLE VI

                                  TAX MATTERS

     SECTION 6.01. Tax Treatment. The parties intend that the Merger shall be treated for federal and state income tax purposes as a tax-free exchange to which Section 351(a) of the Code applies.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Holding and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company in accordance with Nevada Law and the Company's Articles of Incorporation;

          (b) no Governmental Authority or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

          (c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;


          (d) Holding Common Stock and Holding Series D Stock shall have been approved for trading on the Nasdaq National Market System;



          (e) Nixon Peabody LLP shall have delivered an opinion to the parties hereto at Closing substantially similar in form and substance to their opinion delivered in connection with the initial filing of this Agreement with the Securities and Exchange Commission; and



          (f) Amendments and certificates of designations to Holding's Certificate of Incorporation shall have been duly authorized and filed with the Secretary of State of the State of Delaware in order to authorize the Holding Stock and the Series E Preferred Stock of Holding, and Holding shall have adopted a rights plan as described in Section 5.03(b) hereof.

                                  ARTICLE VIII


                           TERMINATION AND AMENDMENT


     SECTION 8.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement by the mutual written consent duly authorized by the Board of Directors of each of Holding and the Company;


     SECTION 8.02. Amendment. This Agreement may be amended and restated by the agreement of the authorized officers of the Company and Holding, respectively, so long as any such amendment does not change any terms of the proposed merger to the detriment of the Company's stockholders.


                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at 175 Sully's Trail, Pittsford, N.Y., 14534.

     SECTION 9.02. Certain Definitions. (a) As used in this Agreement, the following terms shall have the following meanings:

          (i) "business day" means any day on which banks are not required or authorized to close in New York, Nevada or Delaware.

          (ii) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          (iii) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     (b) The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

TERM                                                                SECTION
----                                                          -------------------
Agreement...................................................  Preamble
Aggregate Merger Consideration..............................  2.01(b)(i)
Articles of Merger..........................................  1.02
business day................................................  9.02(a)
Certificate of Merger.......................................  1.02
Closing.....................................................  1.02
Closing Date................................................  1.02
Code........................................................  2.05
Company.....................................................  Preamble
Company Common Stock........................................  2.01(a)(i)
Company Preferred Stock.....................................  2.01(a)(iii)
Company Series C Stock......................................  2.01(a)(ii)
Company Series D Stock......................................  2.01(a)(iii)
Company Shareholders' Meeting...............................  5.01

TERM                                                                SECTION
----                                                          -------------------
Company Share Certificates..................................  2.01(b)(iii)
Common Stock Merger Consideration...........................  2.01(a)(i)
Company Stock...............................................  2.01(a)(iv)
Company Stock Option........................................  2.07(a)
Company Stock Option Plans..................................  2.07(a)
DGCL........................................................  Recitals
Dissenting Shares...........................................  2.08(a)
Effective Time..............................................  1.02
Holding.....................................................  Preamble
Holding Common Stock........................................  Section 2.01(a)(i)
Holding Preferred Stock.....................................  Section
                                                              2.01(a)(iii)
Holding Series C Stock......................................  Section 2.01(a)(ii)
Holding Series D Stock......................................  Section
                                                              2.01(a)(iii)
Holding Stock...............................................  Section
                                                              2.01(a)(iii)
Merger......................................................  Recitals
Merger Sub..................................................  Preamble
Nevada Law..................................................  Recitals
Original Merger Agreement...................................  Recitals
Preferred Stock Merger Consideration........................  2.01(b)(ii)
Series C Merger Consideration...............................  2.01(a)(ii)
Series D Merger Consideration...............................  2.01(a)(iii)
Substitute Option...........................................  2.07(a)
Surviving Corporation.......................................  1.01
Transfer Agent..............................................  2.02

     SECTION 9.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.04. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 9.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 9.06. Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Each of the parties hereto submits to the exclusive jurisdiction of the state and federal courts of the United States located in the City of New York,

State of New York with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

     SECTION 9.07. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.08. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.09. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     SECTION 9.10. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     IN WITNESS WHEREOF, each of Holding, Merger Sub and the Company has executed or has caused this Agreement to be executed by its respective officers thereunto duly authorized as of the date first written above.

                                          MPOWER HOLDING CORPORATION


                                          By:   /s/ RUSSELL I. ZUCKERMAN

                                            ------------------------------------
                                            Name: Russell I. Zuckerman
                                            Title:  Senior Vice President,
                                                    General Counsel and
                                                    Secretary

                                          MPOWER MERGER COMPANY, INC.


                                          By:   /s/ RUSSELL I. ZUCKERMAN

                                            ------------------------------------
                                            Name: Russell I. Zuckerman
                                            Title:  Senior Vice President,
                                                    General Counsel and
                                                    Secretary

                                          MPOWER COMMUNICATIONS CORP.


                                          By:   /s/ RUSSELL I. ZUCKERMAN

                                            ------------------------------------
                                            Name: Russell I. Zuckerman
                                            Title:  Senior Vice President,
                                                    General Counsel and
                                                    Secretary

                                                                         ANNEX B

                          Mpower COMMUNICATIONS CORP.
                            AUDIT COMMITTEE CHARTER

                                    PURPOSE

     The purpose of the Audit Committee is to assist the Board of Directors of the Company in fulfilling its responsibilities to oversee the Company's financial reporting process, including monitoring the integrity of the Company's financial statements and the independence and performance of the Company's internal and external auditors.

     It is the responsibility of executive management of the Company to prepare financial statements in accordance with generally accepted accounting principles and of the Company's independent auditors to audit those financial statements. The Audit Committee's responsibility is one of oversight and in carrying out its responsibility, the Audit Committee is not providing any expert or other special assurance as to the Company's financial statements.

MEMBERSHIP REQUIREMENTS

     The Audit Committee shall be comprised of that number of directors as the Board of Directors shall determine from time to time, such numbers not to be less than three (3), all of whom shall meet the applicable requirements related to independence, financial literacy and any other qualifications required of all members of the Audit Committee by the rules of the Nasdaq Stock Market, and at least one of whom shall meet the applicable requirements related to accounting or related financial management expertise as required by the rules of Nasdaq Stock Market. The members of the Audit Committee, including the Chair thereof, shall be appointed annually by the Board of Directors.

AUTHORITY

     In discharging its oversight responsibilities, the Audit Committee shall have unrestricted access to the Company's management, books and records and the authority to retain outside counsel, accountants or other consultants at the Audit Committee's sole discretion.

RESPONSIBILITIES

     The following are the general responsibilities of the Audit Committee and are set forth only for its guidance. The Audit Committee may diverge from these responsibilities and may assume such other responsibilities as it deems necessary or appropriate in carrying out its oversight functions. The Audit Committee shall:

     - evaluate and propose to the Board of Directors annually the appointment, or nomination for shareholder approval (or, where appropriate, the removal), of the independent auditors who shall be accountable to the Board of Directors and the Audit Committee, as representatives of the Company's shareholders;

     - determine whether to recommend to the Board of Directors that the Company's financial statements be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission. To carry out this responsibility, the Audit Committee shall:

        - review and discuss the audited financial statements with management and the independent auditors;

        - discuss with the independent auditors the matters required by Statement on Auditing Standards No. 61;

        - review and discuss with the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence and, where appropriate, recommend that the Board of Directors take appropriate action in response to the disclosures to satisfy itself of the independence of the Company's independent auditors; and

        - based upon the reviews and discussions, issue its report for inclusion in the Company's proxy statement;

     - review and discuss with management and the independent auditors the Company's interim financial statements as included in the Company's quarterly reports to be filed with the Securities and Exchange Commission;

     - meet privately with the independent auditors and with the Company's internal auditors, as well as the Company's financial staff and management to review the Company's accounting practices, internal accounting controls and such other matters as the Audit Committee deems appropriate;

     - regularly report to the Board of Directors its conclusions with respect to the matters that the Audit Committee has considered; and

     - review and reassess the adequacy of this Charter annually and submit it to the Board of Directors for approval.

MEETINGS

     Subject to the Company's by-laws and resolutions of the Board, the Audit Committee shall meet, either in person or by means of telephone conference call or video conference, at least three times annually at such times as the Chairman of the Committee shall designate.

                                                                         ANNEX C

        SECTION 92A.300 TO 92A.500 OF THE NEVADA GENERAL CORPORATION LAW

     92A.300 DEFINITIONS. -- As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

     92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. -- "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

     92A.310 "CORPORATE ACTION" DEFINED. -- "Corporate action" means the action of a domestic corporation.

     92A.315 "DISSENTER" DEFINED. -- "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS (1)92A.400 to 92A.480, inclusive. (Last amended by Ch. 357, L. '99, eff. 7-1-99.)

     92A.320 "FAIR VALUE" DEFINED. -- "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     92A.325 "STOCKHOLDER" DEFINED. -- "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

     92A.330 "STOCKHOLDER OF RECORD" DEFINED. -- "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

     92A.335 "SUBJECT CORPORATION" DEFINED. -- "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

     92A.340 COMPUTATION OF INTEREST. -- Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

     92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. -- A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

     92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. -- The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

     92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT
CORPORATION. -- 1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

     92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES. -- 1. Except as otherwise provided in NGCL 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the domestic corporation is a party:

             (1) If approval by the stockholders is required for the merger by NGCL 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

             (2) If the domestic corporation is a subsidiary and is merged with its parent under NGCL 92A.180.

          (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

          (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2. A stockholder who is entitled to dissent and obtain payment under NGCL 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

     92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER. -- 1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

     (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

     (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

          (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

             (I) The surviving or acquiring entity; or

             (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or

          (2) A combination of cash and owner's interests of the kind described in subsubparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NGCL 92A.130.

     92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER. -- 1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

     (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

     (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

     92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT. -- 1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NGCL 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NGCL 92A.430. (Last amended by Ch. 208, L. '97, eff. 10-1-97.)(1)

     92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES. -- 1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

          (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b) Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 and NGCL 92A.400 is not entitled to payment for his shares under this chapter. (Last amended by Ch. 357, L. '99, eff. 7-1-99.)(2)

     92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS. -- 1. If a proposed corporate action creating dissenters' rights is authorized at the stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

          (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

---------------

(1)Ch. 208, L. '97, eff. 10-1-97, added matter in italic.

(2)Ch. 357, L. '99, eff. 7-1-99, added matter in italic.

          (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

          (e) Be accompanied by a copy of NGCL 92A.300 to 92A.500, inclusive.

     92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER. -- 1. A stockholder to whom a dissenter's notice is sent must:

          (a) Demand payment;

          (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

          (c) Deposit his certificates, if any, in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (Last amended by Ch. 208, L. '97, eff. 10-1-97.)(3)

     92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER. -- 1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of' the proposed corporate action.

     92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS. -- 1. Except as otherwise provided in NGCL 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

          (a) Of the county where the corporation's registered office is located; or

          (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

     2. The payment must be accompanied by:

          (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if ' any;

          (b) A statement of the subject corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

          (e) A copy of NRS 92A.300 to 92A.500, inclusive.

---------------

(3)Ch. 208, L. '97, eff. 10-1-97, added matter in italic.

     92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE. -- 1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

     92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE. -- 1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

     92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER. -- 1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

     92A.500 LEGAL, PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES. -- 1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties in amounts the court finds equitable:

          (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                 [Mpower LOGO]

                           Mpower HOLDING CORPORATION

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The articles of incorporation of Holding will provide that Holding shall indemnify any director or officer for any liability and legal expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him arising out of his status or actions as a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Holding and had no reasonable cause to believe his conduct was unlawful.

     The by-laws of Holding will state that, except as otherwise provided in the Holding by-laws, Holding shall indemnify any officer or director in the event he is made a party to a proceeding because he is or was a director or officer against liability incurred by him in the proceeding if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of Holding and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Holding by-laws further state that Holding shall not indemnify any officer or director in connection with a proceeding in which such officer or director was adjudged liable to Holding, unless and only to the extent the court in which the proceeding was brought or other court of competent jurisdiction determines that the officer or director is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

     The Holding by-laws further provide that Holding shall not indemnify any officer or director unless a separate determination has been made that indemnification of such officer or director is permissible because he has met the standard of conduct set forth in the Holding by-laws, unless ordered by a court or advanced pursuant to the section of the Holding by-laws concerning advancement of expenses; provided, however, that regardless of the result or absence of such determination, to the extent that such officer or director has been successful on the merits or otherwise, in the defense to a proceeding by or in right of Holding to which he was a party, Holding shall indemnify such officer or director against any liability incurred by him in connection with such proceeding.

     The determination required to be made by the Holding by-laws shall be made, at the election of the board of directors of Holding:

          1. by the board of directors of Holding by majority vote of directors not at the time parties to the proceeding, even if less than a quorum;

          2. by a committee of disinterested directors designated by a majority vote of the disinterested directors, even if less than a quorum;

          3. by independent legal counsel if there are no disinterested directors; or

          4. by the shareholders of Holding, provided that shares owned by or voted under the control of directors or officers who are at the time parties to the proceeding may not be voted on the determination.

     The Holding by-laws will further provide that Holding shall pay for or reimburse the reasonable expenses incurred by an officer or director as a party to a proceeding in advance of final disposition of the proceeding if the officer or director furnishes to Holding a written undertaking to repay any advances if it is ultimately determined that he is not entitled to any indemnification under the Holding by-laws or otherwise.

     The Holding by-laws also provide that the rights of an officer or director to indemnification set forth in the Holding by-laws shall be in addition to any other rights with respect to indemnification, advancement of expenses or otherwise that such officer or director may be entitled to under Delaware law.

     Both the Holding certificate of incorporation and by-laws provide that it is the intention of Holding to provide the indemnification of officers and directors to the fullest extent provided by Delaware law.

     With certain limitations, Section 145(a) of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify a director or officer who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Holding certificate of incorporation provides that the personal liability of all directors and officers of Holding to any person shall be eliminated or limited to the maximum extent allowed by Delaware law except that directors and officers shall be liable for any acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of DGCL.

     As permitted by Section 145(g) of the DGCL, Holding maintains liability insurance covering directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) The following documents are exhibits to the Registration Statement.



EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  2.1*    Agreement and Plan of Merger dated as of March 5, 2001 among
          Mpower Communications Corp. ("Mpower"), Mpower Holding
          Corporation ("Holding") and Mpower Merger Company, Inc.
          ("MergeCo")
  2.2     Amended and Restated Agreement and Plan of Merger among
          Mpower, Holding and MergeCo, dated as of April 12, 2001
          (included as Annex A to the proxy statement/prospectus
          contained in this registration statement)
  3.1     Certificate of Incorporation of Holding (Incorporated by
          reference to Holding's Registration Statement on Form S-4
          (File No. 333-39884-01) previously filed with the Commission on June 22, 2000, and amendments thereto)
  3.2     By-laws of Holding (Incorporated by reference to Holding's
          Registration Statement on Form S-4 (File No. 333-39884-01)
          previously filed with the Commission on June 22, 2000, and amendments thereto)
  3.3*    Form of Certificate of Amendment of Certificate of
          Incorporation of Holding
  3.4*    Form of Amended and Restated By-laws of Holding
  3.5*    Certificate of Incorporation of MergeCo filed on February
          28, 2001 with the Secretary of State of Delaware
  3.6*    By-laws of MergeCo adopted on March 1, 2001
  3.7     Articles of Incorporation and Amendments of Mpower
          (Incorporated by reference to (1) Mpower's Registration
          Statement on Form S-4 (File No. 333-38875) previously filed with the Commission on October 28, 1997, and amendments
          thereto; (2) Mpower's Registration Statement on Form S-4
          (file No. 333-39884) filed with the Commission on June 22,
          2000, and amendments thereto; and (3) Mpower's quarterly
          report on Form 10-Q (Commission File No. 0-24059) for the
          quarter ended June 30, 2000)
  3.8     Certificate of Change in Authorized Capital of Mpower
          (Incorporated by reference to Mpower's Registration
          Statement on Form S-3 (File No. 333-79863) previously filed with the Commission on June 3, 1999, and amendments thereto)
  3.9     Certificate of Change of Resident Agent and Location of
          Registered Office of Mpower filed on October 24, 2000 with the Secretary of State of Nevada (Incorporated by reference to Mpower's annual report on Form 10-K (File No. 0-24059)
          for the year ended December 31, 2000)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  3.10    By-laws of Mpower (Incorporated by reference to Mpower's
          Registration Statement on Form S-1 (File No. 333-49085)
          previously filed with the Commission on April 1, 1998, and amendments thereto)
  4.1     See Certificate of Incorporation of Holding filed as Exhibit
          3.1, By-Laws of Holding filed as Exhibit 3.2, the Form of
          Certificate of Amendment of Certificate of Incorporation of
          Holding filed as Exhibit 3.3, Certificate of Incorporation of MergeCo filed as Exhibit 3.5, Form of Amended and
          Restated By-laws of Holding filed as Exhibit 3.4, By-laws of
          MergeCo filed as Exhibit 3.6, Articles of Incorporation and
          Amendments of Mpower filed as Exhibit 3.7, Certificate of
          Change in Authorized Capital of Mpower filed as Exhibit 3.8,
          By-laws of Mpower filed as Exhibit 3.10
  4.2     Indenture dated as of September 29, 1997, between Mpower and
          Marine Midland Bank, as Trustee (Incorporated by reference to Mpower's Registration Statement on Form S-4 (File No.
          333-38875) filed with the Commission on October 28, 1997,
          and amendments thereto)
  4.3     Form of Note for Mpower's registered 13% Senior Secured
          Notes due 2004 (Incorporated by reference to Mpower's
          Registration Statement on Form S-4 (File No. 333-38875)
          filed with the Commission on October 28, 1997, and
          amendments thereto)
  4.4     Stockholders Agreement dated as of November 26, 1997, among
          Mpower, Maurice J. Gallagher, Jr. and certain investors
          identified therein (Incorporated by reference to Mpower's
          Registration Statement on Form S-4 (File No. 333-38875)
          filed with the Commission on October 28, 1997, and
          amendments thereto)
  4.5     Warrant Registration Rights Agreement dated as of September
          29, 1997, among Mpower, Bear, Stearns & Co. Inc. and Furman
          Selz LLC. (Incorporated by reference to Mpower's
          Registration Statement on Form S-4 (File No. 333-38875)
          filed with the Commission on October 28, 1997, and
          amendments thereto)
  4.6     Amended and Restated Registration Rights Agreement dated
          December 29, 1999, among Mpower and the purchasers of Series
          B convertible preferred stock and Series C convertible
          preferred stock (Incorporated by reference to Mpower's
          Registration Statement on Form S-3 (File No. 333-91353)
          filed with the Commission on November 19, 1999, and
          amendments thereto)
  4.7     Amended and Restated Securityholders' Agreement dated
          December 29, 1999, among Mpower and the purchasers of Series
          B convertible preferred stock and Series C convertible
          preferred stock (Incorporated by reference to Mpower's
          Registration Statement on Form S-3 (File No. 333-91353)
          filed with the Commission on November 19, 1999, and
          amendments thereto)
  4.8*    Form of Certificate of Designation of Series C Convertible
          Preferred Stock of Holding
  4.9*    Form of Certificate of Designation of Series D Convertible
          Preferred Stock of Holding
  4.10*   Form of Certificate of Designation of Series E Preferred
          Stock of Holding
  4.11    Certificate of Designation of Series C Convertible Preferred
          Stock of Mpower (Incorporated by reference to Mpower's
          Registration Statement on Form S-4 (File No. 333-39884)
          filed with the Commission on June 22, 2000, and amendments thereto)
  4.12    Certificate of Designation of Series D Convertible Preferred
          Stock of Mpower (Incorporated by reference to Mpower's
          annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1999)
  4.13    Certificate of Designation of Series E Preferred Stock of
          Mpower (Incorporated by reference to Mpower's annual report on Form 10-K (File No. 0-24059) for the year ended December
          31, 2000)
  4.14    Indenture dated as of March 24, 2000 between Mpower, Holding and HSBC Bank USA, as Trustee (Incorporated by reference to
          Mpower's Registration Statement on Form S-4 (File No.
          333-36672) filed with the Commission on May 10, 2000, and
          amendments thereto)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  4.15    First Supplemental Indenture dated as of May 31, 2000
          between Mpower and HSBC Bank USA (successor to Marine
          Midland Bank), as Trustee (Incorporated by reference to
          Mpower's Report on Form 8-K (File No. 0-24059) filed with
          the Commission on June 2, 2000)
  4.16    Registration Rights Agreement dated March 24, 2000 by and
          between Mpower, Holding, Bear Stearns, Salomon Smith Barney,
          Goldman Sachs, Merrill Lynch and Warburg Dillon
          (Incorporated by reference to Mpower's Registration
          Statement on Form S-4 (File No. 333-39884) filed with the
          Commission on June 22, 2000, and amendments thereto)
  4.17    Form of Exchange Note for Mpower's 13% Senior Notes due 2010
          (Incorporated by reference to Mpower's Registration
          Statement on Form S-4 (File No. 333-36672) filed with the
          Commission on May 10, 2000, and amendments thereto)
  4.18    Agreement and Plan of Merger dated as of April 17, 2000,
          among Primary Network Holdings, Inc., Mpower, and Mpower
          Merger Sub, Inc. (Incorporated by reference to Mpower's
          Registration Statement on Form S-4 (File No. 333-36672)
          filed with the Commission on May 10, 2000, and amendments
          thereto)
  4.19    Shareholders Agreement among Mpower, Brian Matthews, Carol
          Matthews, Charles Wiegert, Welton Brison, Tom Hesterman,
          Richard Phillips, John Alden, EC Primary LLC, Quantum
          Emerging Growth Partners, C.V., and TGV Partners, dated as of April 17, 2000 (Incorporated by reference to Mpower's
          Registration Statement on Form S-4 (File No. 333-36672)
          filed with the Commission on May 10, 2000, and amendments
          thereto)
  4.20    Letter Agreement among Mpower and EC Primary, L.P., Quantum
          Emerging Growth Partners C.V., Ravich Revocable Trust of
          1989, The Ravich Children Permanent Trust, U.S. Bancorp
          Libra, and TGV/Primary Investors LLC, dated as of April 17,
          2000 (Incorporated by reference to Mpower's Registration
          Statement on Form S-4 (File No. 333-36672) filed with the
          Commission on May 10, 2000, and amendments thereto)
  4.21    Rights Agreement dated as of December 11, 2000 between
          Mpower and Continental Stock Transfer and Trust Company
          (Incorporated by reference to Mpower's Report on Form 10-K
          (File No. 0-24059) filed with the Commission for the year
          ended December 31, 2000)
  5.1     Opinion of Shearman & Sterling regarding the legality of the securities being registered
  8.1     Opinion of Nixon Peabody LLP regarding tax matters
 10.1     Stock Option Plan of Mpower (Incorporated by reference to
          Mpower's Registration Statement on Form S-4 (File No.
          333-38875) filed with the Commission on October 28, 1997,
          and amendments thereto)
 10.2     Primary Network Holdings, Inc. Stock Option Plan
          (Incorporated by reference to Mpower's Registration
          Statement on Form S-8 (File No. 333-40458) filed with the
          Commission on June 29, 2000)
 10.3     Warrant Agreement dated September 29, 1997, between Mpower and Marine Midland Bank (Incorporated by reference to
          Mpower's Registration Statement on Form S-4 (File No.
          333-38875) filed with the Commission on October 28, 1997,
          and amendments thereto)
 10.4     Standard Office Lease Agreement dated July 1, 1997, between
          Mpower and Cheyenne Investments L.L.C. (Incorporated by
          reference to Mpower's Registration Statement on Form S-4
          (File No. 333-38875) filed with the Commission on October
          28, 1997, and amendments thereto)
 10.5     First Amendment to Lease dated May 1, 1998 between Cheyenne
          Investments, LLC and Mpower (Incorporated by reference to
          Mpower's annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1998)
 10.6     Second Amendment to Lease dated December 29, 1998 between
          Cheyenne Investments, LLC and Mpower (Incorporated by
          reference to Mpower's annual report on Form 10-K (File No.
          0-24059) for the year ended December 31, 1998)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 10.7     Merger Agreement between Mpower, MGC LJ.Net, Inc. and
          LJ.Net, Inc. dated as of March 15, 1999 (Incorporated by
          reference to Mpower's quarterly report on Form 10-Q (File
          No. 0-24059) for the quarter ended March 31, 1999)
 10.8     Securities Purchase Agreement dated as of April 5, 1999,
          among Mpower and the investors identified therein
          (Incorporated by reference to Mpower's quarterly report on
          Form 10-Q (File No. 0-24059) for the quarter ended March 31,
          1999)
 10.9     Employment/Stock Repurchase Agreement dated October 13,
          1999, between Mpower and Rolla P. Huff (Incorporated by
          reference to Mpower's annual report on Form 10-K (File No.
          0-24059) for the year ended December 31, 1999)
 10.10    Non-recourse Promissory Note dated October 13, 1999, from
          Rolla P. Huff to Mpower (Incorporated by reference to
          Mpower's annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1999)
 10.11    Stock Pledge Agreement dated October 13, 1999, between
          Mpower and Rolla P. Huff (Incorporated by reference to
          Mpower's annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1999)
 10.12    Agreement dated as of November 1, 1999, between Nield J.
          Montgomery and Mpower (Incorporated by reference to Mpower's annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1999)
 10.13    Standard Office Lease Agreement dated March 5, 1999, between
          Cheyenne Investments, LLC and Mpower (Incorporated by
          reference to Mpower's annual report on Form 10-K (File No.
          0-24059) for the year ended December 31, 1999)
 10.14    Aircraft Lease Agreement dated December 1999 between Mpower,
          Maurice J. Gallagher, Jr. and Timothy P. Flynn (Incorporated
          by reference to Mpower's annual report on Form 10-K (File
          No. 0-24059) for the year ended December 31, 1999)
 10.15    Amended and Restated Securities Purchase Agreement dated as of November 19, 1999, among Mpower and the investors
          identified therein (Incorporated by reference to Mpower's
          annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1999)
 10.16    Promissory Note dated December 30, 1999, from JK&B Capital
          III, L.P. to Mpower (Incorporated by reference to Mpower's annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1999)
 10.17    Employment Letter dated August 8, 2000 between Mpower and
          Joseph M. Wetzel (Incorporated by reference to Mpower's
          annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 2000)
 10.18    Retirement and Employment Agreement dated as of December 7,
          2000 between Mpower and Kent F. Heyman (Incorporated by
          reference to Mpower's annual report on Form 10-K (File No.
          0-24059) for the year ended December 31, 2000)
 13.1     Annual Report to security holders (Incorporated by reference to Mpower's annual report on Form 10-K (File No. 0-24059)
          for the year ended December 31, 2000)
 23.1     Consent of Arthur Andersen LLP
 23.2     Consent of Ernst & Young LLP
 23.3     Consent of Shearman & Sterling (included in Exhibit 5.1 to this Registration Statement)
 23.4     Consent of Nixon Peabody LLP (included in Exhibit 8.1 to
          this Registration Statement)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 24.1*    Power of Attorney
 99.1     Proxy of Mpower for Common Stock Holders
 99.2     Proxy of Mpower for Series C Convertible Preferred Stock
          Holders


---------------

*Previously filed with this registration statement on March 8, 2001.


ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsford, State of New York, on April 12, 2001.


                                          Mpower Holding Corporation

                                          By: /s/     ROLLA P. HUFF
                                            ------------------------------------
                                                       Rolla P. Huff

                                             Chief Executive Officer, President
                                                         and Director



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
                         *                           Chairman of the Board of Directors   April 12, 2001
---------------------------------------------------
             Maurice J. Gallagher, Jr.

                 /s/ ROLLA P. HUFF                   Chief Executive Officer, President   April 12, 2001
---------------------------------------------------   and Director (Principal Executive
                   Rolla P. Huff                                  Officer)

                         *                                        Director                April 12, 2001
---------------------------------------------------
                 Timothy P. Flynn

                         *                                        Director                April 12, 2001
---------------------------------------------------
                  David Kronfeld

                                                                  Director                April 12, 2001
---------------------------------------------------
                 Mark J. Masiello

                         *                                        Director                April 12, 2001
---------------------------------------------------
                 Richard W. Miller

                         *                                        Director                April 12, 2001
---------------------------------------------------
                Thomas Neustaetter

                         *                                        Director                April 12, 2001
---------------------------------------------------
                    Mark Pelson

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----

               /s/ MICHAEL R. DALEY                  Executive Vice President and Chief   April 12, 2001
---------------------------------------------------     Financial Officer (Principal
                 Michael R. Daley                      Financial Officer and Principal
                                                             Accounting Officer)

             /s/ RUSSELL I. ZUCKERMAN                   Senior Vice President-General     April 12, 2001
---------------------------------------------------         Counsel and Secretary
               Russell I. Zuckerman

           *By: /s/ RUSSELL I. ZUCKERMAN
   ---------------------------------------------
               Russell I. Zuckerman
                 Attorney-in-fact.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  2.1*    Agreement and Plan of Merger dated as of March 5, 2001 among
          Mpower Communications Corp. ("Mpower"), Mpower Holding
          Corporation ("Holding") and Mpower Merger Company, Inc.
          ("MergeCo")
  2.2     Amended and Restated Agreement and Plan of Merger among
          Mpower, Holding and MergeCo, dated as of April 12, 2001
          (included as Annex A to the proxy statement/prospectus
          contained in this registration statement)
  3.1     Certificate of Incorporation of Holding (Incorporated by
          reference to Holding's Registration Statement on Form S-4
          (File No. 333-39884-01) previously filed with the Commission on June 22, 2000, and amendments thereto)
  3.2     By-laws of Holding (Incorporated by reference to Holding's
          Registration Statement on Form S-4 (File No. 333-39884-01)
          previously filed with the Commission on June 22, 2000, and amendments thereto)
  3.3*    Form of Certificate of Amendment of Certificate of
          Incorporation of Holding
  3.4*    Form of Amended and Restated By-laws of Holding
  3.5*    Certificate of Incorporation of MergeCo filed on February
          28, 2001 with the Secretary of State of Delaware
  3.6*    By-laws of MergeCo adopted on March 1, 2001
  3.7     Articles of Incorporation and Amendments of Mpower
          (Incorporated by reference to (1) Mpower's Registration
          Statement on Form S-4 (File No. 333-38875) previously filed with the Commission on October 28, 1997, and amendments
          thereto; (2) Mpower's Registration Statement on Form S-4
          (file No. 333-39884) filed with the Commission on June 22,
          2000, and amendments thereto; and (3) Mpower's quarterly
          report on Form 10-Q (Commission File No. 0-24059) for the
          quarter ended June 30, 2000)
  3.8     Certificate of Change in Authorized Capital of Mpower
          (Incorporated by reference to Mpower's Registration
          Statement on Form S-3 (File No. 333-79863) previously filed with the Commission on June 3, 1999, and amendments thereto)
  3.9     Certificate of Change of Resident Agent and Location of
          Registered Office of Mpower filed on October 24, 2000 with the Secretary of State of Nevada (Incorporated by reference to Mpower's annual report on Form 10-K (File No. 0-24059)
          for the year ended December 31, 2000)
  3.10    By-laws of Mpower (Incorporated by reference to Mpower's
          Registration Statement on Form S-1 (File No. 333-49085)
          previously filed with the Commission on April 1, 1998, and amendments thereto)
  4.1     See Certificate of Incorporation of Holding filed as Exhibit
          3.1, By-Laws of Holding filed as Exhibit 3.2, the Form of
          Certificate of Amendment of Certificate of Incorporation of
          Holding filed as Exhibit 3.3, Certificate of Incorporation of MergeCo filed as Exhibit 3.5, Form of Amended and
          Restated By-laws of Holding filed as Exhibit 3.4, By-laws of
          MergeCo filed as Exhibit 3.6, Articles of Incorporation and
          Amendments of Mpower filed as Exhibit 3.7, Certificate of
          Change in Authorized Capital of Mpower filed as Exhibit 3.8,
          By-laws of Mpower filed as Exhibit 3.10
  4.2     Indenture dated as of September 29, 1997, between Mpower and
          Marine Midland Bank, as Trustee (Incorporated by reference to Mpower's Registration Statement on Form S-4 (File No.
          333-38875) filed with the Commission on October 28, 1997,
          and amendments thereto)
  4.3     Form of Note for Mpower's registered 13% Senior Secured
          Notes due 2004 (Incorporated by reference to Mpower's
          Registration Statement on Form S-4 (File No. 333-38875)
          filed with the Commission on October 28, 1997, and
          amendments thereto)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  4.4     Stockholders Agreement dated as of November 26, 1997, among
          Mpower, Maurice J. Gallagher, Jr. and certain investors
          identified therein (Incorporated by reference to Mpower's
          Registration Statement on Form S-4 (File No. 333-38875)
          filed with the Commission on October 28, 1997, and
          amendments thereto)
  4.5     Warrant Registration Rights Agreement dated as of September
          29, 1997, among Mpower, Bear, Stearns & Co. Inc. and Furman
          Selz LLC. (Incorporated by reference to Mpower's
          Registration Statement on Form S-4 (File No. 333-38875)
          filed with the Commission on October 28, 1997, and
          amendments thereto)
  4.6     Amended and Restated Registration Rights Agreement dated
          December 29, 1999, among Mpower and the purchasers of Series
          B convertible preferred stock and Series C convertible
          preferred stock (Incorporated by reference to Mpower's
          Registration Statement on Form S-3 (File No. 333-91353)
          filed with the Commission on November 19, 1999, and
          amendments thereto)
  4.7     Amended and Restated Securityholders' Agreement dated
          December 29, 1999, among Mpower and the purchasers of Series
          B convertible preferred stock and Series C convertible
          preferred stock (Incorporated by reference to Mpower's
          Registration Statement on Form S-3 (File No. 333-91353)
          filed with the Commission on November 19, 1999, and
          amendments thereto)
  4.8*    Form of Certificate of Designation of Series C Convertible
          Preferred Stock of Holding
  4.9*    Form of Certificate of Designation of Series D Convertible
          Preferred Stock of Holding
  4.10*   Form of Certificate of Designation of Series E Preferred
          Stock of Holding
  4.11    Certificate of Designation of Series C Convertible Preferred
          Stock of Mpower (Incorporated by reference to Mpower's
          Registration Statement on Form S-4 (File No. 333-39884)
          filed with the Commission on June 22, 2000, and amendments thereto)
  4.12    Certificate of Designation of Series D Convertible Preferred
          Stock of Mpower (Incorporated by reference to Mpower's
          annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1999)
  4.13    Certificate of Designation of Series E Preferred Stock of
          Mpower (Incorporated by reference to Mpower's annual report on Form 10-K (File No. 0-24059) for the year ended December
          31, 2000)
  4.14    Indenture dated as of March 24, 2000 between Mpower, Holding and HSBC Bank USA, as Trustee (Incorporated by reference to
          Mpower's Registration Statement on Form S-4 (File No.
          333-36672) filed with the Commission on May 10, 2000, and
          amendments thereto)
  4.15    First Supplemental Indenture dated as of May 31, 2000
          between Mpower and HSBC Bank USA (successor to Marine
          Midland Bank), as Trustee (Incorporated by reference to
          Mpower's Report on Form 8-K (File No. 0-24059) filed with
          the Commission on June 2, 2000)
  4.16    Registration Rights Agreement dated March 24, 2000 by and
          between Mpower, Holding, Bear Stearns, Salomon Smith Barney,
          Goldman Sachs, Merrill Lynch and Warburg Dillon
          (Incorporated by reference to Mpower's Registration
          Statement on Form S-4 (File No. 333-39884) filed with the
          Commission on June 22, 2000, and amendments thereto)
  4.17    Form of Exchange Note for Mpower's 13% Senior Notes due 2010
          (Incorporated by reference to Mpower's Registration
          Statement on Form S-4 (File No. 333-36672) filed with the
          Commission on May 10, 2000, and amendments thereto)
  4.18    Agreement and Plan of Merger dated as of April 17, 2000,
          among Primary Network Holdings, Inc., Mpower, and Mpower
          Merger Sub, Inc. (Incorporated by reference to Mpower's
          Registration Statement on Form S-4 (File No. 333-36672)
          filed with the Commission on May 10, 2000, and amendments
          thereto)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  4.19    Shareholders Agreement among Mpower, Brian Matthews, Carol
          Matthews, Charles Wiegert, Welton Brison, Tom Hesterman,
          Richard Phillips, John Alden, EC Primary LLC, Quantum
          Emerging Growth Partners, C.V., and TGV Partners, dated as of April 17, 2000 (Incorporated by reference to Mpower's
          Registration Statement on Form S-4 (File No. 333-36672)
          filed with the Commission on May 10, 2000, and amendments
          thereto)
  4.20    Letter Agreement among Mpower and EC Primary, L.P., Quantum
          Emerging Growth Partners C.V., Ravich Revocable Trust of
          1989, The Ravich Children Permanent Trust, U.S. Bancorp
          Libra, and TGV/Primary Investors LLC, dated as of April 17,
          2000 (Incorporated by reference to Mpower's Registration
          Statement on Form S-4 (File No. 333-36672) filed with the
          Commission on May 10, 2000, and amendments thereto)
  4.21    Rights Agreement dated as of December 11, 2000 between
          Mpower and Continental Stock Transfer and Trust Company
          (Incorporated by reference to Mpower's Report on Form 10-K
          (File No. 0-24059) filed with the Commission for the year
          ended December 31, 2000)
  5.1     Opinion of Shearman & Sterling regarding the legality of the securities being registered
  8.1     Opinion of Nixon Peabody LLP regarding tax matters
 10.1     Stock Option Plan of Mpower (Incorporated by reference to
          Mpower's Registration Statement on Form S-4 (File No.
          333-38875) filed with the Commission on October 28, 1997,
          and amendments thereto)
 10.2     Primary Network Holdings, Inc. Stock Option Plan
          (Incorporated by reference to Mpower's Registration
          Statement on Form S-8 (File No. 333-40458) filed with the
          Commission on June 29, 2000)
 10.3     Warrant Agreement dated September 29, 1997, between Mpower and Marine Midland Bank (Incorporated by reference to
          Mpower's Registration Statement on Form S-4 (File No.
          333-38875) filed with the Commission on October 28, 1997,
          and amendments thereto)
 10.4     Standard Office Lease Agreement dated July 1, 1997, between
          Mpower and Cheyenne Investments L.L.C. (Incorporated by
          reference to Mpower's Registration Statement on Form S-4
          (File No. 333-38875) filed with the Commission on October
          28, 1997, and amendments thereto)
 10.5     First Amendment to Lease dated May 1, 1998 between Cheyenne
          Investments, LLC and Mpower (Incorporated by reference to
          Mpower's annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1998)
 10.6     Second Amendment to Lease dated December 29, 1998 between
          Cheyenne Investments, LLC and Mpower (Incorporated by
          reference to Mpower's annual report on Form 10-K (File No.
          0-24059) for the year ended December 31, 1998)
 10.7     Merger Agreement between Mpower, MGC LJ.Net, Inc. and
          LJ.Net, Inc. dated as of March 15, 1999 (Incorporated by
          reference to Mpower's quarterly report on Form 10-Q (File
          No. 0-24059) for the quarter ended March 31, 1999)
 10.8     Securities Purchase Agreement dated as of April 5, 1999,
          among Mpower and the investors identified therein
          (Incorporated by reference to Mpower's quarterly report on
          Form 10-Q (File No. 0-24059) for the quarter ended March 31,
          1999)
 10.9     Employment/Stock Repurchase Agreement dated October 13,
          1999, between Mpower and Rolla P. Huff (Incorporated by
          reference to Mpower's annual report on Form 10-K (File No.
          0-24059) for the year ended December 31, 1999)
 10.10    Non-recourse Promissory Note dated October 13, 1999, from
          Rolla P. Huff to Mpower (Incorporated by reference to
          Mpower's annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1999)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 10.11    Stock Pledge Agreement dated October 13, 1999, between
          Mpower and Rolla P. Huff (Incorporated by reference to
          Mpower's annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1999)
 10.12    Agreement dated as of November 1, 1999, between Nield J.
          Montgomery and Mpower (Incorporated by reference to Mpower's annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1999)
 10.13    Standard Office Lease Agreement dated March 5, 1999, between
          Cheyenne Investments, LLC and Mpower (Incorporated by
          reference to Mpower's annual report on Form 10-K (File No.
          0-24059) for the year ended December 31, 1999)
 10.14    Aircraft Lease Agreement dated December 1999 between Mpower,
          Maurice J. Gallagher, Jr. and Timothy P. Flynn (Incorporated
          by reference to Mpower's annual report on Form 10-K (File
          No. 0-24059) for the year ended December 31, 1999)
 10.15    Amended and Restated Securities Purchase Agreement dated as of November 19, 1999, among Mpower and the investors
          identified therein (Incorporated by reference to Mpower's
          annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1999)
 10.16    Promissory Note dated December 30, 1999, from JK&B Capital
          III, L.P. to Mpower (Incorporated by reference to Mpower's annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 1999)
 10.17    Employment Letter dated August 8, 2000 between Mpower and
          Joseph M. Wetzel (Incorporated by reference to Mpower's
          annual report on Form 10-K (File No. 0-24059) for the year ended December 31, 2000)
 10.18    Retirement and Employment Agreement dated as of December 7,
          2000 between Mpower and Kent F. Heyman (Incorporated by
          reference to Mpower's annual report on Form 10-K (File No.
          0-24059) for the year ended December 31, 2000)
 13.1     Annual Report to security holders (Incorporated by reference to Mpower's annual report on Form 10-K (File No. 0-24059)
          for the year ended December 31, 2000)
 23.1     Consent of Arthur Andersen LLP
 23.2     Consent of Ernst & Young LLP
 23.3     Consent of Shearman & Sterling (included in Exhibit 5.1 to this Registration Statement)
 23.4     Consent of Nixon Peabody LLP (included in Exhibit 8.1 to
          this Registration Statement)
 24.1*    Power of Attorney
 99.1     Proxy of Mpower for Common Stock Holders
 99.2     Proxy of Mpower for Series C Convertible Preferred Stock
          Holders


---------------

*Previously filed with this registration statement on March 8, 2001.